As filed with the U.S. Securities and Exchange Commission on May 5, 2022

Registration No. 333-260447

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENSON HILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2000	85-3374823
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1001 North Warson Rd

St. Louis, Missouri 63132

Telephone: (314) 222-8218

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yevgeny Fundler

Chief Legal Officer

Benson Hill, Inc.

1001 North Warson Rd. St. Louis, Missouri 63132

Telephone: (314) 222-8218

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie F. Rizzo

Mikal B. Shaikh

Robert B. Womble

K&L Gates LLP

4350 Lassiter at North Hills Ave #300

Raleigh, NC 27609

Tel: (919) 743-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date of this registration.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 of Benson Hill, Inc. (File No. 333-260447), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on November 3, 2021 (the “Registration Statement”), is being filed to update certain information in the Registration Statement in connection with the effectiveness of Benson Hill, Inc.’s Registration Statement on Form S-1 (File No. 333-264228), declared effective by the SEC on May 4, 2022, and certain other information.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were previously paid by the registrant.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2022

PROSPECTUS

BENSON HILL, INC.

Primary Offering of

10,062,500 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

89,628,274 Shares of Common Stock

This prospectus relates to the resale by the selling securityholders named in this prospectus (or their permitted transferees) (the “Selling Securityholders”) of up to 89,628,274 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Benson Hill, Inc., a Delaware corporation (“Benson Hill”), (including (a) 8,066,000 shares held by the Sponsor (as defined below) and certain of its transferees (the “Sponsor Shares”) and (b) 1,996,500 shares held by the Sponsor and certain of its transferees subject to substantially the same terms and restrictions applicable to the Earn Out Shares (as defined below) (but which are not held in escrow) (the “Sponsor Earn Out Shares”). In addition, this registration statement registers the issuance by us of up to 10,062,500 shares of Common Stock that are issuable upon the exercise of 10,062,500 warrants issued in connection with the IPO (as defined below) of Star Peak Corp II (“STPC”) (the “Public Warrants”).

The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell their shares of Common Stock in the section entitled “Plan of Distribution.” We will pay certain offering fees and expenses and fees in connection with the registration of the securities covered by this prospectus and will not receive proceeds from the sale of the Common Stock by the Selling Securityholders. We will receive the proceeds from any exercise of any Public Warrants for cash.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “BHIL” and “BHIL WS,” respectively. On May 4, 2022 the closing price of our common stock was $3.45 and the closing price of our Public Warrants was $0.4399.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States:      We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf registration process.” Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 89,628,274 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon exercise of the Public Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

In addition, the market and industry data and forecasts that may be included in this prospectus, any post- effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

BASIS OF PRESENTATION AND GLOSSARY

Unless otherwise stated or unless the context otherwise requires, references to.

●	“Benson Hill” or to the “Company” are to (i) Old Benson Hill prior to giving effect to the merger and (ii) New Benson Hill after giving effect to the merger;
●	“Closing” refer to the closing of the transactions contemplated by the merger agreement;
●	“Earn Out Awards” are to incentive equity awards with a value equivalent to 1,854,451 shares of New Benson Hill Common Stock granted under, and subject to the terms of, the Incentive Plan to certain holders of Old Benson Hill Options and are, in addition to the terms of the Incentive Plan, subject to substantially similar vesting and forfeiture terms as the Earn Out Shares;
●	“Earn Out Period” are to the thirty -six- (36-) month period following the closing of the merger;
●	“Earn Out Shares” are to (i) 8,872,639 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $14.00 over any twenty (20) trading days within any thirty (30) consecutive trading-day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $14.00) (the “$14 Earn Out Shares”) and (ii) 8,872,639 restricted shares of New Benson Hill Common Stock which will be held in escrow until, and vest upon, the Closing Price (as defined in the merger agreement) of New Benson Hill Common Stock being greater than or equal to $16.00 over any twenty (20) trading days within any thirty (30) consecutive trading-day period (or upon a sale of the Company in which the price per share or implied price per share exceeds $16.00) (the “$16 Earn Out Shares”), in each case as such closing price vesting conditions may be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into New Benson Hill Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Common Stock outstanding; provided that, to the extent any Earn Out Shares do not vest within the Earn Out Period, such Earn Out Shares shall be transferred back to Benson Hill and cancelled;
●	“Founders Shares” are to those 10,062,500 shares of Class B Common Stock of STPC issued to the Sponsor on October 23, 2020, which shares later converted to Common Stock of the Company in connection with the Closing.
●	“GAAP” are to accounting principles generally acceptable in the United States of America;
●	“Holder Representative” are to the representative of the Pre-Closing Holders, selected in accordance with the terms of the merger agreement;
●	“Incentive Plan” are to the New Benson Hill 2021 Omnibus Incentive Plan;
●	“March 2022 Private Placement” are to the transactions between New Benson Hill and certain investors closing on March 25, 2022 involving the placement of (i) an aggregate of 26,150,000 shares of Common Stock, and (ii) an aggregate of 39 warrants exercisable to purchase an aggregate of 8,716,661 shares of Common Stock;
●	“March 2022 Warrants” are to the warrants issued by New Benson Hill in connection with the March 2022 Private Placement;
●	“merger” are to the merger of Old Benson Hill with and into Merger Sub, with Benson Hill surviving as a wholly-owned subsidiary of New Benson Hill;

●	“merger agreement” are to that certain Agreement and Plan of Merger, dated as of May 8, 2021, by and among Old Benson Hill, Benson Hill, and Merger Sub, as it may be amended and/or restated from time to time;
●	“Merger Sub” are to STPC II Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of STPC prior to the merger;
●	“New Benson Hill” are to Benson Hill, Inc. (formerly Star Peak Corp II), a Delaware corporation, after giving effect to the merger;
●	“New Benson Hill Common Stock” or “Common Stock” are to New Benson Hill Common Stock, par value $0.0001 per share;
●	“New Benson Hill Options” are to, with respect to each Benson Hill Option outstanding immediately prior to the effective time, an option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Option immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Warrant divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);
●	“New Benson Hill Preferred Stock” are to, at any time following the effective time, New Benson Hill Preferred Stock, par value $0.0001 per share. Following consummation of the merger, New Benson Hill is not expected to have any shares of New Benson Hill Preferred Stock outstanding;
●	“New Benson Hill Warrants” are to, with respect to each Benson Hill Warrant outstanding immediately prior to the effective time, a warrant to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Existing Benson Hill Common Stock subject to such Benson Hill Warrant immediately prior to the effective time multiplied by the exchange ratio set forth in the merger agreement (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Existing Benson Hill Common Stock subject to such Benson Hill Option divided by the exchange ratio set forth in the merger agreement (rounded up to the nearest whole cent);
●	“Old Benson Hill” are to Benson Hill, Inc. and its consolidated subsidiaries prior to giving effect to the merger;
●	“Old Benson Hill Options” are to options granted by Old Benson Hill to purchase Old Benson Hill Common Stock;
●	“Old Benson Hill Warrants” are to, collectively, warrants issued by Old Benson Hill to purchase Old Benson Hill Common Stock and/or Old Benson Hill Preferred Stock;
●	“Old Benson Hill Preferred Stock” are to, collectively, Old Benson Hill’s preferred stock, par value $0.001, designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock” (including the preferred stock designated as “Series C-1 Preferred Stock”) and “Series D Preferred Stock” in its Amended and Restated Certificate of Incorporation, as in effect prior to the Business Combination; “Pre-Closing Holders” are to all persons who held one or more shares of Old Benson Hill common stock, $0.001 par value per share (“Old Benson Hill Common Stock”), including common stock held by prior owners of Old Benson Hill Preferred Stock (other than shares owned by Old Benson Hill as treasury stock and dissenting shares), Old Benson Hill Options or Old Benson Hill Warrants immediately prior to the effective time;
●	“Charter” are to the second amended and restated certificate of incorporation of STPC;
●	“Sponsor” are to Star Peak Sponsor II LLC, a Delaware limited liability company;

●	“Sponsor Earn Out Shares” refer to the 1,996,500 shares of Common Stock owned by the Sponsor subject to substantially the same terms and restrictions as apply to Earn Out Shares (but which are not held in escrow);
●	“STPC” are to Star Peak Corp II before giving effect to the merger;
●	“STPC common stock” are to, prior to the effective time, collectively, STPC’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and STPC’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”);
●	“STPC’s IPO” are to STPC’s initial public offering of 40,250,000 units (which included the exercise of the underwriters’ option to purchase an additional 5,250,000 units at the initial public offering price to cover over-allotments, at an offering price of $10.00 per unit), each unit consisting of one (1) share of Class A Common Stock and one-fourth (1/4) of one whole warrant (the “public warrants”), each whole public warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment;
●	“2021 Warrants” are to, collectively, (i) the Public Warrants and (ii) the 6,553,454 warrants (the “Private Placement Warrants”) initially issued by STPC to the Sponsor in connection with STPC’s IPO entitling the holder thereof to purchase one (1) share of Common Stock at an exercise price of $11.50 per share, subject to adjustment; and
●	“we,” “us” and “our” are to New Benson Hill and its consolidated subsidiaries.

Unless specified otherwise, amounts in this prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

Beneficial ownership throughout this prospectus with respect to New Benson Hill’s stockholders is determined according to the rules of the Securities and Exchange Commission (“SEC”), which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “estimate,” “expect,” “intend,” “project,” “forecast,” “may,” “will,” “should,” “could,” “would,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions. Forward-looking statements contained in this report include, but are not limited to, statements about our ability to:

●	access, collect and use personal data about consumers;
●	execute our business strategy, including monetization of services provided and expansions in and into existing and new lines of business;
●	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;
●	consummate favorable transactions and successfully integrate acquired businesses;
●	obtain additional capital, including use of the debt and equity markets;
●	anticipate the impact of the COVID-19 pandemic and its effect on our business and financial conditions, and manage the associated operational risks;
●	anticipate the uncertainties inherent in the development of new business lines and business strategies;
●	retain and hire necessary employees;
●	increase brand awareness;
●	attract, train and retain effective officers, key employees or directors;
●	upgrade and maintain information technology systems;
●	acquire and protect intellectual property;
●	effectively respond to general economic and business conditions;
●	maintain our listing on the New York Stock Exchange;
●	enhance future operating and financial results;
●	anticipate rapid technological changes;
●	comply with laws and regulations applicable to our business, including laws and regulations related to data privacy and insurance operations;
●	stay abreast of modified or new laws and regulations applying to our business;
●	anticipate the impact of, and respond to, applicable new accounting standards;

●	respond to fluctuations in commodity prices and foreign currency exchange rates and political unrest and regulatory changes in international markets from various events, such as the current conflict in Ukraine;
●	anticipate the rise in interest rates that would increase the cost of capital;
●	anticipate the significance and timing of contractual obligations;
●	maintain key strategic relationships with partners and distributors;
●	respond to uncertainties associated with product and service development and market acceptance;
●	manage to finance operations on an economically viable basis;
●	anticipate the impact of new U.S. federal income tax laws, including the impact on deferred tax assets;
●	successfully defend litigation; and
●	successfully deploy the proceeds from the Merger (as defined below).

Forward-looking statements represent our estimates and assumptions only as of the date of this registration statement. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this registration statement, could affect our future results, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this report:

●	litigation, complaints, product liability claims and/or adverse publicity;
●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;
●	privacy and data protection laws, privacy or data breaches, or the loss of data; and
●	the impact of the COVID-19 pandemic and its effect on our business, financial condition and results of operations.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this registration statement are more fully described under the heading “Risk Factors” and elsewhere in this registration statement. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this registration statement describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this registration statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any of our forward-looking statements are based. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

We are an agri-food innovator that combines data science and machine learning with biology and genetics to unlock nature’s genetic diversity with our CropOS® food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, more nutritious, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed.

Background and Business Combination

The Company was originally known as Star Peak Corp II (“STPC”). On September 29, 2021, we consummated a business combination (the “Business Combination”) pursuant to the terms of the merger agreement, dated as of May 8, 2021, by and among STPC, Merger Sub and Old Benson Hill. In connection with the merger, STPC changed its name to “Benson Hill, Inc.” (“New Benson Hill”) and Old Benson Hill changed its name to “Benson Hill Holdings, Inc.”

Pursuant to the merger agreement, at the effective time of the merger, each outstanding share of Old Benson Hill common stock, including common stock held by prior owners of Old Benson Hill preferred stock (other than shares owned by Old Benson Hill as treasury stock and dissenting shares) (“Old Benson Hill Common Stock”), was cancelled and converted into the right to receive a number of shares of New Benson Hill common stock, par value $0.0001 per share (“New Benson Hill Common Stock” or “Common Stock”), in a ratio equal to 1.0754.

In addition, as of the Effective Time, each stock option to purchase shares of Old Benson Hill Common Stock (each, an “Old Benson Hill Option”), whether vested or unvested, and each warrant issued by Old Benson Hill to purchase Old Benson Hill Common Stock and/or Old Benson Hill preferred stock (each, a “Old Benson Hill Warrant”) that was outstanding immediately prior to the Effective Time was, by virtue of the occurrence of the Effective Time and without any action on the part of Old Benson Hill, STPC or any holder of Old Benson Hill equity thereof, assumed and converted into a New Benson Hill Option (as defined below) or a New Benson Hill Warrant (as defined below). Each Old Benson Hill Option was converted into an option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Old Benson Hill Common Stock subject to such Old Benson Hill Option immediately prior to the Effective Time multiplied by 1.0754 (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Old Benson Hill Common Stock subject to such Old Benson Hill Option divided by 1.0754 (rounded up to the nearest whole cent) (each, a “New Benson Hill Option”). Each Old Benson Hill Warrant was converted into a warrant to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Old Benson Hill Common Stock subject to such Old Benson Hill Warrant immediately prior to the Effective Time multiplied by 1.0754 (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Old Benson Hill Common Stock subject to such Old Benson Hill Warrant divided by 1.0754 (rounded up to the nearest whole cent).

In connection with the consummation of the merger, New Benson Hill entered into an earnout escrow agreement (the “Escrow Agreement”) with the stockholder representative and the escrow agent, which provides that 17,745,278 restricted shares of New Benson Hill Common Stock be held in escrow until, and vest upon, the achievement of certain earn-out thresholds prior to the third anniversary of the Closing (the “Earn Out Shares”). Pursuant to the terms of the Escrow Agreement, (i) one-half of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill Common Stock is greater than or equal to $14.00 over any 20 trading days within any 30 consecutive trading day period and (ii) one-half of the Earn Out Shares will vest if the dollar volume-weighted average closing price of the New Benson Hill Common Stock is greater than or equal to $16.00 over any 20 trading days within any 30 consecutive trading day period, in each case, prior to the expiry of the 36-month period following the Closing (the “Earn Out Period”). If the Earn Out Shares have not vested by the end of the Earn Out Period, such shares shall be released by the escrow agent to New Benson Hill for cancellation.

In connection with the consummation of the merger, the Sponsor agreed to convert 1,996,500 shares of Class B Common Stock of STPC into an equal number of shares of New Benson Hill Common Stock subject to substantially the same terms and restrictions as apply to the Earn Out Shares (but which are not held in escrow).

In connection with the consummation of the merger the Sponsor and certain other holders of New Benson Hill Common Stock (collectively, the “IRA Parties”), entered into that certain Investor Rights Agreement (the “IRA”). In accordance with the IRA, the IRA Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The IRA also provides that New Benson Hill will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Pursuant to the terms of the IRA, the Sponsor has the ability to nominate two directors (the “Investor Directors”) to the New Benson Hill board of directors (the “Board”). In the event that an Investor Director no longer serves on the Board due to such director’s death, disability, retirement, removal or resignation, until the third anniversary of the Closing and pursuant to the terms and conditions of the IRA, the Sponsor may designate a new individual to fill the vacancy.

Stock Exchange Listing

New Benson Hill’s Common Stock and Public Warrants are listed for trading on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 11 before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related to Benson Hill’s business and industry are summarized below.

Risks Relating to Our Business and Industry

●	We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.
●	We have a history of net losses and we may not achieve or maintain profitability.
●	We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.
●	We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.
●	Any collaboration arrangements that we may enter in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.
●	To compete effectively, we must introduce new products that achieve market acceptance.
●	The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.
●	Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.
●	The regulatory environment in the United States for our current and future products is uncertain and evolving.
●	The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.

●	Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.
●	To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
●	We are subject to numerous affirmative and negative covenants with respect to certain debt financings, which may impede our ability to execute our business plan and, if breached, may adversely affect our business, results of operations and financial condition.
●	Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.
●	Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.
●	We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
●	Our ability to successfully operate is largely dependent upon the efforts of certain of our key personnel. Any loss of such key personnel could negatively impact our operations and financial results.

Risks Relating to Ownership of Our Securities

●	The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
●	The market price of our common stock is highly volatile and you could lose all or part of your investment as a result.
●	If we are unable to remediate the material weaknesses in our internal control over financial reporting, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or failure to meet our periodic reporting obligations.
●	Issuances of additional common stock upon exercise of outstanding warrants could dilute common stockholders.
●	Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.
●	Certain of our stockholders may engage in business activities which compete with ours or otherwise conflict with our interests

Corporate Information

We were originally incorporated in the State of Delaware on October 8, 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. STPC completed its IPO in January 2021. In September 2021, our wholly-owned subsidiary merged with and into Old Benson Hill, with Old Benson Hill surviving the merger as a wholly-owned subsidiary of STPC. In connection with the consummation of the merger, we changed our name to Benson Hill, Inc. Our principal executive offices are located at 1001 N. Warson Rd., St. Louis, Missouri 63132.

Our telephone number is (314) 222-8218. Our website address is www.bensonhill.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of STPC’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	Benson Hill, Inc.

Issuance of Common Stock
Shares of our Common Stock to be issued upon exercise of all Public Warrants	10,062,500 shares

Use of proceeds	We will receive up to an aggregate of approximately $115.7 million from the exercise of all 10,062,500 Public Warrants, assuming the exercise in full of such Public Warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Public Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Use of Proceeds.”

Resale of Common Stock

Shares of Common Stock offered by the Selling Securityholders (including the Sponsor Shares and the Sponsor Earn Out Shares)	89,628,274 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders.

Market for Common Stock	Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BENSON HILL

The following table sets forth summary historical financial information derived from Benson Hill’s audited financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019.

You should read the following summary financial information in conjunction with Benson Hill’s Annual Report on Form 10-K, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Benson Hill’s historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
(In thousands, except per share data)	2021	2020	2019
Revenues	$147,212	$114,348	$79,523
Cost of sales	148,157	102,430	70,961
Gross (loss) profit	(945)	11,918	8,562
Operating expenses:
Research and development	40,578	29,457	24,810
Selling, general and administrative expenses	81,552	37,446	27,457
Impairment of goodwill	—	4,832	—
Total operating expenses	122,130	71,735	52,267
Loss from operations	(123,075)	(59,817)	(43,705)
Other expense (income):
Interest expense, net	4,490	6,708	195
Loss on extinguishment of debt	11,742	—	—
Change in fair value of warrants	(12,127)	661	—
Other income, net	(1,164)	(75)	(9)
Total other expense (income), net	2,941	7,294	186
Net loss before income tax	(126,016)	(67,111)	(43,891)
Income tax expense	231	48	19
Net loss	$(126,247)	$(67,159)	$(43,910)
Net loss per common share:
Basic and diluted loss per common share	$(1.04)	$(0.81)	$(0.65)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	121,838	83,295	67,707

	As of December 31,
(In thousands)	2021	2020
Balance Sheet Data:
Total assets	$534,897	$231,785
Total liabilities	283,450	99,103
Total stockholders’ equity	251,447	132,682
Total liabilities and stockholders’ equity	$534,897	$231,785

	Year Ended December 31,
(In thousands)	2021	2020	2019
Statement of Cash Flows Data:
Net cash used in operating activities	$(117,750)	$(52,678)	$(44,353)
Net cash used in investing activities	(154,589)	(100,672)	(4,546)
Net cash provided by financing activities	341,555	160,703	48,547
Effect of exchange rate changes on cash	4	(226)	(21)
Net increase (decrease) in cash and cash equivalents	69,220	7,127	(373)
Cash and cash equivalents, beginning of year	9,743	2,616	2,989
Cash and cash equivalent, end of year	$78,963	$9,743	$2,616

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ZFS CRESTON

The following table sets forth summary historical financial information derived from ZFS Creston’s audited financial statements as of October 31, 2021 and 2020, and for the years ended October 31, 2021 and 2020.

You should read the following summary financial information in conjunction with ZFS Creston’s financial statements and related notes appearing elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended October 31,
(In thousands)	2021	2020
Statement of Operations Data:
Revenues	$130,408	$101,734
Cost of sales	123,281	96,397
Gross profit	7,127	5,337
Selling, general, and administrative expenses	2,489	2,144
Income from operations	4,638	3,193
Other (income) expense
Interest (income) expense	(80)	312
Net Income	$4,718	$2,881

	Year Ended October 31,
(In thousands)	2021	2020
Cash Flow Data:
Net cash from operating activities	$856	$6,153
Net cash used in investing activities	(9,604)	(7,224)
Net cash from financing activities	8,748	1,071
Net change in cash	$—	$—

	As of October 31,
(In thousands)	2021	2020
Balance Sheet Data:
Total assets	$54,323	$44,950
Total liabilities	37,060	32,307
Members’ equity	17,263	12,643
Total liabilities and members’ equity	$54,323	$44,950

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma combined financial information gives pro forma effect to the Merger, the Acquisition and related Loan, and the PIPE investment as defined and more fully described below and elsewhere in this prospectus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the closing of the PIPE investment as if it had occurred on that date. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 does not include pro forma adjustments for the Merger or the Acquisition and related Loan as these transactions are already reflected in the Company’s historical audited balance sheet as of December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited consolidated statement of operations of Benson Hill for the year ended December 31, 2021, the historical unaudited condensed consolidated statement of operations of STPC for the period of January 1, 2021 through September 28, 2021, the day before the closing of the Merger, and the historical audited statement of operations of ZFS Creston for the year ended October 31, 2021, giving pro forma effect to the Merger, the Acquisition and related Loan, and the closing of the PIPE investment as if each had occurred as of January 1, 2021, the first day of the fiscal year.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, the Acquisition and related Loan, and the PIPE investment, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results.

The historical financial information of STPC was derived from the unaudited condensed consolidated financial statements of STPC for the period of January 1, 2021 through September 28, 2021 from the quarterly filings and books and records of STPC. The historical financial information of ZFS Creston was derived from the audited financial statements of ZFS Creston as of and for the year ended October 31, 2021, which are included elsewhere in this prospectus. The historical financial information of Benson Hill was derived from the audited financial statements of Benson Hill as of and for the year ended December 31, 2021, which are included elsewhere in this prospectus.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of STPC, ZFS Creston and Benson Hill and related notes included in this prospectus. The summary of unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Acquisition and also does not reflect any integration-related costs. Material intercompany transactions between Benson Hill and ZFS Creston during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

	Historical
		STPC
		Period of
		January 1,
		2021 through		Pro Forma
(In thousands)	Benson Hill	September 28, 2021	ZFS Creston	Combined
Statement of Operations Data-Year ended December 31, 2021:
Revenues	$147,212	$—	$130,408	$276,877
Cost of sales	148,157	—	123,281	277,299
Operating expenses	122,130	7,010	2,489	130,175
(Loss) income from operations	(123,075)	(7,010)	4,638	(130,597)
Net (loss) income	(126,247)	(33,608)	4,718	(196,816)

	Benson Hill	Pro Forma
(In thousands)	(Historical)	Combined
Balance Sheet Data-As of December 31, 2021:
Total current assets	$283,358	$364,451
Total assets	534,897	615,990
Total current liabilities	71,682	71,682
Total liabilities	283,450	329,899
Total stockholders’ equity	251,447	286,091
Total liabilities and stockholders’ equity	$534,897	615,990

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE INFORMATION

The following table sets forth the unaudited historical comparative share information for STPC, ZFS Creston and Benson Hill on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2021 after giving effect to the Merger, the Acquisition and related Loan, and the PIPE investment.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this prospectus, and the historical financial statements of STPC, ZFS Creston and Benson Hill and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project Benson Hill’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of Benson Hill and STPC would have been had the companies been combined during the periods presented.

	Historical
		STPC
		Period of
		January 1,
Year Ended December 31, 2021		2021 through			Pro Forma
(In thousands, except per share data)	Benson Hill	September 28, 2021	ZFS Creston		Combined
Net (loss) income	$(126,247)	$(33,608)	$4,718		$(196,816)
Weighted average shares used in computing net loss per share, basic and diluted(1)	121,838	10,012	N/A	(3)	177,953
Basic and diluted loss per common share(1)	$(1.04)	$(3.36)	N/A	(3)	$(1.11)
Book Value per share-basic and diluted(2)	$2.06	$(0.50)	N/A	(3)	$1.61
(1)	Weighted average shares used in computing net loss per share, basic and diluted, in the historical and pro forma scenario excludes the anti-dilutive common share equivalents of certain equity awards as the effects of potentially dilutive items were anti-dilutive given the historical and pro forma combined net loss. Refer to Note 7-Loss per Share within the section titled “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus for further information.
(2)	Book Value per share is equal to total equity, excluding shares of preferred stock and common stock subject to redemption, divided by weighted average shares outstanding.
(3)	As ZFS Creston is a limited liability company, which does not have common shares issued and outstanding, share information is not presented.

RISK FACTORS

An investment in our securities involves a high degree of risk. In evaluating our business, you should consider carefully the risks described below, as well as the other information contained in this report and in our other filings with the SEC. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business. The occurrence of any of these events or circumstances could individually or in the aggregate have a material adverse effect on our business, financial condition, cash flow or results of operations. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This report contains forward-looking statements; please refer to the cautionary statements made under the heading “Cautionary Note Regarding Forward Looking-Statements” for more information on the qualifications and limitations on forward-looking statements. References in this section to “we,” “our,” or “us” generally refer to Benson Hill, unless otherwise specified.

Risks Relating to Our Business and Operations

We have a limited operating history, which makes it difficult to evaluate our current business and prospects and may increase the risk of investment.

We are an early-stage food technology company with a limited operating history that to date has been focused primarily on research and development, software development, conducting field trials, pursuing initial commercialization efforts, building our management team and increasing our manufacturing capability. Investment in food technology development is a highly speculative endeavor. It entails substantial upfront research and development investment and, to the extent gene editing technology may be employed, there is significant risk that we will not be able to edit the genes in a particular plant to express a desired trait, or, once edited, we will not be able to replicate that trait across entire crops in order to commercialize the product candidate. Moreover, the regulatory pathway for our product candidates can be uncertain and could add significant additional cost and time to development.

Our limited operating history may make it difficult to evaluate our current business and our prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, gaining market acceptance of the products made using our gene editing and speed breeding platform and through our crop prototyping process, managing a complex regulatory landscape and developing new product candidates. We may also face challenges in scaling our supply chain in a cost-effective manner, as we will rely on contracting with seed production companies, seed distributors, farmers, crushers, millers, refiners, food companies and retailers, and logistics and transportation providers, in order to get our products to market. We may not be able to fully implement or execute on our business strategy or realize, in whole or in part within our expected time frames, the anticipated benefits of our growth strategies. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company focused on developing products in the field of food technology.

We have a history of net losses and we may not achieve or maintain profitability.

Our net losses were $126.2 million for the year ended December 31, 2021, $67.2 million for the year ended December 31, 2020 and $43.9 million for the year ended December 31, 2019. As of December 31, 2021, we had an accumulated deficit of $280.6 million. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future or at all, which may depress our stock price. Our future success will depend, in part, on our ability to grow revenue associated with closed loop production, production partnerships, the licensing of our intellectual property and our ability to market and sell additional products from our pipeline of product candidates.

The net losses we incur may fluctuate significantly from year-to-year and quarter-to-quarter, such that a period-to-period comparison of our results of operations may not be a reliable indication of our future performance, and it should not be considered such.

We may not be successful in our efforts to increase revenues, successfully commercialize products, generate revenue from licensing arrangements, or attain and maintain profitable operations. If we are unsuccessful in these efforts, our cash balances and operating cash flow alone will be insufficient to fund our longer-term capital and liquidity needs. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. Our business plan and financing needs are subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.

We expect we will need to raise additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product development efforts or other operations.

Since our inception, substantially all of our resources have been dedicated to the development of our core technology and product platforms, including purchases of property, plant and equipment. We believe that we will continue to expend substantial resources for the foreseeable future as we build and enhance our capabilities and commercialize our products. These expenditures are expected to include costs associated with research and development, manufacturing and supply, marketing and selling existing and new products, working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of our controlled environment agriculture facilities. In addition, other unanticipated costs may arise.

As of December 31, 2021, we had cash and cash equivalents and marketable securities of $182.7 million, term debt and notes payable of $84.1 million and an accumulated deficit of $280.6 million. For the year ended December 31, 2021, we incurred a net loss of $126.2 million, had negative cash flows from operating activities of $117.8 million, and violated certain financial covenants under our term debt agreement, which were subsequently amended or waived, as applicable. As described elsewhere in this Annual Report (including Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources, and Note 23— Subsequent Events, in the Notes to our Consolidated Financial Statements), in March 2022 we entered into subscription agreements with a number of investors that resulted in proceeds, net of issuance costs, of approximately $81.1 million. While we believe that our cash and cash equivalents and marketable securities on hand as of December 31, 2021, in addition to the proceeds from the subscription agreements completed in March 2022, are sufficient to meet the needs of operations, including working capital requirements, debt requirements and our currently planned capital expenditure requirements for a period of at least 12 months from the date of this Annual Report, we expect we will need to raise additional funding to achieve our strategic goals and execute our business plan.

Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, we have been funded primarily by equity and debt financings, including the issuance of convertible preferred stock, term debt, and revolving debt. See “We are subject to numerous affirmative and negative covenants with respect to certain debt financings. The covenants may impede our ability to execute our business plan and, if breached, may adversely affect our business, results of operations and financial condition” below.

The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize our research and development activities, obtaining adequate grower relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel.

We do not expect that we will be able to fund our longer-term capital and liquidity needs based on our current cash balances and operating cash flow alone. To the extent we continue to incur losses, our liquidity needs could increase. To fund our longer-term capital and liquidity needs, we expect we will need to secure additional capital. However, our business plan and financing needs are subject to change depending on, among other things:

●	the number and characteristics of any additional products or manufacturing processes we develop or acquire to serve new or existing markets;
●	the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;
●	the expenses associated with our sales and marketing initiatives;
●	our investment in manufacturing to expand our manufacturing and production capacity;
●	the costs required to fund domestic and international growth;
●	any lawsuits related to our products commenced against us;
●	the expenses needed to attract and retain skilled personnel;

●	the costs associated with being a public company;
●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property claims, including litigation costs and the outcome of such litigation; and
●	the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

We may seek to obtain additional funds through public or private equity or debt financings or other sources, such as strategic collaborations. Although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. We cannot guarantee that we will be able to meet existing financial covenants or that new financing will be available to us on favorable terms, or at all. Our failure to raise capital as and when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit, reduce or terminate our manufacturing, research and development activities, growth and expansion plans, establishment of sales and marketing capabilities or other activities that may be necessary to generate revenue and achieve profitability, any of which could have significant negative consequences for our business, financial condition and results of consolidated operations.

The market price of our common stock is highly volatile, which could lead to losses by investors and costly securities litigation.

The market price for our common stock is highly volatile. For example, since we consummated the Merger, the closing sales price of our common stock, which is listed on the NYSE under the symbol “BHIL,” has fluctuated from a high of $9.87 per share on September 29, 2021, the day we consummated the Merger, to a low of $2.60 per share on February 14, 2022. As of May 4, 2022, the closing sales price of our common stock was $3.45 per share. The stock market recently has experienced extreme volatility. This volatility often has appeared to be unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of our common stock at an attractive price due to a number of factors such as those listed in “Risks Relating to Our Business and Industry” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;
●	results of operations that vary from those of our competitors;
●	the impact of the COVID-19 pandemic and its effect on our business and financial conditions;
●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
●	declines in the market prices of stocks generally;
●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
●	strategic actions by us or our competitors;
●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
●	any significant change in our management;
●	changes in general economic or market conditions or trends in our industry or markets;
●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our common stock or other securities;
●	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
●	the development and sustainability of an active trading market for our common stock;
●	actions by institutional or activist stockholders;
●	changes in accounting standards, policies, guidelines, interpretations or principles; and
●	other events or factors, including those resulting from natural disasters, war, or the threat of war, in particular, the current conflict in Ukraine, acts of terrorism or responses to these events.

Broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance, financial results or prospects. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. Some companies that have had volatile market prices for their securities have been the target of a hostile takeover or subject to involvement by activist stockholders. If we were to become the target of such a situation, it could result in substantial costs and divert resources and the attention of executive management from our business.

The current market price of our securities may not be indicative of future market prices or intrinsic value, and we may not be able to sustain or increase the value of an investment in our securities. Investors in our securities may experience a decrease, which could be substantial, in the value of their securities, including decreases unrelated to our operating performance, financial results or prospects. Your only opportunity to achieve a return on your investment in our securities may be if the market price of our securities appreciates and you sell your securities at a profit. The market price for our securities may never exceed, and may fall below, the price that you paid for such securities. You could lose all or part of your investment in us as a result.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do.

The market for plant-based products is highly competitive, and we face significant direct and indirect competition in several aspects of our business. Mergers and acquisitions in the plant science, specialty food ingredient, and agricultural biotechnology and seed industries may result in the further concentration of resources among a smaller number of our competitors.

Most of our competitors have substantially greater financial, technical, marketing, sales, distribution, supply chain infrastructure, and other resources than we do, such as larger research and development staff, more experienced marketing, manufacturing, and supply chain organizations and more well-established sales forces. As a result, we may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins and/or the inability to achieve market acceptance for our products. We expect to continue to face significant competition in the markets in which we intend to commercialize our products.

Many of our competitors engage in ongoing research and development, and technological developments by our competitors could render our products less competitive or obsolete, resulting in reduced sales compared to our expectations. Our ability to compete effectively and to achieve commercial success depends in part on our ability to control manufacturing and marketing costs, effectively price and market our products, successfully develop an effective marketing program and an efficient supply chain, develop new products with properties attractive to customers, and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.

From time to time, certain companies that are potential competitors of ours may seek new traits or trait development technologies and may seek to license our technology for such purposes. We have, in the past, entered into such licensing arrangements and may enter into similar arrangements in the future. Some of these companies may have significantly greater financial resources than we do and may compete with our business, which could enable such competitors to use our technologies to develop their own products that would compete with our products.

We also anticipate increased future competition as new companies enter the market and new technologies become available, particularly in the area of gene editing. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by our competitors that are more effective or that enable them to develop and commercialize products more quickly, more efficiently or with lower expense than we do. Our ability to generate revenues from the commercialization of our products may be limited or prevented if for any reason our technology becomes obsolete or uneconomical relative to that of our competitors’ technologies.

Any collaboration arrangements that we may enter in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

We may seek collaboration arrangements with third parties for the development or commercialization of our products. To the extent that we decide to enter collaboration arrangements, we will face significant competition in seeking appropriate partners. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. We may not be successful in our efforts to establish and implement collaboration or other alternative arrangements should we so chose to enter such arrangements. The terms of any collaborations or other alternative arrangements that we may establish may not be favorable to us.

To compete effectively, we must introduce new products that achieve market acceptance.

In order to remain competitive and increase revenue, we must introduce new products from our pipeline of product candidates. If we fail to anticipate or respond to technological developments, market requirements, or consumer preferences, or if we are significantly delayed in developing and introducing products, our revenues will not increase.

Development of successful agricultural products using gene-editing technologies requires significant levels of investment in research and development, including laboratory, greenhouse and field testing, to demonstrate product effectiveness and can take several years or more. We incurred research and development expenses of $40.6 million in the year ended December 31, 2021, $29.5 million in the year ended December 31, 2020, and $24.8 million in the year ended December 31, 2019. We must commit significant resources and may incur obligations (such as royalty obligations or milestone fees) to develop new products before knowing whether our investments will result in products the market will accept and without knowing the levels of revenue, if any, that may be derived from these products.

Development of new or improved agricultural products involve risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

●	our products may not perform as expected in the field;
●	our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;
●	consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;
●	our competitors may develop new products that taste better or have other more appealing characteristics than our products;

●	our products may be viewed as too expensive by our customers as compared to competitive products;
●	our products may be difficult to produce on a large scale or may not be economical to grow;
●	intellectual property and other proprietary rights of third parties may prevent us or our collaborators from marketing and selling our products;
●	we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;
●	we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and
●	third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.

If our early testing of pipeline products is unsuccessful, we may be unable to complete the development of product candidates on a timely basis or at all.

We rely on early testing and research, including greenhouse activities and field trials, to demonstrate the efficacy of product candidates that we develop and evaluate. Field trials allow us to test product candidates in the field as well as to increase seed production, and to measure performance across multiple geographies and conditions. Successful completion of early testing is critical to the success of our product development efforts. If our ongoing or future testing is unsuccessful or produces inconsistent results or unanticipated adverse effects on the agronomic performance of our crops, or if the testing does not produce reliable data, our product development efforts could be delayed, subject to additional regulatory review or abandoned entirely. In addition, in order to support our commercialization efforts, it is necessary to collect data across multiple growing seasons and from different geographies. Even in cases where initial field trials are successful, we cannot be certain that additional field trials conducted on a greater number of acres or in different geographies will also be successful. Many factors that are beyond our control may adversely affect the success of these field trials, including unique geographic conditions, weather and climatic variations, disease or pests, or acts of protest or vandalism. Field trials, which may take up to two to three years, are costly, and any field trial failures that we may experience may not be covered by insurance and, therefore, could result in increased costs, which may negatively impact our business and results of operations.

The successful commercialization of our products depends on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products, and we may be unable to do so.

The production of commercial-scale quantities of seeds and products requires the multiplication of the plants or seeds through a succession of plantings and seed harvests. The cost-effective production of high-quality, high-volume quantities of any product candidates we successfully develop depends on our ability to scale our production processes to produce plants and seeds in enough quantity to meet demand. For example, food ingredients such as soybean oil and soy protein concentrate will require optimized production and commercialization of the underlying plant and seed harvests. We cannot assure that our existing or future seed production techniques will enable us to meet our large-scale production goals cost-effectively for the products in our pipeline. Even if we are successful in developing ways to minimize yield drag and enhance quality, we may not be able to do so cost effectively or on a timely basis, which could adversely affect our ability to achieve profitability. If we are unable to maintain or enhance the quality of our plants and seeds as we increase our production capacity, including through the expected use of third parties, we may experience reductions in customer or farmer demand, higher costs and increased inventory write-offs.

In addition, because of the length of time it takes to produce commercial quantities of marketable seeds, we will need to make seed production decisions well in advance of product sales. Our ability to accurately forecast supply can be adversely affected by several factors outside of our control, including changes in market conditions, environmental factors, such as pests and diseases, and adverse weather conditions. A shortfall in the supply of our products may reduce product revenue, damage our reputation in the market and adversely affect relationships. Any product surplus we have on hand may negatively impact cash flows, reduce the quality of our inventory and ultimately result in write-offs of inventory.

Additionally, we will take financial risk in our inventory given that we will have to keep the inventory at its net realizable value on our balance sheet. Fluctuations in the spot price of our crops in inventory could have negative impacts on our consolidated financial statements. Any failure on our part to produce enough inventory, or overproduction of a product, could harm our business, results of operations and financial condition. In addition, our customers may cancel orders, request a decrease in quantity, or make returns, which may lead to a surplus of our products.

While we estimate that the potential size of our target markets for our products is significant, that estimate has not been independently verified and is based on certain assumptions that may not prove to be accurate. Our ability to accurately forecast demand is dependent on the timing of customer decisions, qualification cycles, and other factors outside of our control. As a result, these estimates could differ materially from actual market sizes, which could result in decreased demand for our products and therefore adversely impact our future business prospects, results of operation and financial condition.

If we fail to manage our future growth effectively, our business could be materially adversely affected.

We have grown rapidly since inception and anticipate further growth. For example, our revenues increased from $79.5 million in 2019 to $114.2 million in 2020 to $147.2 million in 2021. Our full-time employee count as of December 31, 2021 has grown by approximately 500% since December 31, 2019. This growth has and is likely to continue to place significant demands on our management, financial, operational, technological and other resources. The anticipated growth and expansion of our business and our product offerings will continue to require significant additional resources to meet our needs, which may not be available in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.

The successful commercialization of our products may face challenges from public perceptions of gene-edited products and ethical, legal, environmental, health and social concerns.

The successful commercialization of our product candidates depends, in part, on public acceptance of gene-edited agricultural products.

Consumers may not understand the nature of our technologies or the scientific distinction between our non-transgenic gene-edited products and transgenic products of competitors. Non-transgenic gene-edited products are final products that do not contain any genes foreign to the plant species. As a result, they may transfer negative perceptions and attitudes regarding transgenic products to our products and product candidates. A lack of understanding of our technologies may also make consumers more susceptible to the influence of negative information provided by opponents of biotechnology. Some opponents of biotechnology actively seek to raise public concern about gene editing, whether transgenic or non-transgenic, by claiming that plant products developed using biotechnology are unsafe for consumption or that their use poses a risk of damage to the environment, or creates legal, social and ethical dilemmas. The commercial success of our products and product candidates may be adversely affected by such claims, even if unsubstantiated. Opponents of biotechnology have also vandalized the fields of farmers planting biotech seeds and facilities used by biotechnology companies, and any such acts of vandalism targeting the fields of our farmer partners, our field-testing sites or our research, production or other facilities could adversely affect our sales and our costs.

Negative public perceptions about gene editing can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations enacted in response could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Public pressure may also lead to increased regulation of products produced using biotechnology, further legislation regarding novel trait development technologies or administrative litigation concerning prior regulatory determinations, any of which could adversely affect our ability to sell our product or commercialize our product candidates. In addition, labeling requirements could heighten public concerns and make consumers less likely to purchase our food products containing gene-edited ingredients.

If our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers or animals are injured.

We sell our products in the human and animal food market segments. If our products become adulterated, misbranded or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case or judgment against us could also result in adverse publicity, damage to our reputation, and a loss of consumer or purchaser confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.

Products that we develop, and food containing our products, may fail to meet standards established by third-party non-GMO verification organizations, which could reduce the value of our products to customers.

Certain third-party organizations offer verification programs that seek to identify non-GMO products to consumers. These organizations verify the status of products (such as foods, beverages and vitamins) as non-GMO based on independently developed standards, and often authorize the display of specific markers or labels illustrating such status on the verified product’s packaging. Standards established by such third-party organizations for the verification of non-GMO status may differ from applicable regulatory legal standards applied by regulators in the United States. As a result, notwithstanding a determination as to the non-regulated status of a product pursuant to the regulatory procedures of the APHIS of the USDA (or a similar determination in other jurisdictions), our products, and third-party products that utilize our gene-edited products as ingredients, may fail to meet more restrictive or non-scientific standards imposed by these independent verification organizations, which could result in reduced sales of such products and have an adverse effect on our revenues.

If we are sued for defective products and if such lawsuits were determined adversely, we could be subject to substantial damages, for which insurance coverage is not available.

We may be held liable if any product we develop, or any product that uses or incorporates any of our technologies, is found unsuitable for use or consumption during marketing, sale, or consumption of our products. For example, the detection of an unintended trait in a commercial seed variety or the crops and products produced may result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or additional regulations relating to the integrity of the food supply chain from the farm to the finished product.

We identified a material weakness in our internal control over financial reporting. If we are unable to remediate the material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we are required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply to us as a public company. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

In connection with the preparation and audit of our consolidated financial statements, a material weakness was identified in our internal control over financial reporting relating to the years ended December 31, 2020 and 2019, which remains unremediated as of December 31, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design or maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel to appropriately analyze, record and disclose accounting matters commensurate with our accounting and reporting requirements. Further, we did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, and accurate financial accounting, reporting and disclosures.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to certain accounts and disclosures. The material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun implementation of a plan to remediate these material weaknesses, as discussed in Item 9A of this report. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Our independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after we are no longer an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect our business and operating results and could cause a decline in the price of our securities.

Our risk management strategies may not be effective.

Our business includes contracting with farmers to plant and harvest our proprietary seeds. While our proprietary seeds are not commodities, we purchase crops using a commodity base price. Therefore, we can be affected by fluctuations in agricultural commodity prices. Also, our business is affected by fluctuations in agricultural commodity prices to the extent we purchase commodity seeds for processing at our processing facilities. The legacy, non-proprietary commodity processing business of our newly acquired Creston and Seymour facilities further exposes us to commodity-based price fluctuations. From time to time, we engage in hedging transactions to manage risks associated with the fluctuation of commodity prices. Continued commodity volatility is expected and our commodity hedging activities may not sufficiently offset this volatility.

Entering into hedging transactions or utilizing other hedging techniques may not always be possible, our exposures may not always be fully hedged, and our hedging strategies may not be successful in mitigating our exposure to the financial risks presented by fluctuations in agricultural commodity prices. In addition, the use of hedging transactions involves certain risks, including the risk of an imperfect correlation between the risk sought to be hedged and the hedging transaction used, the possibility that our counterparty fails to honor its obligations, and the risk that we are unable to close out or unwind a hedging transaction on terms that are favorable to us, if at all. While we have implemented risk management policies, practices, and procedures to mitigate potential losses, they may not in all cases be successful in anticipating significant risk exposures and mitigating losses that have the potential to impair our financial position. Although we may enter into hedging transactions to seek to reduce the risks associated with fluctuations in agricultural commodity prices, we cannot make assurances that such hedging transactions will adequately protect us against these risks, and they may instead result in a poorer overall performance than if we had not engaged in such hedging transactions.

We depend on key management personnel and attracting, training and retaining other qualified personnel, and our business could be harmed if we lose key management personnel or cannot attract, train and retain other qualified personnel.

Our success and future growth depend largely upon the technical skills and continued service of our executive officers as well as other key employees. These executives and key employees have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. The loss of one or more executive officers or the failure by the executive team to effectively work with employees and lead the company could harm our business.

Additionally, the majority of our personnel is involved in research, development and regulatory activities and competition for these highly skilled employees is intense. Our business is therefore dependent on our ability to recruit, train and retain a highly skilled and educated workforce with expertise in a range of disciplines, including biology, biochemistry, plant genetics, agronomics, mathematics, agribusiness, and other subjects relevant to our operations. If we are unable to hire and retain skilled and highly educated personnel, it could limit our growth and hinder our research and development efforts. There can be no assurance that we will be successful in attracting or retaining such personnel and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Further, our success depends in part upon our ability to attract, train and retail a sufficient number of employees who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. We believe a critical component of our success has been our company culture and long-standing core values. We have invested substantial time and resources in building our team. If we are unable to hire and retain employees capable of meeting our business needs and expectations, or if we fail to preserve our company culture among a larger number of employees dispersed in various geographic regions as we continue to grow and develop the infrastructure associated with being a more mature public company, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company, which has and will continue to subject us to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which would increase our operating costs in future periods.

We incur increased costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a)(19) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel will devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. The increased costs contribute to our net loss. For example, these rules and regulations make it more difficult and more expensive to obtain director and officer liability insurance, compared to when we were a private company, and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of any additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Cybersecurity vulnerabilities, threats and more sophisticated and targeted computer crimes could pose a risk to our systems, networks, products and data.

Increased global cybersecurity vulnerabilities, threats, computer viruses and more sophisticated and targeted cyber-related attacks (such as the recent increasing use of “ransomware” and phishing attacks), as well as cybersecurity failures resulting from human error, catastrophic events (such as fires, floods, hurricanes and tornadoes), and technological errors, pose a risk to our systems, products and data as well as potentially to our employees’, customers’, partners’, suppliers’ and third-party service providers’ systems and data. An attack could result in security breaches, theft, lost or corrupted data, misappropriation of sensitive, confidential or personal data or information, loss of trade secrets, other intellectual property and commercially valuable information, production downtimes and operational disruptions. The financial and/or operational impact from such threats could negatively impact our business.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.

We are dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of our business. A failure of these information technology systems to perform as anticipated could cause our business to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact our business.

Our business activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters or acts of vandalism.

Our current headquarters and research and development facilities, which include an office, labs, greenhouses, field testing acreage and a demonstration test kitchen, are primarily located in St. Louis, Missouri. In addition, we acquired an established food grade white flake and soy flour manufacturing operation in Creston, Iowa in December 2021, and a soy crushing facility in Seymour, Indiana in September 2021, and in October 2021, we opened our new Crop Accelerator, a state-of-the-art, controlled environment research facility located near our St. Louis headquarters. Our seed production, field-testing and production and research take place primarily in the United States, with concentration in certain geographic regions. Third party warehousing for seed storage, and our limited number of processing partners (e.g., storage, transportation, crushers and refiners) are all currently located in the United States. We take precautions to safeguard our facilities, including through insurance coverage and by implementing health and safety protocols, however our insurance may not cover certain losses or our losses may exceed our coverage limits. A natural disaster, such as a hurricane, drought, fire, flood, tornado, earthquake, or other intentional or negligent acts, including acts of vandalism, could damage or destroy our equipment, inventory, development projects, field trials or data, and cause us to incur significant additional expenses to repair or replace the damaged physical facilities, which in the case of seed production may be the result of years of development work that is not easily or quickly reproduced, and could lengthen the development schedule for our pipeline of product candidates.

Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where our products are sold, man-made or natural disasters, actual or threatened war (such as the current conflict in Ukraine), terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, co-manufacturers, distributors, retailers, restaurant and foodservice customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and recent international trade disputes. In particular, consumers may reduce the amount of plant-based food products that they purchase where there are conventional animal-based protein offerings, which generally have lower retail prices. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors, retailers and foodservice customers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors, retailer and foodservice customers, our ability to attract new consumers, the financial condition of our consumers and our ability to provide products that appeal to consumers at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis.

To the extent we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

We may pursue acquisitions or investments that we believe will help us achieve our strategic objectives. For example, we acquired an established food grade white flake and soy manufacturing operation in Creston, Iowa in December 2021, and a soy crushing facility in Seymour, Indiana in September 2021. However, we may not be able to find other acquisition candidates in the future, and even if we do, we may not be able to complete acquisitions on favorable terms, if at all, and any such candidates may not be suitable for our business. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits. The pursuit of such acquisitions could divert management time and focus from operation of our then-existing business and any integration process will require significant time and resources, which we may not be able to manage successfully. In addition, any acquisitions we complete could be viewed negatively by our customers or consumers and cause decreases in customer loyalty or product orders, which could negatively impact our financial condition. An acquisition, investment or other transaction, such as the acquisition of the Creston and Seymour facilities, for example, may also result in unforeseen operating difficulties and expenditures by disrupting our ongoing operations, subjecting us to additional liabilities (both known and unknown) and increasing our expenses, any of which could have an adverse effect on our business, financial condition and operating results. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to retain and develop the acquired workforce, fail to integrate financial reporting systems, fail to manage the effects of unknown contingent liabilities, or are otherwise unable to successfully integrate the acquired business into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our securities and could result in dilution to our stockholders. For example, in connection with the Creston acquisition, we borrowed $80 million under a new debt facility to finance the purchase price of the Creston acquisition, with the potential to access an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022, if we achieve certain milestones. We used $80 million of this new debt facility to finance the purchase price of the Creston acquisition. If we incur more debt it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations. The integration of an acquired business such as Creston or any other acquired business, whether or not successful, requires significant efforts which may result in additional expenses and divert the attention of our management and technical personnel from other projects, which could disrupt our business and harm our business, financial condition and results of operations.

The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.

As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including restricting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely on have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.

As a result of the COVID-19 pandemic and government actions to contain it, related volatility in the financial markets and deterioration of national and global economic conditions, we could experience material adverse operational and financial impacts, including:

●	overall lower expenditures by potential commercial partners as a result of challenging economic circumstances arising from the COVID-19 pandemic and potentially continuing after the immediate crisis subsides;
●	disruptions and delays to our research and development pipeline resulting from a shutdown of our headquarters due to expanded governmental restrictions or illness among our personnel as a result of COVID-19, increased absenteeism among employees, or delays with respect to raw materials necessary for our research and development activities;

●	interruptions or delays in seed production or grain sales resulting from supply chain disruptions, including as a result of restrictions or disruptions to transportation or operational disruptions at warehousing, storage, crushing and/or refining facilities;
●	overall reduced operational productivity resulting from challenges associated with remote work arrangements, limited resources available to our employees (particularly with respect to our business development employees for whom in-person access to our customers and customer prospects has been significantly limited) and increased cybersecurity risks as a result of remote access to our information systems; and
●	constraints on financing opportunities resulting from dislocations in the capital markets, which may make it too costly or difficult for us to pursue public or private equity or debt financings on acceptable terms.

The degree to which COVID-19 impacts our business and results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the severity, duration and geographic spread of the outbreak, and the global, national, and regional actions to contain the virus and address its impact, including travel restrictions imposed, business closures or business disruption.

The resumption of normal business operations after interruptions caused by COVID-19 may be delayed or constrained by lingering effects of COVID-19 on us or our suppliers, third-party service providers, counterparties in collaboration arrangement or licenses, or customers. Even after the COVID-19 outbreak has subsided, we may experience material and adverse impacts on its business, operating results, and financial condition as a result of the global economic impact of COVID-19 outbreak, including any recession that has occurred or may occur in the future.

The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

Risks Relating to Our Industry

The overall agricultural industry is susceptible to commodity price changes and we are exposed to market risks from changes in commodity prices.

Conditions in the U.S. agricultural industry significantly impact our operating results. Changes in the prices of commodities products could result in higher overall cost along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We are susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

The ability to grow our products is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in harvesting delays or loss of crops for farmers and cause us to be delayed, or to fail entirely in delivering product to customers, resulting in loss of revenue. Furthermore, significant fluctuations in market prices for agricultural inputs and crops could also have an adverse effect on the prices of our products.

The ability to grow our products is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to remedy or control such diseases and infestations will continue to be effective. These diseases and infestations can also increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, financial position and results of operations.

Risks Relating to Regulatory and Legal Matters

The regulatory environment in the United States for our current and future products is uncertain and evolving.

Changes in applicable regulatory requirements could result in a substantial increase in the time and costs associated with developing our products and negatively impact our operating results. While the USDA and the FDA currently have petition processes that we have successfully completed in the past, these processes and the manner in which the USDA and the FDA interpret their own regulations may change in the future, negatively impacting our speed to market and cost to launch product candidates. We cannot predict whether advocacy groups will challenge existing regulations and USDA or FDA determinations or whether the USDA or the FDA will alter the manner in which it interprets its own regulations or institutes new regulations, or otherwise modifies regulations in a way that will subject our products to more burdensome standards, thereby substantially increasing the time and costs associated with developing our product candidates.

The regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty how our products will be regulated.

The regulatory environment around gene editing in plants for food ingredients is greatly uncertain outside of the United States and varies greatly from jurisdiction to jurisdiction. Each jurisdiction may have its own regulatory framework regarding genetically modified foods, which may include restrictions and regulations on planting and growing genetically modified plants and in the consumption and labeling of genetically modified foods and could apply to our products. To the extent regulatory frameworks outside of the United States are not receptive to our gene-editing technologies, our ability to expand internationally may be limited.

Complying with the regulatory requirements outside the United States will be costly and time-consuming, and there is no guarantee we will be able to commercialize our products outside of the United States.

We cannot predict whether or when any jurisdiction will change its regulations with respect to our products. Advocacy groups have engaged in publicity campaigns and filed lawsuits in various countries against companies and regulatory authorities, seeking to halt regulatory approval or clearance activities or influence public opinion against genetically engineered and/or gene-edited products. In addition, governmental reaction to negative publicity concerning our products could result in greater regulation of genetic research and derivative products or regulatory costs that render our products cost prohibitive.

The scale of the commodity food and agricultural industry may make it difficult to monitor and control the distribution of our products. As a result, our products may be sold inadvertently within jurisdictions where they are not approved for distribution. Such sales may lead to regulatory challenges or lawsuits against us, which could result in significant expenses and management attention.

Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

Agricultural production and trade flows are subject to government policies and regulations. Governmental policies and approvals of technologies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products can influence the planting of certain crops, the location and size of crop production, and the volume and types of imports and exports. In addition, as we grow our business, we may be required to secure additional permits and licenses. For example, we are required to obtain a seed permit from each state in which we sell seed and, as we expand into additional states, we will be required to acquire seed permits in those additional states. In addition, future government policies in the United States or in other countries may discourage our customers from using our products or encourage the use of products more advantageous to our competitors, which would put us at a commercial disadvantage and could negatively impact our future revenues and results of operations.

We are subject to numerous environmental, health and safety laws and regulations relating to our use of biological materials and our food production operations. Compliance with such laws and regulations could be time consuming and costly.

We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. Our research and development processes involve the controlled use of hazardous materials, including biological materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remediate such contamination, and our liability may exceed any insurance coverage and our total assets. Compliance with environmental, health and safety laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts or result in increased expense of compliance.

We are also subject to the food safety regulations of the jurisdictions where our facilities are located and our products are distributed, and failure to comply with such food safety regulations can result in substantial fines and penalties. Specifically, we are subject to the FSMA, which enhances the FDA’s ability to regulate the growing, harvesting, manufacturing, processing, labeling, packaging, distributing and marketing of food in the United States. The FDA has been active in implementing the requirements of the FSMA by issuing regulations to reduce the risk of contamination in food manufacturing. These regulations affect our daily operations, particularly those of our newly acquired Creston and Seymour facilities, and in order to remain in compliance we these regulations we may be required to modify our operations, purchase new equipment or make capital improvements. Any such modifications, improvements, fines or penalties could have an adverse effect on our business, financial condition and results of operations.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. We are not currently party to any material litigation. Even when not merited, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the merger or other ownership changes.

We have incurred losses during our history and do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2021, we had U.S. federal net operating loss carryforwards of approximately $229.7 million.

Under the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the U.S. Internal Revenue Service, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Relating to Intellectual Property

Patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position.

The patent positions of biotechnology companies and other actors in our fields of business can be highly uncertain and involve complex scientific, legal and factual analyses. The interpretation and breadth of claims allowed in some patents covering biological compositions may be uncertain and difficult to determine and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated, narrowed or circumvented. Challenges to our or our licensors’ patents and patent applications, if successful, may result in the denial of our or our licensors’ patent applications or the loss or reduction in their scope. In addition, defending against such challenges may be costly and involve the diversion of significant management time. Accordingly, rights under any of our patents may not provide us with enough protection against competitive products or processes and any loss, denial or reduction in scope of any of such patents and patent applications may have a material adverse effect on our business.

Even if not challenged, our patents and patent applications may not adequately protect our product candidates or technology or prevent others from designing their products or technology to avoid being covered by our patent claims. If the breadth or strength of protection provided by the patents we own or license is threatened, it could dissuade companies from partnering with us to develop, and could threaten our ability to successfully commercialize, our product candidates.

If we fail to obtain and maintain patent protection and trade secret protection of our product candidates and technology, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and have a material adverse effect on our business.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents in all countries and jurisdictions throughout the world would be prohibitively expensive. Patent prosecution must be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.

Competitors may use our technologies in jurisdictions where we or our licensors do not pursue and obtain patent protection. Further, competition may export otherwise infringing products to territories where we or our licensors have patent protection, but where the ability to enforce those patent rights is not as strong as in the United States. These products may compete with our products and our intellectual property rights and such rights may not be effective or enough to prevent such competition.

In addition, changes in, or different interpretations of, patent laws in the United States and other countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any notice or compensation to us or may limit the scope of patent protection that we or our licensors are able to obtain. The laws of some countries do not protect intellectual property rights to the same extent as United States laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

Furthermore, proceedings to enforce our patent rights and other intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded to us, if any, may not be commercially meaningful, while the damages and other remedies we may be ordered to pay such third parties may be significant. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Third parties may assert rights to inventions we develop or otherwise regard as our own.

Third parties may in the future make claims challenging the inventorship or ownership of our or our licensors’ intellectual property. We may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective or are in conflict with prior or competing contractual obligations of assignment. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property and associated products and technology or may lose our rights in that intellectual property.

We may be unsuccessful in developing, licensing or acquiring intellectual property that may be required to develop and commercialize our product candidates.

Our programs may involve additional product candidates that may require the use of intellectual property or proprietary rights held by third parties; the growth of our business may depend in part on our ability to acquire, in-license or use these intellectual property and proprietary rights.

However, we may be unable to acquire or in-license any third-party intellectual property or proprietary rights that may be key to development. Even if we can acquire or in-license such rights, we may be unable to do so on commercially reasonable terms. The licensing and acquisition of third-party intellectual property and proprietary rights is a competitive area, and several more established companies are also pursuing strategies to license or acquire third-party intellectual property and proprietary rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and agricultural development and commercialization capabilities.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license intellectual property and proprietary rights to us. We also may be unable to license or acquire third-party intellectual property and proprietary rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully acquire or in-license rights to required third-party intellectual property and proprietary rights or maintain the existing intellectual property and proprietary rights we have, we may have to cease development of the relevant program, product or product candidate, which could have a material adverse effect on our business.

Risks Relating to Outstanding Warrants

The Company’s outstanding warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders.

As further discussed in Note 3 to the audited consolidated financial statements under the heading “Merger With Star Peak Corp II,” the outstanding Private Placement Warrants and Public Warrants to purchase an aggregate of 16.6 million shares of common stock are exercisable 12 months from the consummation of STPC’s initial public offering (i.e., January 8, 2022). Each such warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment. These warrants may be exercised only for a whole number of shares of common stock. In addition, in connection with the issuance of certain notes payable, the Company issued additional private warrants (see Note 14 to the audited consolidated financial statements under the headings “Notes Payable Warrants” and “Convertible Notes Payable Warrants”). In addition, we have issued the March 2022 Warrants (see Note 23 to the audited consolidated financial statements). To the extent any of such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

The Private Placement Warrants and the Public Warrants were issued in registered form under a warrant agreement (the “Warrant Agreement”) between us and Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreement provides that the terms of the Private Placement Warrants and the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment.

Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants or March 2022 Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. We have the ability to redeem any outstanding March 2022 Warrant at any time prior to its expiration, at a price of (x) $0.10 times (y) the Applicable Number of such March 2022 Warrant, provided that the last reported sales price of Common Stock exceeds $9.75 per share (subject to adjustment for forward and reverse stock splits and the like) for any twenty (20) trading days within a thirty (30) trading-day period, provided certain other conditions are met.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered. Redemption of the outstanding Public Warrants could force warrantholders (i) to exercise their Public Warrants and pay the exercise price therefore at a time when it may be disadvantageous to do so, (ii) to sell their Public Warrants at the then-current market price when a warrantholder might otherwise wish to hold its Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants. The Public Warrants are currently listed on the NYSE under the symbol “BHIL WS.”

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until a warrant holder acquires shares of common stock upon exercise of their warrants, they will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of their warrants, they will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Relating to our Financings

We are subject to numerous affirmative and negative covenants with respect to certain debt financings. The covenants may impede our ability to execute our business plan and, if breached, may adversely affect our business, results of operations and financial condition.

Risks Relating to Avenue Capital Loan

On December 29, 2021 we and certain of our subsidiaries (collectively, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Avenue Capital Management II, L.P. (the “Agent”), as administrative agent and collateral agent for several funds managed by the Agent (the “Lenders”), pursuant to which the Lenders loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022, if we achieve certain milestones (the “Avenue Capital Loan”).

The Avenue Capital Loan is secured by a security interest granted by the Borrowers to the Lenders in collateral consisting of all of each Borrower’s right, title and interest in all receivables, equipment, fixtures, general intangibles, inventory, investment property, deposit accounts, shares, goods, records, and other personal property of the Borrowers, and any proceeds of each of the foregoing, subject to certain specified limitations.

The Loan Agreement and other documentation entered into by the Borrowers in connection with the Avenue Capital Loan contain numerous affirmative and negative covenants on the part of the Borrowers in favor of the Agent and the Lenders. If we breach these covenants, the Agent may declare all amounts immediately due and payable and exercise its rights with respect to the security for those loans.

Among the affirmative covenants are a covenant on the part of the Borrowers to maintain at all times a “remaining months liquidity” of at least six months. Among the negative covenants are covenants requiring the Borrowers to obtain the Agent’s and/or the Lenders’ consent, subject to certain specified exceptions, prior to undertaking certain actions, including to: enter into a new business line; liquidate or dissolve, enter into any change of control transaction, or acquire another entity; sell, transfer, lease or license any assets other than in the ordinary course of business; make any loans, guarantees, advances or investments; prepay any indebtedness; repay any subordinated indebtedness; pay or declare dividends; take on any new indebtedness; create or incur any new liens; enter into any new personal property lease with an aggregate value of more than $1.5 million annually; make material changes to our insurance policies; or give material discounts, credits or rebates on an existing right to receive payment. These covenants may impede the Company in its ability to execute its business plan in the most efficient and effective manner.

If the Avenue Capital Loan covenants are breached, we plan to attempt to secure a waiver of those covenants or an amendment that modifies the covenants, but there are no assurances that we will be able to comply with our future covenants without such a waiver or amendment, or that we will be successful in obtaining a waiver or an amendment.

Our stockholders may experience dilution as a result of the Avenue Capital Loan

At any time after six months from the initial closing of the Avenue Capital Loan and before the 42-month anniversary of the initial closing of the Avenue Capital Loan, up to $20 million of the principal amount of the Loan then outstanding may be converted

(at a Lender’s option) into shares of our common stock (the “Conversion Option”), as further discussed in Note 13 to the audited consolidated financial statements under the heading “Convertible Notes Payable.”

As additional consideration for the Avenue Capital Loan, the Lenders received warrants (the “Convertible Notes Payable Warrants”) exercisable or exchangeable (at a Lender’s option) for shares of our common stock, as further discussed in Note 14 to the audited consolidated financial statements under the heading “Convertible Notes Payable Warrants.”

The exercise of the Conversion Option and/or the exercise of the Convertible Notes Payable Warrants could result in dilution for our existing stockholders.

Risks Relating to First National Bank of Omaha Loan

The operations of our wholly-owned subsidiary, Dakota Dry Bean Inc. (“DDB”), have been funded in part through a term loan from First National Bank of Omaha (“FNBO”) and a revolving line of credit provided by FNBO. These debt financings require DDB to comply with financial covenants, for which DDB will likely require financial support from us to remain in compliance. These same debt financings also require us to maintain a minimum cash balance. If we breach any of these covenants, FNBO may declare all amounts immediately due and payable and exercise its rights with respect to the security for those debt financings.

If the FNBO covenants are breached, we plan to attempt to secure a waiver of those covenants or an amendment that modifies the covenants, but there are no assurances that we will be able to comply with our future covenants without such a waiver or amendment, or that we will be successful in obtaining a waiver or an amendment.

Additional Risks Relating to Ownership of Our Securities

The future exercise of registration rights may adversely affect the market price of our common stock.

Certain of our stockholders have registration rights for restricted securities. Upon consummation of the Merger, the Company, the Sponsor, and certain other holders of our common stock (collectively, the “IRA Parties”) entered into that certain Investor Rights Agreement (the “IRA”), which provides for customary “demand” and “piggyback” registration rights, including an agreement to file a resale registration statement for the benefit of either or both of the Existing Investors (as defined in the IRA) or the New Investors (as defined in the IRA) when certain conditions are met. Sales of a substantial number of shares of common stock pursuant to any such resale registration statement in the public market could occur at any time such resale registration statement remains effective. In addition, certain registration rights holders can require underwritten offerings to sell their securities. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th subject to compliance with periodic reporting requirements for a period of at least 12 months or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In order to continue listing our securities on the NYSE, we will be required to maintain certain financial, distribution and stock price levels. Generally, we will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 300 public holders).

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Almost all of the Company’s outstanding warrants are accounted for as liabilities and the changes in value of the warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement.

As a result of the SEC Statement, we reevaluated the accounting treatment of our warrants outstanding at the time, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. In addition, most of our additional warrants issued since have similarly been classified as derivative liabilities. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. Our consolidated financial statements and results of operations may fluctuate quarterly, as a result of the recurring fair value measurement of our outstanding warrants, based on factors which are outside of our control. Due to the recurring fair value measurement, we may recognize non-cash gains or losses on our outstanding warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

Because there are no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, our common stock price and its trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover our business downgrade our common stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our stockholders in the public market following the merger could cause the market price of our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Merger, certain substantial holders of our common stock have agreed, subject to certain exceptions, (i) not to transfer or dispose of their shares of our common stock until (x) the earlier of six months after the consummation of the Merger and (y) the date after the closing on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their equity holdings in us for cash, securities or other property, and (ii) not engage, directly or indirectly, in any short sales or other hedging or derivative transactions involving our common stock or warrants beginning on the date that the merger agreement is executed and ended six months after the consummation of the Merger. In addition, Star Peak Sponsor II LLC (the “Sponsor”) and certain of its transferees have agreed, subject to certain exceptions, not to transfer or dispose of their shares of our common stock during the period from the date of the closing of the Merger through the earlier of (i) the first anniversary of the consummation of Merger, (ii) the date that the closing price of our common stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the Merger and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares of our common stock held by certain other of our stockholders will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144 under the Securities Act (“Rule 144”), when such rule becomes applicable to us. In addition, pursuant to the IRA, the IRA Parties will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our second amended and restated certificate of incorporation and second amended and restated bylaws have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in premium over the market price for the shares held by our stockholders.

These provisions, among other things:

●	authorize our board of directors to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to our existing common stock;
●	eliminate the ability of stockholders to fill vacancies on our board of directors;
●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;
●	permit our board of directors to establish the number of directors, provided that the board must consist of at least five and no more than fifteen directors;
●	provide that our board of directors is expressly authorized to make, alter or repeal our second amended and restated bylaws;
●	require, prior to the third anniversary of the closing of the Merger, the affirmative vote of at least 66 2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend our second amended and restated bylaws and specific provisions of our second amended and restated certificate of incorporation; and
●	limit the jurisdictions in which certain stockholder litigation may be brought.

As a Delaware corporation, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of our company.

These anti-takeover provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our second amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our second amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or second amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, our second amended and restated certificate of incorporation provides that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Certain of our stockholders, including the Sponsor, may engage in business activities which compete with us or otherwise conflict with our interests.

Certain of our stockholders are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our second amended and restated certificate of incorporation provides that none of the Sponsor, any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Our stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding Public Warrants for cash, we will receive an aggregate of approximately $115.7 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Public Warrants, if any, for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Public Warrants. There is no assurance that the holders of the Public Warrants will elect to exercise for cash any or all of such Public Warrants. To the extent that any Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Public Warrants offered hereby is determined by reference to the exercise price of the Public Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “BHIL WS.”

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Common Stock and Public Warrants are currently listed on the NYSE under the symbol “BHIL” and “BHIL WS,” respectively.

The closing price of the Common Stock and Public Warrants on May 4, 2022, was $3.45 and $0.4399 respectively.

Holders

As of May 2, 2022, there were approximately 227 holders of record of our Common Stock, approximately 1 holder of record of the Public Warrants, and 1 holder of record of the Private Placement Warrants.

Such numbers do not include Depository Trust Company participants or beneficial owners holding our securities through nominee names.

Dividend Policy

Holders of our Common Stock are entitled to receive dividends when they are declared by our Board of Directors. We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends in the foreseeable future, retaining future earnings, if any, for future operations, expansion and debt repayment. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. In addition, our Board of Directors is not currently contemplating and does not anticipate declaring any cash dividends in the foreseeable future.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Merger with Star Peak Corp II

On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated a merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”).

Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc (“New Benson Hill”) and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc.

The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Under this method of accounting, STPC is treated as the “acquired” company and Legacy Benson Hill is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. This accounting treatment determination was primarily based on the following:

●	Legacy Benson Hill’s existing stockholders hold the majority of voting rights in New Benson Hill and are the largest single voting interest block in New Benson Hill;
●	Legacy Benson Hill’s senior management comprises all of the senior management of New Benson Hill;
●	The directors nominated by Legacy Benson Hill represent the majority of the directors on the board of directors of New Benson Hill; and
●	Legacy Benson Hill’s operations comprise the ongoing operations of New Benson Hill.

Acquisition of ZFS Creston

On December 30, 2021, Benson Hill, Inc. (“Benson Hill” or the “Company”) and its wholly owned subsidiary, DDB Holdings, Inc. (“DDB Holdings”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with ZFS Creston, LLC (“ZFS Creston”), the sellers party to the Purchase Agreement (the “Sellers”), and ZFS Solutions, LLC, as representative of the Sellers. Pursuant to the Purchase Agreement, and concurrently with the execution thereof, the Company acquired all of the outstanding membership interests in ZFS Creston from the Sellers for aggregate cash consideration of approximately $102 million, subject to the adjustments set forth in the Purchase Agreement for cash, debt and working capital (the “Acquisition”).

On December 29, 2021, in connection with the acquisition of ZFS Creston described above, the Company and its directly or indirectly wholly-owned subsidiaries Benson Hill Holdings, Inc., BHB Holdings, LLC, DDB Holdings, Inc., Dakota Dry Bean Inc., Benson Hill Seeds Holding, Inc., Benson Hill Seeds, Inc., Benson Hill Fresh Holdings, LLC, Benson Hill Fresh, LLC, J&J Produce, Inc., J&J Southern Farms, Inc., and Trophy Transport, LLC (the Company and such subsidiaries are each individually referred to as a “Borrower” and are all collectively referred to as the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Avenue Capital Management II, L.P. (the “Agent”), as administrative agent and collateral agent for several funds managed by the Agent (each such fund is individually referred to as a “Lender” and all such funds are collectively referred to as the “Lenders”), wherein on such date the Lenders loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022 upon the Company’s achievement of certain milestones (the “Loan”).

PIPE Investment

On March 24, 2022, Benson Hill entered into definitive subscription agreements (“Subscription Agreements”) with the Selling Securityholders providing for the private placement to the Selling Securityholders of an aggregate of 26,150 units (collectively, the “Units”) at a price of $3.25 per Unit. Each Unit consisted of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) the March 2022 Warrants for an aggregate purchase price of approximately $85.0 million. The aggregate amount of Common Stock underlying the March 2022 Warrants is 8,717 shares. The closing of the private placement occurred on March 25, 2022 (the “Closing”). Each March 2022 Warrant has an exercise price equal to (x) $3.90 times (y) the Applicable Number of such March 2022 Warrant, is immediately exercisable, and expires five years from the date of issuance, and is subject to customary adjustments. The March 2022 Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed a specified threshold set forth therein, subject to increase to up to 19.99% (or, in the case of certain Investors, a lower specified maximum threshold requested by such Investors). Each March 2022 Warrant is redeemable by the Company for an amount equal to (x) $0.10 times (y) the Applicable Number of such March 2022 Warrant upon the Common Stock trading greater than $9.75 per share for 20 of 30 consecutive trading days. The PIPE investment closed on March 25, 2022 and the Company incurred issuance costs of $3.9 million.

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined balance sheet as of December 31, 2021 gives pro forma effect to the closing of the PIPE investment as if it had occurred on that date. The unaudited pro forma combined balance sheet as of December 31, 2021 does not include pro forma adjustments for the Merger or the Acquisition and related Loan as these transactions are already reflected in the Company’s historical audited balance sheet as of December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited consolidated statement of operations of Benson Hill for the year ended December 31, 2021, the historical unaudited condensed consolidated statement of operations of STPC for the period of January 1, 2021 through September 28, 2021, the day before the closing of the Merger, and the historical audited statement of operations of ZFS Creston for the year ended October 31, 2021, giving pro forma effect to the Merger, the Acquisition and related Loan, and the closing of the PIPE investment as if each had occurred as of January 1, 2021, the first day of the fiscal year. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, the Acquisition and related Loan, and the PIPE investment, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma combined balance sheet and statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma combined balance sheet and statement of operations. In addition, the unaudited pro forma combined balance sheet and statement of operations was derived from, and should be read in conjunction with, the following historical financial statements and accompanying notes, the section entitled “Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the prospectus, and other financial information included elsewhere in the Annual Report on Form 10-K, the Quarterly Report on Form 10-Q, and the prospectus:

●	separate audited historical consolidated financial statements of Benson Hill as of, and for the year ended, December 31, 2021, and the related notes included in Benson Hill’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 28, 2022 and included in the prospectus, which is incorporated herein by reference;
●	separate historical condensed consolidated statement of operations of STPC for the period of January 1, 2021 through September 28, 2021 derived from the quarterly filings and books and records of STPC; and
●	separate audited historical financial statements of ZFS Creston as of, and for the year ended, October 31, 2021, and the related notes as included elsewhere in the prospectus, which is incorporated herein by reference.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and is presented to illustrate the estimated effects of the Merger, the Acquisition and related Loan, and the PIPE investment based on the historical financial statements and accounting records of Benson Hill, STPC, and ZFS Creston after giving effect to the Merger, the Acquisition and related Loan, the PIPE investment, and related pro forma adjustments as described in the notes included below.

The unaudited pro forma condensed combined financial information has been prepared by Benson Hill using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles. The assets acquired and liabilities assumed by Benson Hill in the Acquisition have been measured at their respective estimated fair values. Differences between these estimates of fair value and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Benson Hill will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition. The Company expressly disclaims any duty to update the unaudited pro forma condensed combined financial information, except as otherwise required by law.

The unaudited pro forma combined financial information has been presented for informational purposes only. The unaudited pro forma combined financial information does not purport to represent the actual results of operations that Benson Hill, STPC, and ZFS Creston would have achieved had the companies been combined during the periods presented in the unaudited pro forma combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Merger and the Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Acquisition and also does not reflect any integration-related costs. Material intercompany transactions between Benson Hill and ZFS Creston during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (see Note 5. Income Statement Pro Forma Adjustments and Note 6. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

(In Thousands, Except Per Share Information)

	Historical
		STPC
		Period of
		January 1, 2021
		through			Pro Forma
		September 28,			Adjustments		Pro Forma
	Benson Hill	2021	ZFS Creston		(Note 5)		Combined
Revenues	$147,212	$—	$130,408		$(743)	(a)	$276,877
Cost of sales	148,157	—	123,281		5,861	(b)	277,299
Gross profit	(945)	—	7,127		(6,604)		(422)
Operating expenses:
Research and development	40,578	—	—		—		40,578
Selling, general and administrative expenses	81,552	7,010	2,489		(1,454)	(c)	89,597
Total operating expenses	122,130	7,010	2,489		(1,454)		130,175
(Loss) income from operations	(123,075)	(7,010)	4,638		(5,150)		(130,597)
Other expense (income):
Interest expense (income), net	4,490	—	(80)		16,820	(d)	21,230
Loss on extinguishment of debt	11,742	—	—		—		11,742
Change in fair value of warrants	(12,127)	25,906	—		19,845	(f)	33,624
Other (income) expense, net	(1,164)	692	—		(136)	(e)	(608)
Total other expense (income), net	2,941	26,598	(80)		36,529		65,988
Net (loss) income before income tax	(126,016)	(33,608)	4,718		(41,679)		(196,585)
Income tax expense	231	—	—		—		231
Net (loss) income	$(126,247)	$(33,608)	$4,718		$(41,679)		$(196,816)
Net loss per common share:
Basic and diluted loss per common share	$(1.04)	$(3.36)	N/A	(1)			$(1.11)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	121,838	10,012	N/A	(1)			177,953
(1)	As ZFS Creston is a limited liability company, which does not have common shares issued and outstanding, share information is not presented.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 5. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2021

(In Thousands)

		Pro Forma
	Historical	Adjustments		Pro Forma
	Benson Hill	(Note 6)		Combined
Assets
Current assets:
Cash and cash equivalents	$78,963	$81,093	(g)	$160,056
Marketable securities	103,689	—		103,689
Accounts receivable, net	31,729	—		31,729
Inventories, net	48,724	—		48,724
Prepaid expenses and other current assets	20,253	—		20,253
Total current assets	283,358	81,093		364,451
Property and equipment, net	126,885	—		126,885
Right of use asset, net	77,452	—		77,452
Goodwill and intangible assets, net	42,664	—		42,664
Other assets	4,538	—		4,538
Total Assets	$534,897	$81,093		$615,990

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,508	$—		$35,508
Revolving line of credit	47	—		47
Current lease liability	2,422	—		2,422
Current maturities of long-term debt	6,934	—		6,934
Accrued expenses and other current liabilities	26,771	—		26,771
Total current liabilities	71,682	—		71,682
Long-term debt	77,170	—		77,170
Long-term lease liability	79,154	—		79,154
Warrant liabilities	46,051	29,183	(g&h)	75,234
Conversion option liability	8,783	17,266	(h)	26,049
Deferred tax liabilities	294	—		294
Other non-current liabilities	316	—		316
Total liabilities	283,450	46,449		329,899
Stockholders’ equity:
Common stock(2)	18	3	(g)	21
Additional paid-in capital	533,101	54,486	(g)	587,587
Accumulated deficit	(280,569)	(19,845)	(h)	(300,414)
Accumulated other comprehensive loss	(1,103)	—		(1,103)
Total stockholders’ equity	251,447	34,644		286,091
Total liabilities and stockholders’ equity	$534,897	$81,093		$615,990
(2)

On an historical and pro forma combined basis, share information of Benson Hill is as follows: 440 million shares of common stock authorized; 178 million shares and 204 million shares of common stock issued and outstanding, respectively.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Balance Sheet Pro Forma Adjustments.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(In Thousands, Except Per Unit and Per Share Information)

1. Description of Transaction

Merger with Star Peak Corp II

On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated a merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”).

Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc (“New Benson Hill”) and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc.

Acquisition of ZFS Creston

On December 30, 2021, Benson Hill, Inc. (“Benson Hill” or the “Company”) and its wholly owned subsidiary DDB Holdings, Inc. (“DDB Holdings”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with ZFS Creston, LLC (“ZFS Creston”), the sellers party to the Purchase Agreement (the “Sellers”), and ZFS Solutions, LLC, as representative of the Sellers. Pursuant to the Purchase Agreement, and concurrently with the execution thereof, Benson Hill acquired all of the outstanding membership interests in ZFS Creston from the Sellers for aggregate cash consideration of approximately $102 million, subject to the adjustments set forth in the Purchase Agreement for cash, debt and working capital.

On December 29, 2021, in connection with the acquisition of ZFS Creston described above, the Company and certain of its directly or indirectly wholly-owned subsidiaries (the Company and such subsidiaries are each individually referred to as a “Borrower” and are all collectively referred to as the “Borrowers”), entered into a Loan and Security Agreement wherein on such date the lenders party thereto (the “Lenders”) loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022 upon the Company’s achievement of certain milestones (the “Loan”).

Upon maturity or other satisfaction of the Loan, a “Final Payment” (in addition to other payments of principal and interest) equal to $10.7 million is payable by the Borrowers to the Lenders, but in the event all or any part of any Loan is outstanding when a “Change of Control” as defined in the Loan Agreement occurs the required “Final Payment” is $14.2 million. In the event the Loan is prepaid, a “Prepayment Fee” is due, ranging from 1% to 6% of the principal amount of the Loan, based upon the time from the initial closing to the prepayment date.

At any time after 6-months from initial loan closing and before the 42-month anniversary of the initial loan closing, up to $20.0 million of the principal amount of the Loan then outstanding may be converted (at a Lender’s option) into shares of the Company’s Common Stock (the “Conversion Option”).

As additional consideration for the Loan, the Lenders received warrants exercisable or exchangeable for, at a Lender’s option, up to such aggregate number of shares of the Company’s Common Stock determined by dividing $3.0 million by the exercise price.

PIPE Investment

On March 24, 2022, Benson Hill entered into definitive subscription agreements (“Subscription Agreements”) with the Selling Securityholders providing for the private placement to the Selling Securityholders of an aggregate of 26,150 units (collectively, the “Units”) at a price of $3.25 per Unit. Each Unit consisted of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii)  the March 2022 Warrants for an aggregate purchase price of approximately $85.0 million. The aggregate amount of Common Stock underlying the March 2022 Warrants is 8,717 shares. The closing of the private placement occurred on March 25, 2022 (the “Closing”). Each March 2022 Warrant has an exercise price equal to (x) $3.90 times (y) the Applicable Number of such March 2022 Warrant, is immediately exercisable, and expires five years from the date of issuance, and is subject to customary adjustments. The March 2022 Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed a specified threshold set forth therein, subject to increase to up to 19.99% (or, in the case of certain Investors, a lower specified maximum threshold requested by such Investors). Each March 2022 Warrant is redeemable by the Company for an amount equal to (x) $0.10 times (y) the Applicable Number of such March 2022 Warrant upon the Common Stock trading greater than $9.75 per share for 20 of 30 consecutive trading days. The PIPE investment closed on March 25, 2022 and the Company incurred issuance costs of $3.9 million.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for the Acquisition of ZFS Creston and is based on the historical consolidated financial statements of Benson Hill and ZFS Creston.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

ASC 820 defines the term “fair value,” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Acquisition, primarily at their respective fair values.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred by Benson Hill and ZFS Creston were $2,078. Acquisition-related transaction costs incurred in the year ended December 31, 2021 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations for the same period as a reduction in selling, general and administrative expenses because those net costs are not expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 is required to include adjustments which give effect to events that are directly attributable to the PIPE investment regardless of whether they are expected to have a continuing impact on the company’s results or are non-recurring.

The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any integration-related costs associated with the acquisition. The integration-related costs will be expensed in the appropriate accounting periods after completion of the Acquisition as incurred.

The Merger with STPC was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Under this method of accounting, STPC is treated as the “acquired” company and Legacy Benson Hill is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. This accounting treatment determination was primarily based on the following:

●	Legacy Benson Hill’s existing stockholders hold the majority of voting rights in New Benson Hill and are the largest single voting interest block in New Benson Hill;
●	Legacy Benson Hill’s senior management comprises all of the senior management of New Benson Hill;
●	The directors nominated by Legacy Benson Hill represent the majority of the directors on the board of directors of New Benson Hill; and
●	Legacy Benson Hill’s operations comprise the ongoing operations of New Benson Hill.

Certain ZFS Creston and STPC balances have been reclassified to conform to Benson Hill’s financial statement presentation.

3. Accounting Policies

With the exception of the following two accounting policies Benson Hill is not aware of any significant differences between the accounting policies of Benson Hill and ZFS Creston that would have a material impact on the combined company’s financial statements.

●	Benson Hill carries its inventories at the lower of cost or net realizable value while ZFS Creston carries its inventories at market (see Note 5(b)).
●	Benson Hill designates all commodity purchase and sales contracts as normal purchases and normal sales and as a result does not account for them as derivatives under ASC 815 while ZFS Creston has not elected this exemption and therefore carries its commodity purchase and sales contracts at market value (see Note 5(b)).

Therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the two described above and in Note 5(b), respectively.

4. Estimate of Assets Acquired and Liabilities Assumed

The Company completed the acquisition of ZFS Creston for total merger consideration of approximately $102 million. The acquisition of ZFS Creston has been accounted for as a business combination, under the acquisition method of accounting, which results in acquired assets and assumed liabilities being measured at their estimated fair values as of the merger closing date. Goodwill is measured as the excess of consideration transferred over the fair values of the assets acquired and liabilities assumed.

The allocation, which was primarily based on historical acquisitions and benchmark studies, has been used to prepare pro forma adjustments in the pro forma statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments and may result in changes in allocations to the assets acquired and liabilities assumed.

Details of the Acquisition and preliminary allocation of purchase price have been presented in Note 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

5. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 4. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate revenue from sales between Benson Hill and ZFS Creston for the periods presented:

Year Ended
December 31, 2021
Eliminate revenue on sales from Benson Hill to ZFS Creston	$(402)
Eliminate revenue on sales from ZFS Creston to Benson Hill	(341)
Total elimination	$(743)

(b)	Cost of sales is adjusted, as follows:

Year Ended
December 31, 2021
Eliminate cost of sales on sales from Benson Hill to ZFS Creston	$(382)
Eliminate cost of sales on sales from ZFS Creston to Benson Hill	(319)
Estimated depreciation expense related to property and equipment fair value adjustment	2,793
Estimated amortization expense related to intangible asset fair value adjustment	250
Adjustment to value ZFS Creston’s inventory at cost to align with Benson Hill’s accounting policy	77
Adjustment to align ZFS Creston’s accounting for commodity purchase and sales contract with Benson Hill’s accounting policy	3,442
Estimated adjustment to cost of sales	$5,861

(c)	Selling, general and administrative expenses are adjusted, as follows:

Year Ended
December 31, 2021
Eliminate Benson Hill and ZFS Creston transaction costs incurred	$(2,078)
Estimated depreciation expense related to property and equipment fair value adjustment	57
Estimated amortization expense related to intangible asset fair value adjustment	567
Estimated adjustment to selling, general and administrative expenses	$(1,454)

(d)	Interest expense has been adjusted, as follows:

Year Ended
December 31, 2021
Elimination of certain interest expense, amortization of debt discount and debt issuance costs associated with certain debt repaid with proceeds from the Merger	$(1,539)
Additional interest expense associated with the issuance of an $80.0 million convertible note payable to partially fund the Acquisition	12,335
Additional interest expense associated with the issuance of a $5.0 million note payable to partially fund the Acquisition	57
Amortization of debt issuance costs, debt discounts and commitment assets associated with the convertible note payable and note payable issued to partially fund the Acquisition	5,887
Elimination of ZFS Creston interest expense, including PPP loan forgiveness, on debt not assumed by Benson Hill in the Acquisition	80
Estimated adjustment to interest expense	$16,820

(e)	Represents the elimination of interest income on investments held in the STPC trust account.

(f)	Represents the estimated impact of the revaluation of the warrants and conversion option liability issued in connection with the Loan as a result of the PIPE investment which triggered a new exercise and conversion price.

6. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction and Note 2. Basis of Presentation. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(g)Represents the issuance of 26,150 Units consisting of 26,150 shares of common stock and 8,717 warrants to purchase one-third of one share of common stock at a price per unit of $3.25 less issuance costs of $3,895. The Company has preliminarily determined that the warrants will be accounted for as a liability however this accounting conclusion is considered preliminary.
(h)Represents the estimated impact of the revaluation of the warrants and conversion option liability issued in connection with the Loan as a result of the PIPE investment which triggered a new exercise and conversion price.

7. Loss per Share

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the PIPE investment, assuming the shares were outstanding at the beginning of the period presented.

Diluted loss per common share is the same as basic loss per common share for the period presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss.

The following presents the calculation of basic and diluted weighted average common shares outstanding:

Year Ended
Weighted Average Common Shares Outstanding:	December 31, 2021
Legacy Benson Hill	111,769
Merger shares	40,034
PIPE investment	26,150
Total weighted average common shares outstanding	177,953

The following common share equivalent securities have been excluded from the calculation of weighted average common shares outstanding because the effect is anti-dilutive for the periods presented:

Year Ended
Anti-dilutive common share equivalents:	December 31, 2021
Public warrants	10,063
Private placement warrants	6,553
PIPE warrants (March 2022 Warrants)	8,717
Loan warrants	1,229
Loan conversion option	8,197
Benson Hill warrants	577
Benson Hill options	6,773
Benson Hill RSUs	116
Total weighted average common shares outstanding	42,225

BUSINESS

Introduction

We are an agri-food innovator that combines data science and machine learning with biology and genetics to unlock nature’s genetic diversity with our CropOS® food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, more nutritious, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products—starting with a better seed.

Our business is comprised of two reportable segments — our Ingredients Segment and our Fresh Segment. Our Ingredients Segment is currently focused on commercializing soybean and yellow pea products, including soy-based specialty vegetable oils, aquaculture and animal feed, and ultra-high protein (“UHP”) soy-based ingredients that have the potential to eliminate costly water and energy intensive processing associated with producing products for the food and feed markets, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh Segment, which primarily includes our wholly-owned subsidiary, J&J Produce, Inc. (doing business as “J&J Family of Farms”), is focused on growing, packing and selling fresh produce products to major retail and food service customers.

Background

We are incorporated in Delaware and headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed. We operate a food grade white flake and soy flour manufacturing operation in Creston, Iowa and a soy crushing facility in Seymour, Indiana. We also supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States, and process dry peas in North Dakota.

On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated a merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc. and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc. As a consequence of the Merger, we became the successor to a company registered with the Securities and Exchange Commission (the “SEC”) and listed on the New York Stock Exchange (the “NYSE”). Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the Merger.

Overview

Our purpose is to create better food and ingredients from the beginning. Genomics has been used for decades to develop crops for our food system, but most agricultural companies have focused almost exclusively on increasing the yield of a few crops, resulting in commodity ingredients and a food system based on the quantity of calories available.While focus on quantity is important, it often came with trade-offs in nutrient density and flavor.

Consumers are demanding food choices with more recognizable ingredients that benefit their health and the health of our planet. By combining proprietary data with artificial intelligence capabilities as well as advances in plant genomics with our go-to-market strategy, we believe we can accelerate the development and delivery of better food and ingredient options from the beginning — with a focus on both quantity and quality. Our approach aims to develop food, feed, and ingredients that fuel affordable scaling and product differentiation for evolving consumer preferences, with a particular focus on the exploding plant-based food market.

Our CropOS® food innovation engine is a proprietary, continuously learning and expanding product design and development platform that uses predictive breeding and other advanced breeding tools like CRISPR gene editing technology to tap into the vast, underutilized natural genetic diversity within a plant to unlock and restore desired attributes. We believe that the combination of the predictive capability of the CropOS® platform, the precision of our genomic tools, our Crop Accelerator (a controlled environment research facility that became operational in October 2021), and our extensive field testing network will enable us to develop differentiated products with targeted attributes much more quickly and cost effectively than traditional methods.

We are building an integrated go-to-market approach, leveraging the existing parts of the supply chain to create efficiencies and feedback loops between consumers, farmers, and seed developers that has been lacking across our siloed agri-food value chain. We are working to design products with the consumer in mind, contract with farmers to grow and buy back the harvest, preserve the product identity through processing, and ultimately sell food and ingredients directly to food companies, retailers, and others. We believe this integration and control of the product throughout the complete supply chain will allow us to link data to outcomes in our CropOS® platform to fuel the next generation of products. Additionally, we believe this product information linkage will enable us to optimize environmental and social impacts, as well as traceability throughout the supply chain.

We believe that our commitment to environmental and social issues impacting our planet and our purpose-driven culture are fundamental to our ability to achieve our mission. Environmental, Social and Governance (“ESG”) issues help guide our thinking and approach throughout the development and commercialization of our products, and our innovative culture is rooted in our Core Values — Be Bold, Be Inspired and Be Real. Our mission is to partner with nature using technology as the gateway, leveraging genomics as a proven lever to advance the food system. We believe our leading technology platform, go-to-market strategy, and purpose-driven culture will allow us to bridge the divide between evolving consumer preferences and quality traits already present within the genetic diversity of plants, and we believe we are positioned to drive the evolution of the food system.

Evolving Food Industry

The current global food system was designed decades ago to increase calories to help feed a growing population. However, rapidly changing consumer trends and enabling technology such as cloud computing, artificial intelligence and gene sequencing create the opportunity for us to design better food and ingredients from the beginning by leveraging the natural genetic diversity within plants.

As awareness of diet-related health issues and environmental concerns grow, consumers are emphasizing a healthier lifestyle and a desire for nutritionally rich foods that are better tasting, less processed, and more sustainable. These trends are increasing demand for higher valued, premium segments of the food industry, such as plant-based protein products. Companies across the value chain are working to formulate new products for this category with a focus on taste, nutrition, traceability, and sustainability. Achieving cost parity with meat and affordable scaling is profoundly important to realize the full potential of this product category. As a result of these major trends, food companies are looking for specialty ingredients and foods that satisfy customers’ evolving needs and drive sustainable practices.

We believe the current food supply chain is siloed with fundamental disconnects that prevent it from adapting to rapidly changing consumer demands. Grain processors and food manufacturers are largely limited to commodity ingredients.

We believe innovation starts with a better seed delivered in a manner that benefits both farmers and consumers as well as our planet. At Benson Hill, we are building such a system with our leading technology platform and a go-to-market strategy that we believe will bridge the divide between evolving consumer preferences and the quality needed to deliver more nutritious, sustainable and affordable food and ingredients.

Our Strengths and Solution: Technology and CropOS® Platform

Designing better crops from the beginning means our design process starts with the consumer in mind. This approach to product development requires a unique assemblage of disciplines — specifically data science, plant science and food science. We designed our headquarters in St. Louis, Missouri to foster this intentional gathering of disciplines under one roof. Our headquarters occupies an approximately 160,000-square-foot facility, which boasts approximately 25,000 square feet of lab space. We are working on capturing consumer-relevant data on products through our food science department, along with insights from our integrated supply chain, from which we will draw meaningful and actionable linkages back to plants’ genetics and direct product development through a process we call food digitization.

We are developing products with our CropOS® platform through a three step, iterative “Design, Build, Test” process that improves in precision and intelligence with each turn of the flywheel. The key inputs to our approach are twofold. The first is an unparalleled data library comprising genotypic, phenotypic, and other ‘omic data on our crops, consumer insight data on our ingredients, and environmental data on our growing sites. The second is a robust machine learning capability, which leverages our data library to design before we build. We believe this combination of relevant data and advanced simulation gives us the opportunity to get our products to market more efficiently, faster, and on timelines that can more effectively respond to evolving consumer preferences and farmer needs.

In our Design step, the CropOS® platform employs a diverse array of simulations and predictions to execute the most efficient and cost-effective path to novel product development. The platform can consider billions of data points in millions of pipeline configurations to identify the starting parental plant breeding combinations, predict gene targets, and analyze optimal farm management and environmental conditions to guide eventual placement of improved varieties in the field. These state-of-the-art platform capabilities and enabling technologies allow us to assess the probability of success early in the research and development process, focusing resources and avoiding potentially expensive late-stage failures. In turn, this allows for a larger breadth of products to be designed.

Once an optimal path is identified, we enter our Build step. In this stage of our development process, candidate products are created through predictive breeding and genome editing. Our proprietary suite of gene editing technologies and intellectual property portfolio enable us to predictably and precisely edit the plant’s genome. We can leverage our knowledge of plant gene functions to unlock and restore lost or muted genetic variation that is within the natural diversity of the plant or knock out genes that are unwanted. This approach is distinguished from transgenic, or “GMO” technology, in that we are advancing natural genetic variation that could be achieved using traditional breeding approaches rather than introducing genes foreign to the species, as is the case with GMO approaches.

Through our Crop Accelerator facility that we opened in October 2021 in St. Louis, Missouri, the Build step of our process is being accelerated using this controlled environment, indoor product development facility. This approximately 47,000 square-foot facility features approximately 20,000 square feet of dynamically adaptive Conviron® growth houses and chambers, equipped with sophisticated sensor and environmental controls, including multi-channel LEDs, imaging capabilities, additive carbon dioxide, and temperature, humidity, and lighting controls. The Crop Accelerator enables rapid testing and target candidate selection, and the insights and data points gathered during each growing cycle further enhance the predictive capabilities of the CropOS® platform. We believe this cycle of feedback will accelerate our ability to develop new offerings, including continued expansion of our portfolio of proprietary ingredients.

After a potential commercial product is built, it then enters our Test step where it is evaluated within our testing network (comprised of internal and third-party sites and capabilities) of hundreds of field-level testing research and production sites. We believe our predictive optimization capabilities have the potential to maximize the return on our genetics by using proprietary placement models, which are built on environmental and performance data to predict where to contract acres to lift protein content. We then use digital agriculture technology to collect on-farm data through our grower data partnership program and other relationships to enhance the CropOS® platform, further feeding our data flywheel. We believe grower data partnership programs and other relationships with our farmers will be integral to developing and executing our ESG strategy.

Environmental, Social and Governance Strategy

Environmental and social impact is inherent to our purpose and helps to guide decisions and work across our company. We believe our ESG strategy is fundamental to achieving our vision and long-term profitability. We are striving to optimize the environmental impact of our facilities and operations, but we recognize the greatest potential for impact is through our product development process of designing seeds, ingredients, and food that drives social and environmental benefit throughout the food value chain, providing benefits to all stakeholders.

At the farm level, we believe our integrated business model will enable additional revenue opportunities for farmers through ecosystem service markets and allow us to drive conservation and regeneration farming practices. At the processing level, we are designing products that we believe will reduce water and energy intensive processing steps. And at the product level, we are designing products that we believe will enable improved scaling, affordability, and adoption of end products with environmental and social benefits, such as plant-based meats and dairy alternatives.

Benson Hill has developed an internal strategy including critical policies and processes to manage and assess our ESG success and impact. As a company, some of our primary ESG goals are the following:

Improve consumer access to nutrient rich and sustainable food choices. Our ESG strategy is focused on developing ingredients and products that meet the sustainability and nutritional demands of consumers. Benson Hill uses state of the art breeding tools and crop production practices across the crop portfolio to deliver on these endpoints. As an example, we are currently working on creating high protein ingredient options for plant-based meat manufacturers to develop and mature their existing ingredient supply chains. We believe our products are positioned to assist those manufacturers in meeting ingredient demand and reducing environmental impacts, facilitating the expansion of plant-based foods, and improving affordability and accessibility for such products across the U.S.

Develop nutrient rich and sustainable products and ingredient options for food companies and retailers. Driven by growing consumer demand and climate-related risks, many food manufacturers have set ESG measurement and reporting programs, such as reporting on their own greenhouse gas (“GHG”) emission production. Benson Hill is positioned to assist in meeting food manufacturers’ goals of reducing GHG emissions in their scope 3 supply chains by developing products with reduced environmental impact. For example, Benson Hill has conducted a consultant-led life cycle assessment on one of our UHP soybean ingredient products, and our preliminary results show a significant reduction in required GHG emissions and water use due to the reduction of processing when compared to the average commodity soy protein concentrate. We believe this reduction in GHG emissions and water, among other product claims, will support our food manufacturer customers’ ESG objectives.

Improve farm cost-effectiveness and sustainability. Our farmer partners are critical to our commercial success, and we value these relationships greatly. Benson Hill’s on-farm ESG strategy addresses two key concerns for farmers — first, ongoing pressure to reduce food production costs, and second, best practices for land and soil stewardship to ensure long-term viability. Our strategy is to directly collect agronomic performance data from the farm and provide recommendations for land conservation and regenerative practices, as well as enable profitable opportunities through input reduction or alternative revenue streams. Agronomic data collection will inform data-based decision making in our product life cycle assessments, company GHG emissions assessments, product development and many other business functions.

Meet consumer demands for supply chain transparency and traceability. Through our business model, we intend to maintain the integrity of our proprietary products through each stage of the supply chain, until the product is sold to our customers. We believe this enables us to enhance transparency and traceability, which is appealing to our customers. This approach provides us direct line of sight to data we intend to collect, as well as creates strong partnerships with our seed growers, farmers, and processing partners. We are working toward being able to measure the environmental impact at the farm through processing as well as at the product level. Through improved traceability capabilities, Benson Hill will also continue to seek out and leverage third-party certifications, such as the Non-GMO Project Verified certification, meeting certain demands for both food manufacturers and consumers.

Recruit and retain purpose-driven talent. Current research suggests employees are increasingly interested in working for companies that have an integrated ESG mission and purpose. Benson Hill has developed processes and internal programs, such as employee-led committees, that promote working together and re-thinking how we do business within our company, with our partners, and across the supply chain. We are working to develop teams that are grounded in a spirit of diversity, equality, and inclusion, and encouraged to think more innovatively, boldly, and transparently. Our goal is a workplace that is not just productive, but one of mutual respect and an environment for team members to continuously develop as professionals.

In order to measure and accelerate our ongoing work around ESG impacts, we have a highly experienced ESG team that is working to formalize our structure and focus in 2022 and beyond. With a depth of knowledge in food retail, distribution, agricultural production, and government relations, our sustainability team is committed to cultivating sustainability within the food system. As an organization, we are committed to continuous improvement. The team will focus on advancing our strategy, policies, and practices and is committed to quantifying our environmental, social impact, and corporate governance efforts both within Benson Hill and in our work across the value chain.

Benson Hill’s ESG strategy and business objectives will continue to progress and evolve based on industry shifts and stakeholders’ needs. We believe our long-term profitability goals and our ESG strategy are mutually inclusive concepts.

Business Segments, Growth Strategies, and Products

Benson Hill’s business is comprised of two segments — our Ingredients Business and our Fresh Business. Our Ingredients Business aims to combine our seed innovation through our CropOS® platform with critical infrastructure capabilities and best practices in the field to develop and commercialize differentiated products. We are currently developing a diversified portfolio spanning the following key markets — protein ingredients, aquaculture and specialty animal feed, and vegetable oils. For each product, our research and development efforts are focused on quality-centric traits, such as nutrient density, digestibility, flavor, ingredient functionality, and sustainability, as well as yield potential and agronomic improvements. Our Fresh Business, which primarily includes our wholly-owned subsidiary, J&J Produce, Inc., is focused on growing, packing, and selling fresh produce products to major retail and food service customers.

Integral to our go-to-market strategy are our infrastructure capabilities along with our partnerships across the supply chain. Unlike traditional agriculture-focused crop improvement companies that focus their impact on development of the seed and sell to the farmer, we are building an integrated supply chain through directly owned or controlled assets, tolling agreements, and strategic partnerships in order to provide adequate capacity and influence throughout the food and ingredient supply chain. We believe this approach ensures the integrity of our products, and enables the efficient development, commercialization, and scaling of our product offerings. Importantly, it also enables a more direct and intimate relationship with those who will be realizing the benefits of those products — i.e. retailers, consumer packaged goods (“CPG”) companies, and consumers — which informs our product development.

Our partnerships with farmers are an essential part of our supply chain. Within the traditional agriculture industry supply chain, farmers typically sell to elevators or processors who operate a high volume/low margin business to store commodity crops and convert them into largely aquaculture and specialty animal feed and industrial products. Our strategy is to partner with farmers who grow our seeds using appropriate agronomic and identity preservation practices and, in turn, we purchase their harvest for ultimate sale to an end-user customer. We believe structuring the relationship in this way will better allow us to drive best practices for on-farm sustainability, ensure traceability of our products, and help create new markets and profitable opportunities for farmers.

Once we obtain the harvest from the farmer, we secure the processing and distribution capacity that is appropriate for the product to meet our customers where they are. CPG and retailer customers sell directly to consumers. We share their focus on the end consumer in order to better align incentives, focus product development, and deliver our products through a channel that best serves their supply chain with the high quality standards, traceability, and sustainability data that consumers desire.

Our growth strategy, or “growth playbook,” for our business segments is based on a replicable process that we believe will enable us to remain at the forefront of food and agriculture innovation.

Step 1: Create the foundation — At this initial step, we are focused on entering the market through an owned or controlled channel, selling non-proprietary products to processors, food and ingredient companies, aquaculture and specialty animal feed customers, and retailers. We use this time to build relationship across the value chain and invest in the data to inform our CropOS® platform with low capital investment.

Step 2: Integrated route to market — In this step, we introduce our proprietary products in the channel to prove the product concept, scale, ensure traceability, and catalyze customer demand for our differentiated products. This stage may include the use of owned or third-party processing capabilities, and exploring strategic partnerships that can further expand production capacities.

Step 3: Broad adoption — We believe this will be the most asset-light step of our strategy where we intend to focus on maximizing the benefit and scale of our proprietary products by building partnerships and licensing relationships for our products. In this step, it is envisioned that we will grow beyond our proving ground acreage and increase commercial and supply chain efficiencies by leveraging others’ existing infrastructure.

As part of our growth strategy, we may pursue merger and acquisition opportunities to expand our capabilities and grow our industry and geographic footprint. Our management has a demonstrated track record of execution and integration for strategic mergers and acquisitions, including Dakota Dry Bean Inc. (doing business as “Dakota Ingredients”) and J&J Produce, Inc. (doing business as “J&J Family of Farms”, as well as our most recent acquisitions of a food-grade white flake and soy flour manufacturing operation in Creston, Iowa and a soy crushing facility in Seymour, Indiana.

Ingredients Business Segment

Our Ingredients Business is focused on enhancing soy and yellow pea with proprietary ingredients serving multiple protein markets, including the fast-growing plant-based meat alternative market. Our target end markets for the Ingredients Business include protein ingredients, aquaculture and specialty animal feed, and vegetable oils. Our target customer base includes ingredient companies, CPG companies, aquaculture production and feed companies, food-service operations, and grocery retail.

Soy Ingredient Products

We are in Step 2 of our growth playbook for our soy ingredients business, and are currently working to develop and commercialize a portfolio of proprietary soy products targeted toward the protein ingredients, aquaculture and specialty animal feed, and vegetable oils markets, which include the following:

●	TruVail™ plant-based protein ingredients derived from UHP soybeans for application in human food markets.
●	Bright Day™ high-protein and low anti-nutrient soybean meal for aquaculture and animal feed markets.
●	Veri™ high oleic, low linoleic cooking oil.

The foundation of our soybean genetics derives from certain assets we acquired in 2019 from Schillinger Genetics, Inc., an Iowa-based company that used traditional breeding methods for over 20 years to develop high-protein and specialty, non-GMO soybean varieties. We use our CropOS® platform to develop and test our soybean varieties, help identify the best environments for protein production and agronomic performance, and advance our breeding pipeline.

As part of our soy ingredient business, we operate a food-grade white flake and soy flour manufacturing operation in Creston, Iowa and a soy crushing facility in Seymour, Indiana, which process the Company’s proprietary soybean varieties for distribution to end customers. In addition, we also partner with third-party processors as needed to obtain the crushing, processing, and refining capacity for our growing business in soy ingredients.

●	Protein Ingredients Market: Soy, specifically soy protein concentrate (“SPC”), is the number one protein ingredient used in plant-based meat applications. SPC is largely made through the processing of defatted soy flour, which is costly and water- and energy-intensive. Our TruVail™ brand’s initial offerings include a high-protein soy flour that is a less processed alternative to SPC, as well as texturized protein ingredients for broad use across soy protein applications, including for plant-based alternatives.
●	Aquaculture and Specialty Animal Feed: Soybean meal is an ideal protein source for swine, poultry, and fish due to its availability, cost, high protein content, and balanced amino acid profile. However, its use is restricted because, like many plant proteins, soybean meal has a high concentration of anti-nutritional compounds (“ANCs”), including oligosaccharides such as raffinose and stachyose that can have a negative effect on protein digestibility, leading to low energy values, poor metabolism, and excessive secretion impacting water quality in aquaculture systems. Apart from anti-nutritional factors, the steady historical decline in protein content of soy — an unintended consequence of breeding primarily for yield and other agronomic traits — has rendered soy meal a continually less valuable feed ingredient.

Our Bright Day™ pipeline of soy products for aquaculture and specialty animal feed includes a high protein soy meal that is low in anti-nutrients and a low-cost, sustainable SPC substitute. As we build this portfolio of products, we intend to devote additional research and development resources toward developing future generations of products with improved protein qualities to further improve the value of feed ingredients options available to formulators that seek to prioritize fish and animal health, sustainability, and profitability of their operations.

●	Vegetable Oils: In 2020, we launched Veri™, a non-GMO, high-heat soy cooking oil that is rich with omega-9 fatty acids. Our Veri™ brand soy oil is high in oleic acid and low in linolenic acid with an optimized fatty acid profile from both a human consumption and food service operations standpoint.

Yellow Pea Ingredients

We are in Step 1 of our growth playbook for yellow pea, and in 2025, we expect to enter Step 2 with the start of commercialization of our first proprietary yellow pea protein ingredient products through our existing supply chain infrastructure, including premium texturized and un-texturized yellow pea protein concentrates.

Despite being one of the fastest growing protein ingredients for plant-based meats, yellow pea has received comparatively little genomic innovation to date. The pea-based protein ingredient primarily used today by many plant-based meat companies, such as Beyond Meat, is pea protein isolate (“PPI”). The PPI production process, similar to SPC, is expensive as well as water- and energy- intensive; however, such processing is necessary to concentrate protein to higher levels and help ameliorate native off-putting flavors of pea.

We have sequenced and assembled a reference genome for yellow pea — a high resolution “genomic map” — that, in combination with our CropOS® platform, is enabling us to accelerate our yellow pea breeding program. As a result, we believe we will develop differentiated varieties of yellow pea for first commercial plantings in 2024. We are working on a pipeline of products that has the potential to significantly reduce off-flavors, increase the protein content of the plant, and ultimately reduce or displace the need for expensive, water- and energy-intensive processing steps typically required for ingredients used in plant-based meat alternatives.

Our subsidiary Dakota Dry Bean Inc., an upper Midwest-based yellow pea processor, has an established channel with commodity pea protein concentrate, split peas, pea flour and pea fiber. We have expanded and upgraded the capabilities of Dakota Ingredients to better serve the pet and human food markets. Through our elite grower program and integrated production capabilities, the operation can now test premium yellow pea varieties and supply ingredients that are traceable and meet certain food-grade, kosher, and non-GMO certification standards.

Fresh Business Segment

Our Fresh Business, which primarily operates under our J&J Family of Farms brand, is focused on growing, packing and selling fresh produce products to major retail and food service customers. J&J Family of Farms is a Florida-based leading national grower, packer and shipper of field-grown vegetables and fruits and value-added produce on over 13,000 acres of farmland under management and multiple packing and cooling facilities. In addition to being prepared to grow a significant volume of sweet and hot peppers, yellow squash, zucchini, cucumbers, eggplant, and melon for commercial distribution, J&J Family of Farms has long-standing retail, grocer, and food service relationships and is actively working on new grower relationships to further expand capacity to deliver premium quality produce throughout the year to retail and food service. During the second quarter of 2022, we expect to complete the construction of our new facility and growing operation in Vero Beach, Florida, designed to expand our capacity to grow fresh produce, and engage in commercial packaging and distribution. In late 2021, we completed our first commercial produce plantings at the new facility.

Through 2021 we made investments to develop proprietary genetics to differentiate fresh produce products currently on the market. Beginning in the first quarter of 2022, we deprioritized these efforts and ceased research and development investment in our Fresh Business. Our current investment focus and innovation efforts are centered on executing our strategic plans in the Ingredients Business.

Competitors

We believe that our technology platform coupled with our integrated go-to-market approach is unique to Benson Hill and sets us apart from others in the agriculture and food markets, but we do compete with others in certain areas of our business. For example, we compete with seeds and trait companies as well as smaller biotechnology and ag-tech companies, particularly for grower contracting and access to acres. Key competitors in this space include Bayer, Corteva, Syngenta, and Pairwise. For our ingredients and fresh products that are commercialized, we compete with food and feed ingredient companies and fresh produce companies. Key competitors in these industries include Archer Daniels Midland Company, International Flavors & Fragrances, Cargill, and Lipman. In addition, advancements in fields such as gene editing, biologics, digital agriculture, data science, and artificial intelligence may enable disruptive technology that could alter the competitive landscape for food and agriculture.

Intellectual Property

Our success depends in part on our ability to obtain and maintain intellectual property and proprietary protection for our product candidates and technology related to our business, defend and enforce our intellectual property rights, in particular, our patent rights, preserve the confidentiality of our trade secrets, and operate without infringing valid and enforceable intellectual property rights of others. We seek to protect our proprietary position by, among other things, licensing and filing United States and certain non-U.S. patents and patent applications related to our technology, products and product candidates, and improvements that are important to the development of our business, where patent protection is available. We also rely on trade secrets and/or contractual provisions to develop and maintain our proprietary position and protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We seek to protect our proprietary technologies, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and contractors. Notwithstanding these efforts, we cannot be sure that patents will be granted with respect to any patent applications we have licensed or filed or may license or file in the future, and we cannot be sure that any patents we have licensed or patents that may be licensed or granted to us in the future will not be challenged, invalidated, or circumvented or that such patents will be commercially useful in protecting our product candidates and technology. Moreover, trade secrets can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. For more information regarding the risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Business and Industry — Risks Relating to Intellectual Property.”

As of December 31, 2021, we have filed patents and patent applications in approximately 41 distinct non-plant germplasm patent families, including approximately 13 granted U.S. patents, 32 pending U.S. patent applications, 12 granted non-U.S. patents, and 70 pending Patent Cooperation Treaty and non-U.S. patent applications. Within this portfolio, approximately 84 patents and patent applications relate to the trait genes of plants and 45 relate to enabling technology (including gene editing-focused patents and patent applications). The Company also has approximately 65 granted and 17 pending soybean patents. In addition to these patents and patent applications filed by Benson Hill, we also hold licenses from other parties related to certain products and activities.

We anticipate that our currently granted U.S. and non-U.S. patents will expire approximately between 2024 and 2042, subject to potential extensions. Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which patent applications are filed, including the United States, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. Under certain circumstances, a patent term can be extended. For example, in the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in reviewing and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

As of December 31, 2021, we had 24 U.S. trademarks and 11 pending U.S. trademark applications, and we had 59 registered non-U.S. trademarks and 62 pending non-U.S. trademark applications.

Research and Development

As of December 31, 2021, we had approximately 150 employees dedicated to our product and platform development. This team has technical expertise in data science, machine learning software, genome engineering, molecular biology, biochemistry, genetics and genetic engineering, plant physiology, and plant breeding. The activities of this team are conducted principally at our St. Louis, Missouri facilities. We have made, and will continue to make, substantial investments in this capability. Our research and development expenses were $40.6 million, $29.5 million and $24.8 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Employees

As of December 31, 2021, we employed 456 individuals in total, including approximately 450 full-time employees.

Facilities

Our executive offices, which are leased, are located at 1001 North Warson Road, Saint Louis, Missouri 63132, and our telephone number is (314) 222-8218.

In the fall of 2021, we completed and began operating at our Crop Accelerator, an approximately 47,000 square-foot leased, controlled environment research facility building located in St. Louis, Missouri. In addition, the Company has principal plants and facilities at the following locations:

St. Louis, Missouri (leased greenhouse, warehouse, office and research and development facilities)

Creston, Iowa (an owned soy flour manufacturing facility)

Seymour, Indiana (an owned soybean processing facility on leased land)

Minot, North Dakota (a leased research and development facility)

Westlake, Florida (a leased office, packaging, and distribution facility)

Wellington, Florida (a leased office facility)

Vero Beach, Florida (an owned office, packaging, and distribution facility)

Crary, North Dakota (an owned yellow pea processing facility)

Devils Lake, North Dakota (an owned yellow pea processing facility)

Lansford, North Dakota (an owned yellow pea distribution facility)

Grand Forks, North Dakota (a leased office facility)

In addition to the properties identified above, the Company and its subsidiaries own or operate regional offices, seed production, field testing, and distribution facilities, farmland, and other related properties. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Regulatory

We are subject to laws and regulations in the jurisdictions in which we operate. This includes laws and regulations governing biotechnology and food companies related to the development, approval, manufacturing, import, marketing, and sale of our products.

Regulation of Plant Biotechnology Products

The three primary agencies with responsibility for regulation of plant biotechnology products in the United States are the U.S. Department of Agriculture’s (“USDA”) Animal and Plant Health Inspection Services (“APHIS”), the U.S. Environmental Protection Agency (“EPA”), and the U.S. Food and Drug Administration (“FDA”). APHIS regulates plant biotechnology products to ensure that they do not pose a plant pest risk under the Plant Protection Act. The EPA regulates pesticides (including plant-incorporated protectants) pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”). The FDA regulates food and animal feed under the Federal Food, Drug, and Cosmetic Act (“FDCA”).

Plant gene editing uses relatively new technology and the regulatory landscape continues to evolve in this area. Under the USDA’s recently revised regulations, certain categories of our products currently in development using gene editing may be exempt from certain regulations related to genetic engineering under the Plant Protection Act because they could otherwise have been developed through conventional breeding techniques, which may include gene edited soybeans or yellow peas. Other plant biotechnology products currently in development may be subject to certain regulations related to genetic engineering under the Plant Protection Act in the future. The FDA offers a voluntary consultation process to determine whether foods derived from plant biotechnology products would require regulatory review and approval before marketing such products.

Other countries also have laws and regulations that apply to plant biotechnology products. The regulatory landscape around gene edited plant biotechnology products varies in each country and continues to evolve.

Regulation of Food and Ingredient Products

We are also subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as the FDA, the Federal Trade Commission, the EPA, the Occupational Safety and Health Administration, and the USDA, related to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.

Among other things, the facilities in which our products are grown, packed or processed may be required to register with the FDA, and comply with regulatory schemes including the Food Safety Modernization Act (“FSMA”), among other laws and regulations implemented by the FDA, the USDA, and other regulators. We are also subject to parallel state and local food safety regulation, including registration and licensing requirements for our facilities, enforcement of standards and label registration for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling our products. We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise.

Legal Proceedings

We are not a party to any material litigation or other material legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business.

Corporate Information

We were originally incorporated in the State of Delaware on October 8, 2020 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In connection with the consummation of the Merger, we changed our name to Benson Hill, Inc.

Benson Hill is a registered trademark of Benson Hill, Inc. Other trademarks, logos, and slogans registered or used by Benson Hill and its subsidiaries include, but are not limited to, the following: CropOS®, Bright Day™, TruVail™, and Veri™.

All other brand names or trademarks appearing in this report are the property of their respective owners. Benson Hill’s use or display of other parties’ trademarks, trade dress or products in this report does not imply that Benson Hill has a relationship with, or endorsement or sponsorship of, the trademark or trade dress owners.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Benson Hill, Inc. and its subsidiaries should be read together with the audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited pro forma condensed combined financial information as of December 31, 2021 and for the year ended December 31, 2021 (in the section of this prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “us,” “our” and other similar terms refer to Legacy Benson Hill and its consolidated subsidiaries prior to the merger and to New Benson Hill and its consolidated subsidiaries after giving effect to the merger.

Overview

We are a food technology company that uniquely combines data science, plant science and food science to unlock nature’s genetic diversity in the development of more nutritious, sustainable, affordable, great-tasting food and ingredients. We are headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed. We operate a food-grade white flake and soy flour manufacturing operation in Creston, Iowa and a soy crushing facility in Seymour, Indiana. We also process dry peas in North Dakota, which we sell throughout North America, and supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States.

Our purpose is to catalyze and broadly empower innovation starting with the plant to offer better food options to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uses the natural genetic diversity in plants and links it to consumer preference to bring innovation to the food system-starting with a better seed.

Our business is comprised of two reportable segments — our Ingredients segment and our Fresh segment. Our Ingredients segment is currently focused on partnering with farmers and plant-based food and feed customers to commercialize our proprietary innovations in soybean and yellow pea products, including soy-based vegetable oils, animal feed ingredients, aquaculture ingredients, and food ingredients derived from our ultra-high protein (“UHP”) soy-based ingredients that have the potential to eliminate costly water and energy intensive ingredient processing associated with producing products for the food and feed markets, alleviating supply constraints to help bring plant-based proteins to scale. Our Fresh segment, which primarily includes our wholly-owned subsidiary, J&J Produce, Inc., is focused on growing, packing, and selling fresh produce products to major retail and food service customers.

COVID-19

As a result of the COVID-19 pandemic, governmental authorities have implemented numerous and rapidly evolving measures to try to contain the virus, such as travel bans and restrictions, limits on gatherings, quarantines, shelter-in-place orders, and business shutdowns. In response to the COVID-19 pandemic and in accordance with governmental orders, we have also modified our business practices and implemented proactive measures to protect the health and safety of employees, including limiting employee travel, requiring, at times, remote work arrangements for non-laboratory employees, implementing social distancing, and enhanced sanitary measures in our headquarters, and cancelling attendance at events and conferences. Many of the suppliers, vendors, and service providers on whom we rely have made similar modifications. To date, with the exception of us modifying our physical business practices, including lower travel, and delays in the receipt of certain laboratory supplies and the performance of related services, we have not experienced a material impact on business operations from the effects of COVID-19. There is no certainty measures implemented by government authorities will be sufficient to mitigate the risks posed by, or the impacts and disruptions of, the COVID-19 pandemic.

Merger with Star Peak Corp II

On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated a merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc. and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc.

As a consequence of the Merger, we became the successor to a company registered with the Securities and Exchange Commission (the “SEC”) and listed on the New York Stock Exchange (the “NYSE”). Accordingly, we were and are required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, additional internal and external accounting fees, including audit fees and costs associated with readiness to comply with provisions of the Sarbanes-Oxley Act, legal and administrative resources, including increased external legal fees. We are classified as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”) as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are provided certain disclosure and regulatory relief, provided by the SEC, as an “emerging growth company.”

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the Merger.

Key Components of Statement of Operations

Revenue

We generate revenue from product sales and commissions earned on product sales.

Product sales consist primarily of sales of harvested produce, both farmed by us and purchased from growers in non-exclusive arrangements, sales of seed, and sales of processed yellow pea, soybean grain, soybean oil, soybean meal, soybean flakes and soybean flour.

In addition to selling our owned farmed produce, we enter into consignment arrangements with produce growers of certain perishable products. In these arrangements, we act as an agent, earn a commission on the sale and report the revenue and cost of the product on a net basis.

The Company uses exchange-traded futures to manage price risk of fluctuating prices related to forecasted sales of soybean oil and soybean meal with the gains and losses on these instruments recorded in revenue. All of the Company’s soybean oil and soybean meal futures have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.

See Note 2 — Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements included elsewhere in this prospectus for additional information on our revenue recognition.

Cost of Sales

Our cost of sales includes all costs incurred to purchase, process and provide the product or services to our customers. For harvested produce farmed by us, this includes the direct cost of land preparation, seed, planting, growing, maintenance, packaging and distribution of product sales. For produce we purchase from growers in non-exclusive arrangements and, hence, do not farm, this cost includes the acquisition, warehousing, packaging and distribution of the purchased inventory.

The cost of sales on processed yellow pea, soybean grain, soybean oil, soybean meal, soybean flakes and soybean flour includes the cost of the crop, inclusive of the grower contracting premiums, as well as the crush, refining and transportation costs necessary to prepare the product for sale.

The Company uses exchange-traded futures to manage price risk of fluctuating prices related to forecasted purchases of soybeans with the gains and losses on these instruments recorded in cost of sales. All of the Company’s soybean futures have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.

Research and Development

Research and Development expenses consist of the costs of performing activities to discover and develop products and to advance our intellectual property. These costs consist primarily of employee-related expenses for personnel who research and develop our products, fees for contractors who support product development and breeding activities, expenses for trait validation, greenhouse and field trial expenses, purchasing material and supplies for our laboratories, licensing, information technology expenses, and other costs associated with operating our own laboratories.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist of employee-related expenses for selling our products, and costs related to business development to commercialize our product offerings along with our executive, legal, intellectual property, finance and human resources functions. SG&A expenses also include facility and information technology expenses not otherwise allocated to research and development or cost of sales, professional fees for auditing, tax and legal services, expenses associated with maintaining patents, and consulting costs.

Total Other Expense (Income), Net

Total other expense (income), net consists primarily of interest expense per the terms of our various financing obligations, amortization of debt discount and commitment fees, remeasurements of our warrant liability and interest related to finance leases as reduced by interest earned on cash and marketable securities.

Results of Operations

The following discussion and analysis are for the year ended December 31, 2021, compared to the same period in 2020 unless otherwise stated. For a discussion and analysis of the year ended December 31, 2020, compared to the same period in 2019, please refer to Benson Hill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Registration Statement on Form S-4, filed with the SEC on August 30, 2021.

Comparison of the Years Ended December 31, 2021 and 2020

The following table shows the amounts from our consolidated statements of operations for the periods presented:

	Year Ended December 31,
(in thousands)	2021	2020
Revenues	$147,212	$114,348
Cost of sales	148,157	102,430
Gross (loss) profit	(945)	11,918
Operating expenses:
Research and development	40,578	29,457
Selling, general and administrative expenses	81,552	37,446
Impairment of goodwill	—	4,832
Total operating expenses	122,130	71,735
Loss from operations	(123,075)	(59,817)
Other expense (income):
Interest expense, net	4,490	6,708
Loss on extinguishment of debt	11,742	—
Change in fair value of warrants	(12,127)	661
Other income, net	(1,164)	(75)
Total other expense (income), net	2,941	7,294
Net loss before income tax	(126,016)	(67,111)
Income tax expense	231	48
Net loss	$(126,247)	$(67,159)

Revenues

Revenues for the year ended December 31, 2021 were $147.2 million, an increase of $32.9 million or 29%, as compared to the same period in 2020. In October 2020, we sold our barley operations, which contributed revenues of $14.1 million in 2020. Excluding the contribution from the barley operations, revenues for the year ended December 31, 2021 increased $46.9 million or 47%. The increase was primarily driven by higher sales volumes of our proprietary soybean ingredients products, for which commercialization efforts were initiated in the fourth quarter of 2020, including $17.0 million of revenue generated from our Seymour soy processing plant acquired in September 2021, which includes a mix of proprietary and non-proprietary revenues. The increase was also the result of higher average selling prices on yellow peas and higher sales volumes of fresh produce. Partially offsetting these increases were the impacts of lower average selling prices of fresh produce and lower royalties and retail seed sales. Lower average selling prices of fresh produce were driven by higher regional and ex-U.S. farm yields within the industry resulting in a higher supply versus demand. Lower royalties and retail seed sales were driven by our repositioning of our seed operations to predominately support our integrated business model or “closed loop” soy operation.

Cost of Sales and Gross (Loss) Profit

Cost of sales and gross (loss) profit for the year ended December 31, 2021 of $148.2 million and a loss of $0.9 million, respectively, represented an increase in cost of sales of $45.7 million and a decrease in gross profit of $12.9 million as compared to the same period in 2020. For the year ended December 31, 2021 and 2020, there were certain items expected to be non-recurring. In the second quarter of 2021, we incurred $2.8 million of higher freight costs necessary to transport soybean seed stock from South America. Also, as noted previously, we sold our barley operations in October 2020, which contributed $2.2 million in gross profit in 2020. Excluding the impact of the non-recurring items noted above, gross profit for the year ended December 31, 2021 was $1.9 million, which represented a decline in gross profit of $7.9 million.

Gross loss for our Ingredients segment for the year ended December 31, 2021 was $5.9 million, which represents a decrease in gross profit of $10.6 million as compared to the same period in 2020. Excluding the impact of the non-recurring items noted above, gross loss for our Ingredients segment for the year ended December 31, 2021 was $3.1 million, which represents a decrease in gross profit of $5.6 million as compared to the same period in 2020. The decrease in gross profit in the Ingredients segment was primarily driven by losses generated on the commercial launch of our proprietary soybean ingredient products under the Bright Day™ and Veri™ brands, as higher average selling prices were more than offset by operating costs associated with early-stage commercialization of these products and start-up costs associated with our recently acquired Seymour soy processing plant as well as lower royalties and seed sales associated with legacy seed distribution contracts. These decreases were partially offset by higher average selling prices on yellow peas.

Gross profit for our Fresh segment for the year ended December 31, 2021 was $5.0 million, which represents a decrease in gross profit of $2.3 million as compared to the same period in 2020, driven by a year over year decline in average selling prices on fresh produce.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2021 of $40.6 million increased $11.1 million as compared to the same period in 2020. The increase was primarily driven by higher payroll and related expenses from increases in staffing, technology costs, facilities, and laboratory supplies partially offset by lower field trial expenses and travel. Reductions in field trial expenses were primarily attributable to a scope reduction of our legacy maize project, which is no longer active. Higher facility costs are primarily related to the costs associated with our corporate headquarters, into which we relocated in July 2020 and our Crop Accelerator which opened in the fourth quarter of 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2021 of $81.6 million increased $44.1 million as compared to the same period in 2020. The increase was primarily driven by Merger transaction costs of $11.7 million and, higher professional fees, increased staffing and related expenses, including non-cash stock-based compensation expense, higher acquisition fees and facility costs. The increase in professional fees, including investor relations, accounting, legal and other consulting expenses, was predominantly driven by costs related to preparation to be a public company including non-recurring costs of $5.3 million. The increase in staff and related expenses related to the increase in personnel necessary to support the scale of anticipated business operations and the requirements associated with being a public company. The increase in facility costs, which includes depreciation and amortization expense, was primarily attributable to capital costs associated with our corporate headquarters which we relocated into in July 2020.

Impairment of Goodwill

There were no impairment charges of goodwill for the year ended December 31, 2021.

Impairment of goodwill charges for the year ended December 31, 2020 of $4.8 million were incurred due to non-cash charges of $3.0 million in our Ingredients segment and $1.8 million in our Fresh segment.

Total Other Expense (Income), Net

Total other expense (income), net for the year ended December 31, 2021 of $2.9 million decreased $4.4 million as compared to the same period in 2020. The decrease was primarily driven by income of $12.1 million resulting from the change in fair value of the Company’s warrant liabilities, income of $2.2 million recorded for the Company’s qualification for the COVID-19 Employee Retention Credit, and a $2.2 million decrease in interest expense driven by the repayment of outstanding debt in connection with the Merger and capitalized interest on capital projects as partially offset by the loss on extinguishment of debt of $11.7 million, resulting from the repayment of the remaining outstanding balance of $37.5 million in notes payable, which is composed of $5.5 million in prepayment penalties and $6.2 million in the write-off of unamortized debt discounts and debt issuance costs.

Income Tax Expense

No net income tax benefit for net operating losses incurred in the U.S. has been recorded due to uncertainty in realizing a benefit from these items. The tax expense recorded for the years ended December 31, 2021 and 2020 relates to deferred tax liabilities associated with indefinite-lived intangibles and foreign operations.

Results of Operations by Segment

The Company operates in two reportable segments: Ingredients and Fresh. The Ingredients segment delivers healthy food ingredients derived from soybean seeds, including meal and oil, and processed yellow peas. The Fresh segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. Financial results associated with licensing arrangements that are not related to the Ingredients and Fresh segments and costs associated with centralized operations, including unallocated research and development expenses, are reported as Unallocated and Other.

Comparison of the Years Ended December 31, 2021 and 2020

Segment Revenues

Segment revenues for the years ended December 31, 2021 and 2020 are presented below:

	Year Ended December 31,
(In thousands)	2021	2020
Revenues
Ingredients	$90,654	$58,566
Fresh	56,266	55,278
Unallocated and Other	292	504
Total Revenues	$147,212	$114,348

Ingredients revenue for the year ended December 31, 2021 was $90.7 million, which represents an increase of $32.1 million as compared to the same period in 2020. In October 2020, we sold our barley operations, which contributed revenues of $14.1 million in 2020. Excluding the contribution from the barley operations, revenues for the year ended December 31, 2021 increased $46.1 million. The increase was predominantly driven by sales attributable to the commercial launch of our proprietary soybean ingredients products, including $17.0 million of revenue generated from our Seymour soy processing plant acquired in September 2021, higher sales volumes and average selling prices of yellow peas, as partially offset by lower royalties and retails sales of seeds.

Fresh revenue for the year ended December 31, 2021 was $56.3 million, which represents an increase of $1.0 million as compared to the same period in 2020. The increase was predominantly driven by higher sales volumes which were partially offset by lower average selling prices. Lower average selling prices in our Fresh segment in 2021 were driven by higher regional and ex-U.S. farm yields within the industry resulting in a higher supply versus demand.

Segment Loss

Adjusted EBITDA is a non-GAAP financial measure of performance. Among other financial metrics, our management reviews segment profit based upon Adjusted EBITDA. We calculate Adjusted EBITDA as consolidated net loss before net interest expense, income tax provision and depreciation and amortization, further adjusted to exclude stock-based compensation, and the impact of significant non-recurring items.

We believe that Adjusted EBITDA is useful in comparing our financial performance with the performance of other companies for the following reasons:

●	Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and
●	Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

●	Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
●	Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business and an important part of our compensation strategy;
●	Adjusted EBITDA excludes other material non-recurring items;
●	Adjusted EBITDA does not reflect: (1) recurring changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and
●	the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP. Adjusted EBITDA for each of the years ended December 31, 2021 and 2020, is presented below. A reconciliation of our consolidated net loss to Adjusted EBITDA is also presented below.

	Year Ended December 31,
(In thousands)	2021	2020
Adjusted EBITDA
Ingredients	$(29,592)	$(7,999)
Fresh	(3,069)	218
Unallocated and Other	(47,719)	(38,690)
Total Adjusted EBITDA	$(80,380)	$(46,471)
Adjustments to reconcile consolidated net loss to Adjusted EBITDA
Consolidated net loss	$(126,247)	$(67,159)
Interest expense, net	4,490	6,708
Income tax expense (benefit)	231	48
Depreciation and amortization	12,817	7,504
Stock-based compensation	7,183	1,010
Change in fair value of warrants	(12,127)	661
Other non-recurring costs, including acquisition costs	3,994	(75)
Employee retention credit	(2,226)	—
Merger transaction costs	11,693	—
Non-recurring public company readiness costs	5,265	—
Loss on extinguishment of debt	11,742	—
South America seed production costs	2,805	—
Impairment of goodwill	—	4,832
Adjusted EBITDA	$(80,380)	$(46,471)

Ingredients Adjusted EBITDA for the year ended December 31, 2021 was a loss of $29.6 million, which represents a decrease in segment Adjusted EBITDA of $21.6 million as compared to the same period in 2020. The decrease was primarily driven by losses generated on the commercial launch of our proprietary soybean ingredients products as higher average selling prices were more than offset by operating costs associated with early-stage commercialization of these products and start-up costs associated with our recently acquired Seymour soy processing plant, a lack of sales and gross profit on barley as driven by our sale of this business in October 2020, and higher research and development costs associated with products anticipated to be commercialized within this segment, if successful.

Fresh Adjusted EBITDA for the year ended December 31, 2021 was a loss of $3.1 million, which represents a decrease in segment Adjusted EBITDA of $3.3 million as compared to the same period in 2020. This decrease was driven by lower average selling prices and higher operating expenses, including higher freight costs, as partially offset by higher sales volumes.

Unallocated and Other Adjusted EBITDA for the year ended December 31, 2021 was a loss of $47.7 million, which represents a decrease in segment Adjusted EBITDA of $9.0 million as compared to the same period in 2020. This decrease was driven by increases in centralized operations costs primarily driven by increased staffing and higher professional fees as the Company expanded its legal, finance and human resources departments to prepare for and operate as a publicly traded company. The decrease was also driven by an increase in research and development expenses resulting from an increase in staffing and facility expenses.

Liquidity and Capital Resources

Liquidity describes our ability to access sufficient cash flows to meet the cash requirements of our business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our ability to access cash flows from operations, marketable securities and available credit facilities and their sufficiency to fund our operating, investing and financing activities. To meet our payment service obligations, we must have sufficient highly liquid assets and be able to move funds on a timely basis.

Since inception, our primary sources of liquidity have been equity and debt financings. On December 31, 2021, our liquidity was comprised of cash and marketable securities of $182.7 million, and access to a revolving credit facility of up to $6.0 million, which is subject to renewal in November 2022, as capped by a defined borrowing base that could result in availability that is less than this amount. If we meet certain milestones in 2022, we would be eligible to draw down term loans in an amount of up to $20.0 million between April 2022 and June 2022. See Note 13 — Debt in the notes to the audited consolidated financial statements included elsewhere in this prospectus for further discussion. Also as of December 31, 2021, our commitments include term debt and notes payable outstanding of $84.1 million, lease liabilities of $81.6 million, capital expenditures associated with expansion of farming operations, including distribution within our Fresh segment, expected to be completed in the second quarter of 2022, and operating costs supporting the sale of products, research and development expenses, and selling, general and administrative expenses. For the year ended December 31, 2021, we incurred a net loss of $126.2 million and had negative cash flows from operating activities of $117.8 million and violated certain financial covenants under our DDB term debt agreement, which were subsequently waived. As described further in Note 23 — Subsequent Events in the notes to the audited consolidated financial statements included elsewhere in this prospectus, in March 2022 the Company entered into subscription agreements with a number of investors which resulted in proceeds, net of issuance costs, of approximately $81.1 million. We believe that our cash and cash equivalents and marketable securities on hand as of December 31, 2021, in addition to the proceeds from the subscription agreements completed in March 2022, are sufficient to meet the needs of operations, including working capital requirements, debt requirements and our currently planned capital expenditure requirements for a period of at least 12 months from the date of this Annual Report. See Note 1—Description of Business in the notes to the audited consolidated financial statements included elsewhere in this prospectus for further discussion.

Our business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. As of December 31, 2021 we had multiple debt instruments (see Note 13 — Debt in the notes to the audited consolidated financial statements included elsewhere in this prospectus), including term loans, notes payable and a revolving line of credit, certain of which require adherence to financial covenants, including maintaining minimum liquidity and maintenance of a minimum cash balance. If we breach these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, we plan to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that we will be able to comply with our future covenants without such a waiver or that we would be successful in obtaining a waiver or an amendment during 2022.

Our attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize our research and development activities, obtaining adequate grower relationships, building our customer base, successfully executing our business and marketing strategy, and hiring appropriate personnel.

Our failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and our ability to achieve our intended business objectives.

We expect to require additional financing over and above our current liquidity position to continue to grow our business. We may also require additional capital in the future to fund capital expenditures, acquisitions or other investments. These capital requirements could be substantial. The amount and timing of our future funding requirements will depend on many factors, including the success of the commercialization of certain of our products, our ability to continue to satisfy our financial covenants under our financing facilities, and the ability to repay or refinance such indebtedness as it becomes due. We could potentially use our available financial resources sooner than we currently expect and may need to incur additional indebtedness to meet future financing needs. Although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. We cannot guarantee that we will be able to meet existing financial covenants or obtain new financing on favorable terms, if at all. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Summary of Cash Flows

A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:

	Year Ended December 31,
(In thousands)	2021	2020
Statement of Cash Flows Data:
Net cash used in operating activities	$(117,750)	$(52,678)
Net cash provided used in investing activities	(154,589)	(100,672)
Net cash provided by financing activities	341,555	160,703
Effect of exchange rate changes on cash	4	(226)
Net increase (decrease) in cash and cash equivalents	69,220	7,127
Cash and cash equivalents, beginning of period	9,743	2,616
Cash and cash equivalents, end of period	$78,963	$9,743

Net Cash Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $117.8, which represents an increase of $65.1 million as compared to the same period in 2020. This increased use of cash was driven by a higher net loss of $59.1 million and increased working capital needs of $10.2 driven primarily by the commercial launch of our proprietary soybean ingredients products. These increases were partially offset by higher non-cash charges of $4.2 million primarily comprised of the loss on debt extinguishment, higher depreciation and amortization expense, and higher non-cash stock-based compensation expense as partially offset by the mark-to-market income on our warrant liabilities.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2021 was $154.6 million, which represents an increase of $53.9 million as compared to the same period in 2020. This increase was driven by payments of $116.3 million made in connection with the acquisition of two soybean processing facilities and related assets and an increase in capital expenditures of $21.6 million primarily driven by the purchase of land and construction costs incurred toward the expansion of farm operations and distribution in Vero Beach, Florida in our Fresh segment. These increases were partially offset by a decrease in net purchases of marketable securities (maturities and sales of marketable securities less purchases of marketable securities) of $6.8 million in 2021, as compared to $92.5 million in the same period of 2020.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was $341.6 million, which represents an increase of $180.9 million as compared to the same period in 2020. This increase was primarily driven by net contributions from the Merger of $285.4 million and an increase in proceeds from the issuance of debt of $79.1 million as partially offset by $43.1 million of payments to extinguish debt in connection with the Merger as compared to $154.4 million of proceeds, net of issuance costs, from the Company’s Series D preferred stock issuance for the same period in 2020.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2021 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

(In thousands)	Payments Due by Period
Contractual obligations	Total	<1 Year	1 – 3 Years	3 – 5 Years	>5 Years
Principal payments on debt	$95,816	$6,980	$85,462	$3,374	$—
Interest payments on debt	15,126	7,148	7,972	6	—
Operating leases	4,476	1,540	1,599	806	531
Financing leases	151,643	5,985	18,937	22,028	104,693
Forward purchase obligations	71,406	69,699	1,707	—	—

Interest payments on debt was calculated using rates in effect at December 31, 2021, for the remaining term of outstanding borrowings.

Off-Balance Sheet Arrangements

The Company has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this report. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.

See Note 2 — Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements included elsewhere in this prospectus for more information.

Revenue Recognition

We generate revenue from product sales and commissions earned on product sales.

Product Sales

We recognize revenue on product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, and soybean meal, oil, flakes and flour, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, we consider several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and our right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.

In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, we act as an agent and earn a stated commission and as such revenue is reported on a net basis representing the commissions earned in our consolidated statement of operations. For certain of these transactions, we are responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.

Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.

Stock-Based Compensation

Stock Options

We recognize in our Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options issued to employees and directors. Our options are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. We recognize forfeitures of awards as they occur.

We estimate the fair value of our stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of our common stock, expected term, expected volatility, risk-free interest rate and expected dividends.

Fair Value of Common Stock — Historically, as there has been no public market for our common stock, the fair value of our common stock was determined by the board of directors based in part on valuations of the common stock prepared by a third-party valuation firm. Should the Company issue stock options in the future the fair value of common stock will be based on the Company’s closing stock price on the grant date.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.

Expected Volatility — Because we recently became a public company and do not have a meaningful trading history for our common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.

Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, we use an expected dividend yield of zero.

The grant date fair value for our stock options granted in the years ended December 31, 2021 and 2020 were based on the following assumptions used within the Black-Scholes option pricing model:

	2021	2020
Expected term	6.1 years	6.2 years
Risk-free interest rate	0.7%	1.0%
Expected volatility	63%	58%
Expected dividend yield	0%	0%

Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, our equity-based compensation could be materially different.

Restricted Stock Units (“RSUs”)

The fair value of RSUs with only service-based vesting conditions are estimated on the date of grant based on the closing price of the Company’s common stock while the fair value of RSUs with service-based and market performance vesting conditions are estimated on the date of grant using a Monte Carlo simulation. As we recently became a public company and do not have a meaningful trading history for our common stock, we estimate our expected stock volatility based on the historical volatilities of the common stock of comparable publicly traded companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own common stock.

The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Impairment of Goodwill and Intangible Assets

Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.

Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit.

Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, and in-process research and development (“IPRD”). Intangible assets are valued based on the income approach which utilizes discounted cash flows. These estimates generally constitute Level 3 inputs under the fair value hierarchy.

Acquired IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization.

Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required.

In conjunction with business acquisitions, we obtain trade names, permits, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names and permits are amortized over their estimated useful life, which is generally ten years. Employment agreements are being amortized over the contractual period, which is two years. Customer relationships are expected to provide us with economic benefits over the estimated life of the relationship, which is generally 15 years, and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.

Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are present, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the asset in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss.

Derivatives

We have master netting agreements with our counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Further, all of our derivative contracts are centrally cleared and therefore are cash-settled on a daily basis which results in the derivative contracts having a fair value that approximates zero on a daily basis.

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. All of our derivatives have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.

Our soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the consolidated statements of operations. Our meal and oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on meal and oil instruments are recorded in revenues in the consolidated statements of operations.

We classify the cash effects of our derivatives within the “Cash Flows From Operating Activities” section of the condensed consolidated statements of cash flows.

Warrant Liabilities

We account for our Private Placement Warrants, Public Warrants, Notes Payable Warrants and Convertible Notes Payable Warrants as derivative warrant liabilities in accordance with ASC 815 with the exception of the Notes Payable Warrant issued in connection with the Merger which qualifies for equity treatment. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the change in fair value of warrants in the consolidated statements of operations. The fair value of the Public Warrants are measured based on the closing price of the warrant traded on the NYSE while the Private Placement Warrants and Convertible Notes Payable Warrants are estimated at each measurement date using a Black-Scholes option pricing model and Monte Carlo simulation, respectively. As the Notes Payable Warrant holder has the ability to exercise the warrant at no cost upon expiration we value the warrant at each measurement date based on the closing price of the Company’s common stock for which the warrant is exercisable into.

Conversion Option Liability

We account for the conversion option on our convertible term loan as a derivative liability in accordance with ASC 815 and therefore recognize the conversion option at fair value and adjust the liability to fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the consolidated statements of operations. The fair value of the conversion option is measured based on a Monte Carlo simulation.

Business Combinations

We allocate the purchase price of its acquisitions to the assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. We utilize management estimates and an independent third-party valuation firm to assist in determining these fair values. When necessary based on the timing of an acquisition, we will utilize a benchmarking approach based on our historical acquisitions and similar industry acquisitions to determine the preliminary fair values for certain acquired assets. The excess of the acquisition price over the estimated fair value of the net assets acquired is recorded as goodwill. Goodwill is adjusted for any changes to acquisition date fair value amounts made within the measurement period. Acquisition-related transaction costs are recognized separately from the business combination and expensed as incurred.

Income Tax Valuation Allowances

The determination of the income tax valuation allowances requires us to use judgements and assumptions that may have a material impact on our consolidated financial statements, especially at the early stage of commercialization. We provide deferred taxes for deductible and taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. Because we generate losses currently, a full valuation allowance is recorded against our net deferred tax assets, as we believe it is more likely than not that some portion or all the deferred tax assets will not be realized. If we were to generate cumulative profits, the valuation allowance may change.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through June 30, 2022 and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations under adoption. See Note 2 — Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and the Company’s assessment, to the extent the Company has made one, of their potential impact on the Company’s financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Commodity Price Risk

Although our proprietary soybeans and soybean products are not commodities, we purchase crops using a commodity base price and therefore we may be affected by fluctuations in agricultural commodity prices. Further, our business is affected by fluctuations in agricultural commodity prices to the extent we purchase commodity soybeans for processing at our processing facilities. From time to time, we engage in hedging transactions to manage risks associated with the fluctuation of commodity prices however our commodity hedging activities may not sufficiently offset the volatility.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our notes payable, financing obligations bear interest at a fixed base rate plus a floating rate pegged to an index and are not publicly traded. Therefore, fair value of our notes payable, financing obligations and interest expense is not materially affected by changes in the market interest rates. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Credit Risk

Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers for the years ended December 31, 2021, 2020 and 2019. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

Foreign Currency Exchange Risk

Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to operating expenses denominated in Canadian dollars and Brazilian reals and intercompany loans denominated in Brazilian reals. We have entered into a limited number of operation support contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

MANAGEMENT

Management and Board of Directors

The following persons serve as Benson Hill’s executive officers and directors. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Matthew Crisp	39	Chief Executive Officer and Director
Dean Freeman	58	Chief Financial Officer
Jason Bull	55	Chief Technology Officer
Bruce Bennett	51	President, Ingredients
Yevgeny Fundler	52	Chief Legal Officer and Corporate Secretary
Daniel Jacobi	67	Chairperson
DeAnn Brunts	60	Director
J. Stephan Dolezalek	65	Director
Adrienne Elsner	59	Director
David Lee	50	Director
Molly Montgomery	55	Director
Craig Rohr	39	Director
Linda Whitley-Taylor	58	Director

Executive Officers

Matthew Crisp serves as Chief Executive Officer and as a member of our Board. Mr. Crisp has a background as an entrepreneur and as a venture capitalist working with and within biotechnology and other technology- driven companies. Prior to co-founding Benson Hill in 2012, he was the founding President of the Agricultural Biotechnology Division and Senior Vice President at Intrexon Corporation, a synthetic biology company. In addition to launching the company’s agbiotech efforts, Mr. Crisp worked with Intrexon for more than five years, serving in multiple executive roles and on its Board of Directors. Prior to joining Intrexon, Mr. Crisp was a Managing Director at Third Security, LLC, a venture capital firm, where he focused on corporate development, worked closely with private and public companies in the life science and technology sectors, and led the firm’s West Coast operations. Mr. Crisp also co-founded Edison Agrosciences, Inc., an agricultural biotechnology company primarily focused on the development of alternative rubber crops, where he remains Chairman of its Board of Directors. He earned his Bachelor of Business Administration in Finance from Radford University, where he formerly served on its Board of Visitors, and as Chairman of the Radford University Foundation, Inc. Board of Directors. Mr. Crisp was selected to serve on our Board because of his extensive knowledge of our company and his experience founding and leading technology-based companies.

Dean Freeman has been Chief Financial Officer since the end of March 2022. Prior to that, in order to facilitate Mr. Freeman’s transition into the position of Chief Financial Officer, in February 2022, the Company hired Mr. Freeman as Executive Vice President, Finance. Prior to joining the Company, Mr. Freeman served as President and Chief Executive Officer of First Source Capital LLC, a commercial finance company Mr. Freeman founded in 2019 to serve the commercial real estate, trade finance, alternative finance, M&A and business finance markets. Prior to founding First Source Capital, from 2016 to 2019 Mr. Freeman served as Vice President, Finance, Information Technology, and Chief Financial Officer of GCP Applied Technologies Inc. (NYSE: GCP), a global provider of construction products technologies, since its separation from W.R. Grace & Co. in 2016, where Mr. Freeman served as Vice President, GCP Finance from 2015 to 2016. Before W.R. Grace & Co., from 2012 to 2015 Mr. Freeman was employed by Watts Water Technologies Inc. (NYSE: WTS), a global provider of water quality products and solutions for the residential, commercial and industrial real estate markets, were he served as interim President and Chief Executive Officer after serving as Executive Vice President and Chief Financial Officer. Mr. Freeman has also held senior finance and treasurer roles with Flowserve Corporation and The Stanley Works Corporation,

in addition to financial and management roles of increasing responsibility with United Technologies Corporation and Alstom Power Services. Mr. Freeman earned his Master of Business Administration from Rensselaer Polytechnic Institute and his Bachelor of Science in Business Administration from the University of Connecticut.

Jason Bull, Ph.D., has been Chief Technology Officer for Benson Hill since 2020. In his role as Chief Technology Officer, Mr. Bull leads the company’s combined research and development and data science capabilities across predictive breeding, genomics, product discovery, big data engineering and software development. Mr. Bull has over 20 years of industry experience unlocking synergies between biology and data science for multiple industries. Prior to joining Benson Hill, he co-founded and served as VP, Strategy & Machine Learning at Object Computing, Inc. (OCI), and founded a machine learning strategic impact business leveraged by multiple Fortune 500 companies spanning a diverse set of industries. Prior to OCI, Mr. Bull spent twenty years with Bayer (Monsanto), most recently as its Vice President R&D of (Global Digital Seed Science), where he delivered a digital advisory platform. Prior, Mr. Bull served as Vice President R&D (Global Trait & Field Solutions), leading trait introgression into the global product lineup and global research and development intellectual property, where he spearheaded the seminal introduction of predictive technologies and their application to the research and development pipeline. Mr. Bull has been granted 30 patents in digital agriculture, molecular breeding and robotic seed chipping. He has also authored 15 publications on the optimization of breeding and production systems. He earned his Ph.D. in quantitative genetics and biometrics and a Bachelor of Arts in agricultural sciences (Honors) in quantitative genetics and analytics from the University of Queensland in Australia.

Bruce Bennett has been President, Ingredients for Benson Hill since July 2021. Prior to joining Benson Hill, Mr. Bennett worked as the Vice President Strategic Sourcing at McClement Management Group where he was responsible for managing spend across baked goods, dairy, coatings and seasonings and condiments for one of the largest quick service restaurants in the United States. From 1999 to 2018, Mr. Bennett worked at various roles at Archer Daniels Midland, including, most recently, President Global Proteins where he led the division tasked with commercializing next generation proteins and implementing growth initiatives for soy and peas protein, edible beans and powders, ancient grains and gluten-free and organic flours. While at Archer Daniels Midland, Mr. Bennett also worked as President, Specialty Ingredients, Vice President, Foods and Wellness, General Manager, Soy Proteins, as well as in various sales positions domestically and internationally. During his time there, Mr. Bennett led efforts to expand Archer Daniels Midland’s geographic footprint, broaden its portfolio into complementary and adjacent products, and commercialize next-generation protein ingredients. Mr. Bennett earned his Bachelor of Arts from Illinois Wesleyan University and a wide variety of professional certifications.

Yevgeny Fundler has been Chief Legal Officer and Corporate Secretary for Benson Hill since May 2021. From March 2014 to January 2021, he served as Senior Vice President, General Counsel and Secretary of AITX (formerly known as American Railcar Industries Inc.), a leading solutions-provider of railcar leasing and repair services, managing a fleet of tank and covered hopper railcars across the United States. Mr. Fundler served as Vice President, General Counsel of WestPoint Home LLC, a company in the business of manufacturing, licensing and distributing various home textile products and brands with an international manufacturing base in Bahrain and a multinational sourcing operation, from March 2010 until February 2014. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of Icahn Enterprises L.P. (NASDAQ: IEP), a diversified holding company engaged in investment, energy, automotive, food packing, metals, real estate and home fashion. From March 2000 to September 2006, Mr. Fundler served as Counsel with Icahn Associates and affiliates. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, a law firm representing the interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other commercial transactions. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own law practice in Silicon Valley and San Francisco, with an emphasis on representing start-up entrepreneurs. Mr. Fundler earned his Bachelor of Arts in International Business from San Diego State University and his Juris Doctor from University of California Hastings College of the Law.

Non-Employee Directors

Daniel Jacobi has served on our Board as an independent director since March 2016 and currently serves as its Chairperson. Mr. Jacobi is an attorney and experienced international agriculture business leader who has worked with farmers, government officials, NGO’s, and dedicated colleagues around the world in the pursuit of a safe, reliable, and affordable food supply for a world of 9 billion people by the year 2050. From 1998 into 2014, Mr. Jacobi worked with DuPont Pioneer, in roles including General Counsel of Pioneer Hi-Bred, Associate General Counsel for DuPont Ag & Nutrition, and finally, as Senior Vice President, responsible for Pioneer’s businesses in Asia, Europe, and Africa. During his career at DuPont Pioneer, Mr. Jacobi focused on complex technology licensing arrangements among large and small seed and biotech companies and on agricultural productivity in the developing world. Prior to joining Pioneer, Mr. Jacobi served as General Counsel of the Wittern Group, in Clive, Iowa for seven years. Since his retirement from Pioneer, Mr. Jacobi has represented select ag- related businesses, and serves on the Advisory Board of the Riley Energy Group. Mr. Jacobi earned his Bachelor of Arts and Juris Doctor from Drake University, and since 2006, has served his alma mater as a member of the Drake Board of Trustees. Mr. Jacobi was selected to serve on our Board because of his extensive experience with legal support for a global seed company, including intellectual property protection strategies, biotech and germplasm in-and out-licensing, domestic and international regulatory matters, as well as all aspects of commercial operations.

DeAnn Brunts has served on our Board since November 2020. She also served as our Chief Financial Officer from January 2021 through March 2022. During 2020, Ms. Brunts provided financial, accounting, capital structure and leadership consulting services to private equity backed companies. She served for three years commencing January 2017 as chief financial officer of Solaray, LLC, a privately held full service category management and merchandising services provider of general merchandise to a variety of retailers, including over 40,000 convenience stores. Ms. Brunts also served as the chief financial officer of Transworld Systems, Inc., a privately held debt collection agency, from 2015 to 2016, Maverik, Inc., a privately held convenience/ gas/fresh food store chain, from 2012 to 2014, Rocky Mountain Foods, Inc., a privately held food manufacturer and distributor, from 2011 to 2012 and Merlin-International, a privately held information technology company, in 2010. Prior to that, Ms. Brunts served in several roles at Tatum LLC, a privately held executive and consulting services company specializing in finance, accounting and technology services, from 2006 to 2009, most recently as the central region managing partner of Tatum. Ms. Brunts also held various positions at PricewaterhouseCoopers from 1985 to 1999, including transaction services and audit partner. Ms. Brunts previously served as chair of the audit committee of the Women’s Foundation of Colorado and as a director and audit committee chair for Springboard to Learning and as a director of SRP Companies Canada. She is currently a director of B&G Foods, Inc. (NYSE: BGS) and Claire’s. She earned her Master of Business Administration in Finance and Operations Management from The Wharton School and her Bachelor of Science in Business Administration in Accounting from the University of Missouri in St. Louis. Ms. Brunts was selected to serve on our Board because of her public company expertise and qualification as a financial expert.

J. Stephan Dolezalek has served on our Board as an independent director since July 2020. Mr. Dolezalek has been a Managing Partner at Grosvenor Food & AgTech, a private investment arm of the Grosvenor Estate, the family office of the Grosvenor family, since 2019. Wheatsheaf Group U.S. Inc. is a wholly-owned subsidiary of Grosvenor Food & AgTech. Grosvenor Food & AgTech (previously called the Wheatsheaf Group, LLC) operates, invests in and helps to develop businesses in the food and agriculture sectors with one of the largest investment teams in the ag-tech venture investment space. From 2018 to 2019 Mr. Dolezalek served as a Non-Executive Director of Wheatsheaf. Since 2019 he has also served as Chairman of the Board of Directors for Aerofarms, a controlled indoor agriculture company. From 2016 to 2018, Mr. Dolezalek served as Senior Adviser with respect to the formation of Breakthrough Energy Ventures, an entity formed by the family investment office of Bill Gates. From 1999 until 2017, Mr. Dolezalek served as a Managing Director of VantagePoint Capital Partners, a private equity firm managing a series of private equity funds. In addition, Mr. Dolezalek is also the founder of Resourcient Group, LLC and currently serves as its Managing Partner. He has co-founded three companies and been a board member of numerous venture-backed and publicly traded companies. He earned his Juris Doctor from the University of Virginia School of Law and his Bachelor of Science in City Planning from the University of Virginia School of Architecture. Mr. Dolezalek was selected to serve on our Board because of he is a highly experienced investor, entrepreneur, board member and counsel across the high technology aspects of agriculture, clean energy, biotechnology, communications and software.

Adrienne Elsner has served on our Board as an independent director since March 2019. Ms. Elsner formerly served as President, Chief Executive Officer and Director of Charlotte’s Web Holdings, Inc. (OTC: CWBHF), a leader in hemp-derived CBD extract products from April 2019 to December 2021. From 2015 to 2018, she served as President U.S. Snacks of Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational food and beverage and confectionary conglomerate. She has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014. Ms. Elsner has also served as a director of Owens Corning, Inc. (NYSE: OC) since 2018. She earned her Master of Business Administration in Finance and Marketing from the University of Chicago and her Bachelor of Science in business from the University of Arizona. Ms. Elsner brings to our Board, among other skills and qualifications, experience in business, marketing and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company and Kraft Foods enable Ms. Elsner to make contributions to our Board in the areas of management, business strategy, strategic marketing, finance and product innovation.

David Lee has served on our Board as an independent director since January 2021, and currently serves as President and Director of AppHarvest, Inc. (NASDAQ: APPH, APPHW), a leading AgTech company building some of the country’s largest indoor farms and combining conventional agriculture techniques with cutting-edge technology to grow affordable, nutritious fruits and vegetables at scale. From December 2015 to January 2021, Mr. Lee served as the Chief Financial Officer and from December 2015 to March 2019 as the Chief Operating Officer of Impossible Foods Inc. From 2014 to December 2015, Mr. Lee served as the Chief Financial Officer of Zynga Inc. (NASDAQ: ZNGA). Mr. Lee is currently on the board of directors of Crew, a Greylock and Sequoia- backed technology startup empowering front-line mobile workers with software to connect them to each other and employees, and AppHarvest, Inc. Mr. Lee earned his Bachelor of Arts in Government from Harvard College and his Master of Business Administration from the University of Chicago. Mr. Lee was selected to serve on our Board because of his extensive financial experience.

Molly Montgomery has served on our Board as an independent director since September 2021. Since January 2020, Ms. Montgomery has been a member of the Board of Directors at Wilbur-Ellis Company, a family-owned business based in San Francisco. With revenues over $3.0 billion, Wilbur-Ellis is a leading international marketer, distributor and manufacturer of agricultural products, animal nutrients and chemicals. Since October 2020, Ms. Montgomery has served as Board Director of The Wine Group, the second largest wine producer in the U.S. and third largest in the world. Since May 2020, Ms. Montgomery has served as a Board Director of Customer Made Meals and since January 2022 as a Board Director for Balco Holdings. Since May 2020, Ms. Montgomery served or is serving as a Board Director of four SPACs, including Roth CH Acquisition I Co. (NASDAQ: ROTH) from May 2020 to March 2021, Roth CH Acquisition II Co. (NASDAQ: ROCC) from December 2020 to July 2021, Roth CH Acquisition III Co. (NASDAQ: ROCR) from March 2021 to February 2022, and Roth CH Acquisition IV Co. (NASDAQ: ROCG) since August 2021. Ms. Montgomery also serves as a strategic advisor to early-stage companies including Trace Genomics, Planted Places and Nuvve Holding (NASDAQ: NVVE). From 2009 to 2019, Ms. Montgomery served as an Executive Officer of Landec Corporation (NASDAQ: LNDC) and as Chief Executive Officer, President & Director from 2015 to 2019. Ms. Montgomery also served as Board Director for Windset Farms, one of the largest and most technologically advanced hydroponic greenhouse growers in North America, from 2018 to 2019, and as Board Director for Flower One Holding (CSE: FONE) for the 2020 calendar year. Prior to Landec, from 2006 to 2009, Ms. Montgomery served as VP of Global Marketing and Business Development at Ashland Chemical. Ms. Montgomery has also been an executive in two software companies and held additional positions in strategy, marketing, engineering and operations in other chemical, pharmaceutical and consumer product companies. Ms. Montgomery earned her Bachelor of Science in Chemical Engineering and her Master of Engineering in Chemical Engineering from the University of Louisville and her Master of Business Administration from Harvard Business School. Ms. Montgomery was selected to serve on our Board because of her extensive experience as a board member and counsel with early-stage companies.

Craig Rohr has served on our Board as an independent director since September 2021, and was STPC’s President from January 2021 until the closing of the Merger. Mr. Rohr joined Magnetar Capital in 2009 and is a Senior Managing Director in Magnetar’s energy and infrastructure group. Prior to joining Magnetar Capital, Mr. Rohr worked at First Reserve Corporation, a global control private equity and infrastructure investment firm. Based in London, England, Mr. Rohr focused on First Reserve’s portfolio company investments across North America, South America & Europe. Before joining First Reserve, Mr. Rohr worked at Citigroup in the firm’s Global Energy Investment Banking Group in New York. Mr. Rohr currently serves on the boards of directors of Vesper Energy Development LLC and Lightstar Renewables LLC (Magnetar Capital portfolio companies operating in the utility scale solar and distributed solar space). Mr. Rohr earned his Bachelor of Science in Finance & Business Economics from the University of Notre Dame, where he graduated magna cum laude. Mr. Rohr was selected to serve on our Board because of his significant experience investing in sustainability and environmentally friendly businesses.

Linda Whitley-Taylor has served on our Board as an independent director since February 2021, and currently serves as Executive Vice President-Chief People Officer of Change Healthcare Inc. (NASDAQ: CHNG). Ms. Whitley-Taylor joined Change Healthcare in 2013. From 2008 to 2012. Ms. Whitley-Taylor served as Executive Vice President-Chief Human Resources Officer of AMERIGROUP Corporation (NYSE: AGP). Ms. Whitley-Taylor currently serves as a board member of Ronald McDonald House-Nashville and on the board of trustees of Hampden-Sydney College. Ms. Whitley-Taylor earned her Bachelor of Arts in Psychology from Radford University. Ms. Whitley-Taylor was selected to serve on our Board because of her depth of experience in talent management strategies and culture.

Board Composition

We have nine (9) directors. Our Board has only one class of directors, with each director being elected in each year at our Annual Meeting of Stockholders.

Mr. Daniel Jacobi, one of our independent directors, is the Chairperson of our Board. Our Corporate Governance Guidelines provide that our Board shall be free to choose its Chairperson in any way that it considers in the best interests of the Company. In addition, our Corporate Governance Guidelines provide that, when the Chairperson of our Board is a member of Company management or does not otherwise qualify as independent, our independent directors will also elect, annually, an independent director as the Lead Director of our Board. The independent members of the Board also meet in executive session without management, which provides our Board with the benefit of having the perspective of independent directors.

Our Board believes that its current formation is the best leadership structure for the Company at the current time and is in the best interests of the Company and its stockholders.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://investors.bensonhill.com by clicking on “Governance Documents” in the “Governance” section of our website. Our Corporate Governance Guidelines are subject to modification from time to time by our Board of Directors pursuant to the recommendations of our Sustainability and Governance Committee.

Director Independence

Our Board has determined that each of its members, other than Mr. Crisp and Ms. Brunts, is “independent” as defined under applicable NYSE listing standards and SEC rules. Accordingly, our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and YSE listing standards relating to director independence requirements. Our Board has also determined that all members of our Audit and Risk Committee, Compensation Committee and Sustainability and Governance Committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees. In making this determination about the independence of our directors, our Board considered the relationships that each director has with Benson Hill and our management and all other facts and circumstances our Board deemed relevant in determining independence, including the relationships disclosed below under “Certain Relationships and Related Party Transactions.” With respect to Mr. Dolezalek, this determination included consideration of his current employment at Grosvenor Food & AgTech, previously called Wheatsheaf Group, LLC, which through its wholly-owned subsidiary Wheatsheaf Group U.S. Inc. participated in our March 2022 PIPE transaction and which, as of March 31, 2022, beneficially owned approximately 5.6% of our Common Stock. With respect to Mr. Rohr, this determination included consideration of his current employment at Magnetar Capital, his participation as an investor in Star Peak Sponsor II LLC, as well as the participation in our March 2022 PIPE transaction by affiliates of Magnetar Capital.

In addition, Audit and Risk Committee members must also satisfy the independence criteria set forth in Rule 10A-3 promulgated under the Exchange Act (“Rule 10A-3”). In order to be considered independent for purposes of Rule 10A-3, a member of the Audit and Risk Committee may not, other than in such member’s capacity as a member of the Audit and Risk Committee, the Board or any other Board committee (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or (ii) be an affiliated person of the Company or any of its subsidiaries.

Committees of the Board of Directors

Our Board has established an Audit and Risk Committee, a Compensation Committee and a Sustainability and Governance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by the Board. Copies of the charters for each committee are available on the Investor Relations section of our website, which is located at https://investors.bensonhill.com by clicking on “Governance Documents” in the “Governance” section of our website. Members serve on these committees until (i) they resign from their respective committee, (ii) they no longer serve as a director or (iii) as otherwise determined by the Board.

Audit and Risk Committee

The Audit and Risk Committee consists of David Lee, Daniel Jacobi and Craig Rohr. Mr. Lee is Chairperson of the Audit and Risk Committee. The Board has determined that David Lee, Daniel Jacobi and Craig Rohr each meet the requirements for independence and financial literacy under applicable NYSE listing standards and SEC rules and regulations. In addition, the Board has determined that David Lee qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. The Audit and Risk Committee is responsible for, among other things, assisting the Board in its oversight of:

●	the quality and integrity of our financial statements financial statements;
●	our compliance with regulatory requirements;
●	our independent registered public accounting firm’s qualifications and independence;
●	the performance of our internal audit function; and
●	the performance of our independent registered public accounting firm.

The Audit and Risk Committee operates under a written charter, which satisfies applicable SEC rules and NYSE listing standards, and which is available on our website at www.bensonhill.com. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by the Audit and Risk Committee.

Compensation Committee

The Compensation Committee consists of Linda Whitley-Taylor, Deanie Elsner and Stephan Dolezalek. Ms. Whitley-Taylor is the chairperson of the Compensation Committee. The Board has determined that the composition of the Compensation Committee meets the requirements for independence under applicable NYSE listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee is responsible for, among other things:

●	reviewing, approving and determining the compensation program and compensation of our executive officers;
●	monitoring our incentive and equity-based compensation plans; and
●	preparing the Compensation Committee report required to be presented to the Board of Directors.

The Compensation Committee operates under a written charter, which satisfies applicable SEC rules and NYSE listing standards, and which is available on our website at www.bensonhill.com.

Sustainability and Governance Committee

The Sustainability and Governance Committee consists of Molly Montgomery, Stephan Dolezalek, and Deanie Elsner. Ms. Montgomery is the chairperson of the Sustainability and Governance Committee. The Sustainability and Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become new members of the Board, consistent with criteria approved by the Board;
●	reviewing the qualifications of incumbent directors to determine whether to recommend them to reelection and selecting, or recommending that the Board select, the director nominees for the next Annual Meeting of Stockholders;
●	identifying members of the Board qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable Board committee;
●	reviewing and recommending to the Board corporate governance principles applicable to the Company;
●	overseeing the Company’s environmental and social capital policies and initiatives; and
●	handling such other matters that are specifically delegated to the committee by the Board from time to time.

The Sustainability and Governance Committee operates under a written charter, which satisfies applicable SEC rules and NYSE listing standards and is available on our website at www.bensonhill.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

This section provides an overview of the Company’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Our named executive officers (“NEOs”) for fiscal year 2021, which are determined in accordance with applicable SEC rules and consist of our principal executive officer and the next two most highly compensated executive officers, are:

●	Matthew Crisp, President and Chief Executive Officer;
●	DeAnn Brunts, our former Chief Financial Officer; and
●	Jason Bull, Chief Technology Officer.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to the Company by our NEOs for the period ended December 31, 2021.

Name and				Stock	Option		Incentive Plan	All Other
Position	Year	Salary($)	Bonus($)(1)	Awards($)(2)(3)	Awards($)(2)		Compensation($)(14)	Compensation($)(15)	Total($)
Matthew Crisp Chief Executive Officer(6)	2021	455,712	—	2,900,420	912,803	(8)	657,012	15,838	4,941,784
	2020	338,866	—	—	—		78,893	11,400	429,159
DeAnn Brunts Chief Financial Officer(7)	2021	470,280	350,000	840,691	898,378	(9)	269,231	46,633	2,875,213
	2020	—	—	—	—		—	—	—
Jason Bull Chief Technology Officer	2021	330,808	—	618,798	306,476	(10)	219,210	12,693	1,487,984
	2020	117,692	—	—	164,667		34,344	—	316,703
(1)

This amount includes a $100,000 sign-on bonus awarded to DeAnn Brunts on January 22, 2021 as well as a $250,000 performance bonus based on metrics related to the company going public, paid on October 15, 2021.

(2)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair values of restricted stock unit (“RSU”) awards and stock options, respectively, granted to our NEOs. Amounts shown do not reflect compensation actually received by the NEOs nor do they necessarily reflect the actual value that will be recognized by the NEOs. Instead, the amount shown is the grant date fair value of RSU awards and stock option awards granted to the NEOs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used to calculate the value of RSU awards and stock options are set forth in Note 18 — Stock-Based Compensation to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

Granted on September 29, 2021. This RSU award vests subject to continued service, if at any time on or after the Vesting Start Date but on or prior to the 3rd anniversary of the Vesting Start Date the closing price per share of the Common Stock over any 20 trading days within any 30 consecutive trading day period equals or exceeds: (i) $14, then 50% of this award will vest; and (ii) $16, then 50% of this award will vest.

(4)	The amounts in this column represent cash bonus payments to our NEOs under our 2021 Annual Incentive Plan, which are based on Company and individual performance.
(5)	The amounts in this column represent group-term life payments made by the company on behalf of the employee, 401(k) plan matching contributions and housing allowance provided to Ms. Brunts.
(6)	Mr. Crisp received no cash compensation in respect of his 2021 or 2020 board service.
(7)

Ms. Brunts became Chief Financial Officer as of January 11, 2021. Ms. Brunts resigned as Chief Financial Officer in connection with her retirement, and she was replaced by Dean Freeman, effective as of the filing of the Company’s Annual Report on Form 10-K on March 28, 2022. Ms. Brunts has served on our Board of Directors since November, 2020. Ms. Brunts received no cash compensation in respect of her 2021 board service.

(8)

This amount includes two awards. The first award was granted on January 25, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, October 21, 2020), subject to continued service with the Company through each such vesting date. The second award was granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on the Vesting Commencement Date (here, September 29, 2021) and each of the first three anniversaries of the Vesting Commencement Date, subject to continued service with the Company through each such vesting date.

(9)

This amount includes two awards. One granted on January 25, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first two anniversaries of the Vesting Commencement Date (here, January 11, 2021), subject to continued service with the Company through each such vesting date. The 2nd award was granted on January 25, 2022 in connection with her board service. This option award vests and becomes exercisable in approximately equal installments on each of the first eight quarterly anniversaries of the Vesting Commencement Date (here, December 1, 2020), subject to continued service with the Company through each such vesting date.

(10)

This amount includes two awards. The first award was granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on the Vesting Commencement Date (here, September 29, 2021) and each of the first three anniversaries of the Vesting Commencement Date, subject to continued service with the Company through each such vesting date. The second award was granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, February 9, 2021), subject to continued service with the Company through each such vesting date.

Employment Agreements

Chief Executive Officer — Crisp Employment Agreement

On July 20, 2021, the Company and Mr. Crisp entered into an Executive Employment Agreement (the “Crisp Employment Agreement”) in connection with Mr. Crisp’s service to the Company as its Chief Executive Officer. The Crisp Employment Agreement became effective on the Merger Closing Date.

Pursuant to the Crisp Employment Agreement, Mr. Crisp (i) is entitled to an annual base salary of $575,000, (ii) is eligible to receive an annual cash bonus with a target amount of 125% of his annual base salary, determined based on the achievement of certain Company and individual performance goals set by the Board of Directors or the Compensation Committee, and subject to other terms and conditions of the Crisp Employment Agreement, and (iii) starting in 2022, is eligible to participate in the Company’s 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the Company’s long-term equity incentive program (the “LTIP”), as determined by the Board of Directors or the Compensation Committee, in its sole discretion. The target equity award for Mr. Crisp’s 2022 annual grant will have a grant date fair value equal to 200% of Mr. Crisp’s base salary, and shall vest 25% on each of the first four anniversaries of the grant date, subject to Mr. Crisp’s continued employment with the Company through the applicable vesting date.

In addition, in consideration of Mr. Crisp entering into the Crisp Employment Agreement, Mr. Crisp became eligible to receive a one-time equity incentive award of 2,000,000 RSUs (the “Outperformance Grant”), that will vest subject to Mr. Crisp’s continued employment with the Company through September 29, 2024 (the third anniversary of the Merger Closing Date) and satisfaction of certain performance-based vesting conditions generally based on the achievement by our Common Stock of certain 30-day volume-weighted average price per share milestones (as detailed in the Crisp Employment Agreement).

Under the Crisp Employment Agreement, upon a termination by the Company without Cause or Mr. Crisp’s resignation for Good Reason (each as defined in the Crisp Employment Agreement, and together an “Involuntary Termination”), Mr. Crisp is entitled to the following benefits, subject to continued compliance with certain restrictive covenants and execution of a release of claims in favor of the Company: (i) salary continuation for two years; (ii) a lump sum payment equal to any unpaid annual bonus for the calendar year prior to Mr. Crisp’s separation; (iii) a lump sum payment equal to any annual bonus that would have been payable in the year of Mr. Crisp’s separation (based on the lower of achievement of the applicable target performance goals or actual performance); and (iv) if Mr. Crisp timely elects COBRA continuation coverage, up to 18 months of reimbursements for Mr. Crisp’s COBRA premium payments.

The Crisp Employment Agreement also provides for the following material compensation terms if Mr. Crisp experiences an Involuntary Termination: (i) if he elects COBRA continuation coverage and on the 18-month anniversary date of his separation he has not become eligible to be covered under a group health plan sponsored by another employer, then he will receive a lump sum cash payment equal to six times the amount he paid to effect and continue coverage for himself and any covered dependents under the Company’s group health plan for the full calendar year month immediately preceding such anniversary date (plus a gross-up to cover any taxes paid by executive related to such payment); (ii) as of the date Mr. Crisp’s release of claims becomes effective, any unvested equity awards outstanding at the time of executive’s separation that are subject to time-vesting shall immediately vest as if Mr. Crisp had remained employed for 24 months following the date of his Involuntary Termination; and (iii) to the extent any portion of the Outperformance Grant has not performance vested (after applying any other applicable vesting acceleration provisions under the Crisp Employment Agreement), such portion of the award will remain outstanding and eligible to performance vest during the six-month period following Mr. Crisp’s Involuntary Termination, after which time it shall be forfeited as to the portion that has not both time and performance vested.

In addition, if in the 12 months following a Change in Control (as defined in the Incentive Plan), Mr. Crisp experiences an Involuntary Termination or if the circumstances that ultimately give rise to the Involuntary Termination occur within the three months prior to a Change in Control, the unvested portions of any outstanding equity awards that are subject to time-vesting shall become fully time-vested.

Mr. Crisp is also party to the Company’s 2021 general form of Loyalty Agreement used for Company employees, which provides for one-year salary continuation upon an employee’s separation if, in the Company’s sole discretion, the Company elects to bind the employee to a one-year post-employment non-competition covenant. This Loyalty Agreement also provides for certain restrictive covenants, including confidentiality, intellectual property assignment, and non-solicitation of employees, consultants or customers during employment and for one year post-termination.

The Crisp Employment Agreement also provides that to the extent an event or events occur that would trigger the application of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code” and Section 280G thereof “Code Section 280G”), and result in “parachute payments” within the meaning of Code Section 280G to be paid to Mr. Crisp, any such parachute payments payable to Mr. Crisp will be reduced to the maximum amount that does not trigger an excise tax under Code Section 280G unless Mr. Crisp would be better off on an after-tax basis receiving all such parachute payments.

Chief Financial Officer — Brunts Employment Agreement

On September 29, 2021, the Company and Ms. Brunts entered into an Executive Employment Agreement (the “Brunts Employment Agreement”) in connection with Ms. Brunts’s service to the Company as its Chief Financial Officer. The Brunts Employment Agreement became effective on the Merger Closing Date and terminated upon Ms. Brunts’s resignation from the position of Chief Financial Officer on March 28, 2022.

Pursuant to the Brunts Employment Agreement, Ms. Brunts (i) was entitled to an annual base salary of $500,000, (ii) was eligible to receive an annual cash bonus with a target amount of 50% of her annual base salary, determined based on the achievement of certain Company and individual performance goals set by the Board or the Compensation Committee, and subject to other terms and conditions of the Brunts Employment Agreement, and (iii) starting in 2022, was eligible to participate in the Incentive Plan and the LTIP, as determined by the Board of Directors or the Compensation Committee, in its sole discretion. The target equity award for Ms. Brunts’s 2022 annual grant would have had a grant date fair value equal to 75% of Ms. Brunts’s base salary, and would have vested 25% on each of the first four anniversaries of the grant date, subject to Ms. Brunts’s continued employment with the Company through the applicable vesting date.

In addition, in consideration of Ms. Brunts entering into the Brunts Employment Agreement, Ms. Brunts became eligible to receive 67,000 RSUs, subject to Ms. Brunts’s continued employment with the Company through September 29, 2024 (the third anniversary of the Merger Closing Date) and certain performance-based vesting conditions generally based on the achievement by our Common Stock of certain 30-day volume-weighted average price per share milestones (as detailed in the Brunts Employment Agreement).

Under the Brunts Employment Agreement, upon a termination by the Company without Cause or Ms. Brunts’s resignation for Good Reason (each as defined in the Brunts Employment Agreement, and together an “Involuntary Termination”), Ms. Brunts would have been entitled to the following benefits, subject to continued compliance with certain restrictive covenants and execution of a release of claims in favor of the Company: (i) salary continuation for one year; (ii) a lump sum payment equal to any unpaid annual bonus for the calendar year prior to Ms. Brunts’s separation; (iii) a lump sum payment equal to any annual bonus that would have been payable in the year of Ms. Brunts’s separation (based on the lower of achievement of the applicable target performance goals or actual performance), prorated, based on the portion of such year in which Ms. Brunts is employed (the “Brunts Separation Year Bonus”); and (iv) if Ms. Brunts timely elected COBRA continuation coverage, up to 12 months of reimbursements for Ms. Brunts’s COBRA premium payments.

In addition, if in the 12 months following a Change in Control, Ms. Brunts experienced an Involuntary Termination or if the circumstances that ultimately gave rise to the Involuntary Termination occurred within the three months prior to a Change in Control, (i) Ms. Brunts would have been eligible for an additional six months of salary continuation and COBRA premiums and the Brunts Separation Year Bonus would not have been subject to proration and (ii) the unvested portions of any outstanding equity awards subject to time-vesting would have become fully time-vested.

The Brunts Employment Agreement also provided for the following material compensation terms: (i) one-time performance bonus of $250,000, subject to the Merger Closing and the Company’s receipt of at least $250 million in net proceeds upon public market entry; (ii) reimbursement for housing for Company-related travel to St. Louis (Ms. Brunts primarily provided services from Denver, Colorado); and (iii) in the event of Ms. Brunts’ resignation without Good Reason or if Ms. Brunts experienced an Involuntary Termination, any of the 600,000 stock options granted to Ms. Brunts in January 2021 that remain unvested would have vested, subject, with respect to a resignation without Good Reason, to Ms. Brunts providing reasonable transition services until a suitable successor was in place or the Company and Ms. Brunts agreed to a reasonable transition plan.

Ms. Brunts was also party to the Company’s 2021 general form of Loyalty Agreement used for Company employees, which provides for one-year salary continuation upon an employee’s separation if, in the Company’s sole discretion, the Company elects to bind the employee to a one-year post-employment non-competition covenant. This Loyalty Agreement also provides for certain restrictive covenants, including confidentiality, intellectual property assignment, and non-solicitation of employees, consultants or customers during employment and for one year post-termination. The Brunts Employment Agreement also provided for up to an additional 12 months of base salary continuation if the Company elected to extend the restrictive period for Ms. Brunts’s non-compete covenant.

The Brunts Employment Agreement also provided that to the extent an event or events occurred that would have triggered the application of Code Section 280G and result in “parachute payments” within the meaning of Code Section 280G to be paid to Ms. Brunts, any such parachute payments payable to Ms. Brunts would have been reduced to the maximum amount that does not trigger an excise tax under Code Section 280G unless Ms. Brunts would have been better off on an after-tax basis receiving all such parachute payments.

Chief Technology Officer — Bull Employment Agreement

On September 9, 2021, the Company and Mr. Bull entered into an Executive Employment Agreement (the “Bull Employment Agreement”) in connection with Mr. Bull’s service to the Company as its Chief Technology Officer. The Bull Employment Agreement became effective on the Merger Closing Date.

Pursuant to the Bull Employment Agreement, Mr. Bull (i) is entitled to an annual base salary of $410,000, (ii) is eligible to receive an annual cash bonus with a target amount of 50% of his annual base salary, determined based on the achievement of certain Company and individual performance goals set by the Board or the Compensation Committee, and subject to other terms and conditions of the Bull Employment Agreement, and (iii) starting in 2022, is eligible to participate in the Incentive Plan and the LTIP, as determined by the Board of Directors or the Compensation Committee, in its sole discretion. The target equity award for Mr. Bull’s 2022 annual grant will have a grant date fair value equal to 75% of Mr. Bull’s base salary, and shall vest 25% on each of the first four anniversaries of the grant date, subject to Mr. Bull’s continued employment with the Company through the applicable vesting date.

In addition, in consideration of Mr. Bull entering into the Bull Employment Agreement, Mr. Bull became eligible to receive 67,000 RSUs, subject to Mr. Bull’s continued employment with the Company through September 29, 2024 (the third anniversary of the Merger Closing Date) and certain performance-based vesting conditions generally based on the achievement by our Common Stock of certain 30-day volume-weighted average price per share of milestones (as detailed in the Bull Employment Agreement).

Under the Bull Employment Agreement, upon a termination by the Company without Cause or Mr. Bull’s resignation for Good Reason (each as defined in the Bull Employment Agreement, and together an “Involuntary Termination”), Mr. Bull would be entitled to the following benefits, subject to continued compliance with certain restrictive covenants and execution of a release of claims in favor of the Company: (i) salary continuation for one year; (ii) a lump sum payment equal to any unpaid annual bonus for the calendar year prior to Mr. Bull’s separation; (iii) a lump sum payment equal to any annual bonus that would have been payable in the year of Mr. Bull’s separation (based on the lower of achievement of the applicable target performance goals or actual performance), prorated, based on the portion of such year in which Mr. Bull is employed (the “Bull Separation Year Bonus”); and (iv) if Mr. Bull timely elects COBRA continuation coverage, up to 12 months of reimbursements for Mr. Bull’s COBRA premium payments.

In addition, if in the 12 months following a Change in Control, Mr. Bull experiences an Involuntary Termination or if the circumstances that ultimately give rise to the Involuntary Termination occur within the three months prior to a Change in Control, (i) Mr. Bull will be eligible for an additional six months of salary continuation and COBRA premiums and the Bull Separation Year Bonus will not be subject to proration and (ii) the unvested portions of any outstanding equity awards that are subject to time-vesting shall become fully time-vested.

Mr. Bull is also party to the Company’s general form of 2021 Loyalty Agreement used for Company employees, which provides for one-year salary continuation upon an employee’s separation if, in the Company’s sole discretion, the Company elects to bind the employee to a one-year post-employment non-competition covenant. The Loyalty Agreement also provides for certain restrictive covenants, including confidentiality, intellectual property assignment, and non-solicitation of employees, consultants or customers during employment and for one year post-termination. The Bull Employment Agreement also provides for up to an additional 12 months of base salary continuation if the Company elects to extend the restrictive period for Mr. Bull’s non-compete covenant.

The Bull Employment Agreement also provides that to the extent an event or events occur that would trigger the application of Code Section 280G, and result in “parachute payments” within the meaning of Code Section 280G to be paid to Mr. Bull, any such parachute payments payable to Mr. Bull will be reduced to the maximum amount that does not trigger an excise tax under Code Section 280G unless Mr. Bull would be better off on an after-tax basis receiving all such parachute payments.

Base Salary Adjustments

In March 2021, Mr. Crisp’s base salary was increased from $335,000 to $475,000. In September 2021, Mr. Crisp’s base salary was further increased from $475,000 to $575,000 pursuant to the Crisp Employment Agreement.

In March 2021, Mr. Bull’s base salary was increased from $300,000 to $330,000. In September 2021, Mr. Bull’s base salary was further increased from $330,000 to $410,000 pursuant to the Bull Employment Agreement.

Ms. Brunts’s base salary remained unchanged at $500,000 during 2021.

Annual Bonuses

Benson Hill used annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. During the first quarter of the year, the compensation committee selected performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee determines the extent to which the performance targets were achieved and the amount of the award that was payable to the executive officers.

Stock-Based Awards

Benson Hill uses stock-based awards to promote our interests by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of Benson Hill’s equityholders. Our NEOs received earn out grants of long-term equity incentive awards pursuant to the Incentive Plan in 2021. Historically and during 2021, we have made stock option awards to our NEOs subject to time-based vesting, performance-based vesting or both, as reflected in our Outstanding Equity Awards at 2021 Fiscal Year-End table below.

Employee Benefit Plans

Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals or on an after-tax basis in accordance with the limitations imposed under the Code. We match 100% of each dollar contributed by a participant, up to the first 3% of eligible 401(k) compensation, and 50% of each dollar contributed between 3% and 5% of the participant’s eligible 401(k) compensation, subject to limitations imposed under the Code. We may also make discretionary matching contributions up to 4% of a participant’s eligible 401(k) compensation. The Company did not maintain any executive-specific benefit or perquisite programs in 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2021.

		Option Awards
							Equity Incentive	Equity Incentive
				Equity Incentive			Plan Awards:	Plan Awards:
				Plan Awards			Number of	Market or
		Number of	Number of	Number of			Unearned	Payout Value
		Securities	Securities	Securities			Shares, Units,	Of Unearned
		Underlying	Underlying	Underlying			Or Other	Shares, Units or
		Unexercised	Unexercised	Unexercised	Option	Option	Rights That	Other Rights
		Options	Options	Unearned	Exercise	Expiration	Have Note	That Have Not
Name		Exercisable(#)	Unexercisable(#)(1)	Options	Price($)	Date	Vested(#)(2)	Vested($)
Matthew Crisp	(3)	80,656	—	—	0.15	10/31/2025	—	—
	(4)	215,080	—	—	0.15	5/10/2026	—	—
	(5)	322,620	—	—	0.50	11/24/2027	—	—
	(6)	403,275	134,425	—	1.10	8/13/2028	—	—
	(7)	67,211	201,638	—	1.35	10/12/2029	—	—
	(8)	67,212	201,638	—	1.99	1/24/2031	—	—
	(9)	134,425	403,275	—	1.99	2/8/2031	—	—
	(10)	—	—	—	—	—	193,107	1,465,682
	(10)	—	—	—	—	—	189,030	1,434,738
DeAnn Brunts	(11)	—	645,240	—	1.99	1/24/2031	—	—
	(12)	86,032	86,032	—	1.99	1/24/2031	—	—
	(10)	—	—	—	—	—	110,763	840,691
Jason Bull	(13)	53,770	161,310	—	1.35	5/31/2030	—	—
	(14)	26,885	80,655	—	1.99	2/8/2031	—	—
	(15)	—	161,310	—	1.99	2/8/2031	—	—
	(10)	—	—	—	—	—	81,528	618,798
(1)	Unless otherwise noted below, these option awards vest and become exercisable in approximately equal installments on each of the first four anniversaries of the applicable grant date, subject to continued service with the Company through each such vesting date. The regular term of each option expires on the tenth anniversary of the applicable grant date.
(2)	The amounts included in this column are the earn out awards. These awards were valued by a third party valuation firm based on a Monte Carlo simulation.
(3)	Granted on November 1, 2015. Award was fully vested as of November 1, 2019.
(4)	Granted on May 11, 2016. Award was fully vested on March 2, 2021.
(5)	Granted on November 24, 2017. Award was fully vested on April 7, 2021.
(6)

Granted on August 14, 2018. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, August 14, 2018), subject to continued service with the Company through each such vesting date.

(7)

Granted on October 13, 2019. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, October 21, 2020, the date the award’s performance milestone was achieved), subject to continued service with the Company through each such vesting date.

(8)

Granted on January 25, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, October 21, 2020), subject to continued service with the Company through each such vesting date.

(9)

Granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on the Vesting Commencement Date (here, September 29, 2021) and each of the first three anniversaries of the Vesting Commencement Date, subject to continued service with the Company through each such vesting date.

(10)

Granted on September 29, 2021. This RSU award vests subject to continued service, if at any time on or after the Vesting Start Date but on or prior to the 3rd anniversary of the Vesting Start Date the closing price per share of the Common Stock over any 20 trading days within any 30 consecutive trading day period equals or exceeds: (i) $14, then 50% of this award will vest; and (ii) $16, then 50% of this award will vest.

(11)

Granted on January 25, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first two anniversaries of the Vesting Commencement Date (here, January 11, 2021), subject to continued service with the Company through each such vesting date.

(12)

Granted on January 25, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first 8 quarterly anniversaries of the Vesting Commencement Date (here, December 1, 2020), subject to continued service with the Company through each such vesting date.

(13)

Granted on June 1, 2020. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, June 1, 2020), subject to continued service with the Company through each such vesting date.

(14) Granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on the Vesting Commencement Date (here, September 29, 2021) and each of the first three anniversaries of the Vesting Commencement Date, subject to continued service with the Company through each such vesting date.

(15)

Granted on February 9, 2021. This option award vests and becomes exercisable in approximately equal installments on each of the first four anniversaries of the Vesting Commencement Date (here, February 9, 2021), subject to continued service with the Company through each such vesting date.

Equity Compensation Plans

The following descriptions of our equity compensation plans are qualified by reference to the full text of those plans.

●	Benson Hill Biosystems, Inc. 2012 Stock Incentive Plan. Benson Hill maintains the Benson Hill Biosystems, Inc. 2012 Stock Incentive Plan (the “SIP”) in order to facilitate the past grant of stock options to directors, employees (including the named executive officers) and consultants of Legacy Benson Hill and its affiliates. In connection with the Merger Closing, all outstanding stock options of Legacy Benson Hill were converted into options to purchase shares of our Common Stock.
●	Benson Hill 2021 Omnibus Incentive Plan. In connection with Merger, our stockholders approved the Incentive Plan, which replaced the SIP with respect to future equity grants. The Incentive Plan reserves 4% of the shares of Common Stock outstanding as of the Merger Closing for awards to be issued under the Incentive Plan (which includes the Exercise Price Options), plus a number of shares of Common Stock to be used for the issuance of Earn Out Awards under the Incentive Plan. In addition, the pool will increase on January 1 of each year from 2022 to 2031 by 3% of the total number of shares of Common Stock outstanding on the last day of the prior calendar year; provided, that the Incentive Plan’s administrator does not act prior to the January 1st of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan. The purpose of the Incentive Plan is to advance the interests of Benson Hill and its stockholders by providing an incentive program that will enable Benson Hill to attract, retain and award employees, consultants and directors and to provide them with an equity interest in the growth and profitability of Benson Hill. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, other stock-based awards and cash-based awards. Future awards will be granted at the discretion of Benson Hill.

Potential Payments Upon Termination or Change in Control

Pursuant to the 2021 Loyalty Agreement, each of Mr. Crisp and Mr. Bull are eligible for salary continuation payments upon a separation where the Company elects to bind Mr. Crisp or Mr. Bull, as applicable, to a one-year post-termination non-compete covenant (as summarized above under the heading “Employment Agreements”).

The Benson Hill, Inc. Executive Severance Plan (the “Severance Plan”) provides severance benefits (subject to execution of a release of claims in favor of Benson Hill and the participant’s continued compliance with certain restrictive covenants) to participating eligible employees, including executive officers not party to an individual employment agreement with Benson Hill, following a Qualifying Termination (as defined in the Severance Plan), including accrued benefits, salary continuation and COBRA premium reimbursements for a period of time determined based on the participant’s level in the organization and a prorated bonus for the year of such Qualifying Termination. Additionally, if certain senior executive participants experience a Qualifying Termination in the 12 months following a Change in Control (as defined in the Incentive Plan), such participants will be eligible for additional salary continuation, full-vesting of any outstanding time-based equity awards and, the price per share implied in the Change in Control will be deemed to be the price per share for performance vesting purposes to the extent applicable to the performance target.

Director Compensation

The Company’s board of directors sets, by recommendation from the Compensation Committee, non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of our stockholders. The Incentive Plan sets an annual limit of $700,000 on non-employee director compensation. Each non-employee director of the Company is eligible to receive the following compensation:

●	An annual cash retainer of $50,000.
●	Additional cash compensation for further additional Board and Committee participation as follows:

1.	Board Chairperson:	$30,000.

2.	Committee Chairperson:	$10,000 per chair position.

3.	Committee Member:	$5,000 per committee.

●	An initial Long-Term Incentive award consisting of $330,000 delivered in RSUs granted on the date the individual joins the board, which vests 50% on the first anniversary of the grant and 50% on the second anniversary of the grant.
●	An annual Long-Term Incentive award consisting of $200,000 delivered in RSUs granted following the annual shareholder meeting and contingent upon continued board membership, which fully vests at the earlier of the first anniversary of the grant or the following year’s Annual Meeting of Stockholders. The first grant of this award is projected for June 2022.

Director Compensation Table for 2021 Fiscal Year

The following table provides information concerning the compensation of each non-employee director who served on the Board in 2021.

	Fees Earned	Option	RSU
	or Paid in	Awards	Awards
Name	Cash($)	($)(1)	($)(2)(3)	Total($)
Adrienne Elsner	60,000	—	466,360	526,360
Craig Rohr(4)	13,750	—	330,000	343,750
Daniel Jacobi	66,250	—	539,230	605,480
David Lee(5)	60,000	—	204,030	264,030
Linda Whitley-Taylor(6)	60,000	—	233,180	293,180
Molly Montgomery(7)	15,000	—	330,000	345,000
Stephan Dolezalek(8)	15,000	—	330,000	345,000
(1)

As of December 31, 2021, the following non-employee directors had outstanding equity incentive awards in the Company: Ms. Elsner — 344,128 options, Mr. Jacobi — 397,898 options, Mr. Lee — 150,556 options and Ms. Whitley-Taylor — 172,064 options.

(2)

On December 9, 2021, each of Mr. Rohr, Ms. Montgomery and Mr. Dolezalek received equity awards subject to time-vesting which vest in equal annual installments over a two-year term. Each of Ms. Elsner, Mr. Jacobi, Mr. Lee and Ms. Whitley-Taylor received Earn Out Awards in connection with the Merger Closing.

(3)

The amounts included in the “RSU Awards” column represent the grant date fair value of RSU awards granted to the directors. Amounts shown do not reflect compensation actually received by the directors nor do they necessarily reflect the actual value that will be recognized by the directors. Instead, the amount shown is the grant date fair value of RSU awards granted to the directors computed in accordance with ASC Topic 718. The assumptions used to calculate the value of restricted stock awards are set forth in Note 18 — Stock-Based Compensation to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)	Mr. Rohr became a director of the Company on September 29, 2021.
(5)	Mr. Lee became a director of the Company on January 22, 2021.
(6)	Ms. Whitley-Taylor became a director of the Company on February 11, 2021.
(7)	Ms. Montgomery became a director of the Company on September 29, 2021.
(8)	Mr. Dolezalek became a director of the Company on July 31, 2020.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Common Stock of Benson Hill, Inc. and the 2021 Warrants is not intended to be a complete summary of the rights and preferences of such Common Stock and 2021 Warrants, and is qualified by reference to Benson Hill, Inc.’s Second Amended and Restated Certificate of Incorporation (the “Charter”), Benson Hill, Inc.’s Second Amended and Restated Bylaws (the “Bylaws”) and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

We are authorized to issue 441,000,000 shares of capital stock, consisting of 440,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

Common Stock

Voting Power

Except as otherwise required by law, the Charter or the Bylaws, each holder of Common Stock is entitled to cast one vote per share on any matter that is submitted to a vote of stockholders. Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, the Charter does not authorize cumulative voting.

Dividends

Subject to the rights of the holders of each outstanding series of Preferred Stock, the holders of shares of Common Stock are entitled to participate ratably on a per share basis in any dividends or distributions as may be declared by our Board of Directors (the “Board”) from time to time out of any of our assets or funds legally available for the payment thereof.

Liquidation, Dissolution and Winding Up

Upon our dissolution, liquidation or winding up, the holders of Preferred Stock are entitled to a liquidation preference over holders of Common Stock as follows: after the payment of the full amount that the holders of Preferred Stock are entitled to, the remaining available assets shall be distributed on a pro rata basis to the holders of Common Stock and the holders of Preferred Stock, but only to the extent that the holders of Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of such Preferred Stock and applicable law.

Preemptive or Other Rights

Our stockholders have no conversion rights or preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

The Charter provides that our stockholders shall elect directors to serve until the next annual meeting of stockholders and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Except in a contested election, the vote required for election of a director by our stockholders is the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election.

Preferred Stock

The Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.

As of May 4, 2022, there were no shares of Preferred Stock outstanding. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

2021 Warrants

The Public Warrants and the Private Placement Warrants (together, the “2021 Warrants”) were issued in registered form under the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. For a complete description of the terms and conditions of the 2021 Warrants, please refer to the Warrant Agreement filed as Exhibit 4.4 to the Registration Statement on Form S-1 of which this prospectus forms a part.

Public Warrants

Each whole 2021 Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 8, 2022, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a 2021 Warrant holder may exercise its 2021 Warrants only for a whole number of shares of Common Stock. This means only a whole 2021 Warrant may be exercised at a given time by its holder. The 2021 Warrants will expire on September 9, 2026 (which is five years after the Closing Date), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a 2021 Warrant and have no obligation to settle such 2021 Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the 2021 Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No 2021 Warrant is exercisable and we are not obligated to issue a share of Common Stock upon exercise of a 2021 Warrant unless the Common Stock issuable upon such 2021 Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the 2021 Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a 2021 Warrant, the holder of such 2021 Warrant is not entitled to exercise such 2021 Warrant and such 2021 Warrant may have no value and expire worthless. In no event are we required to net cash settle any 2021 Warrant.

In connection with the merger, we filed with the SEC registration statements on Form S-1 for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the 2021 Warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statements and a current prospectus relating to those shares of Common Stock until the 2021 Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Common Stock is at the time of any exercise of a 2021 Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their 2021 Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the 2021 Warrants is not effective by the 60th day after the Closing Date, 2021 Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise 2021 Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the 2021 Warrants for that number of shares of Common Stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the 2021 Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the 2021 Warrants by (y) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of 2021 Warrants when the price per share of Common Stock equals or exceeds $18.00

Once the 2021 Warrants become exercisable, we may redeem the outstanding 2021 Warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per 2021 Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each 2021 Warrant holder; and
●	if, and only if, the closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 2021 Warrant as described under the heading “Anti-dilution Adjustments” below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the 2021 Warrant holders.

We will not redeem the 2021 Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the 2021 Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the 2021 Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the 2021 Warrant exercise price. Any such exercise would not be done on a “cashless” basis and would require the exercising 2021 Warrant holder to pay the exercise price for each 2021 Warrant being exercised. If the foregoing conditions are satisfied and we issue a notice of redemption of the 2021 Warrants, each 2021 Warrant holder will be entitled to exercise his, her or its 2021 Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 2021 Warrant as described under the heading “Anti-dilution Adjustments” below) as well as the $11.50 2021 Warrant exercise price after the redemption notice is issued.

Redemption of 2021 Warrants when the price per share of Common Stock equals or exceeds $10.00

Once the 2021 Warrants become exercisable, we may redeem the outstanding 2021 Warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at $0.10 per 2021 Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their 2021 Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;
●	if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 2021 Warrant as described under the heading “Anti-dilution Adjustments” below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the 2021 Warrant holders; and
●	if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the 2021 Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 2021 Warrant as described under the heading “Anti-dilution Adjustments” below), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the 2021 Warrants are redeemed or exercised, holders may elect to exercise their 2021 Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a 2021 Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their 2021 Warrants and such 2021 Warrants are not redeemed for $0.10 per 2021 Warrant), determined for these purposes based on volume-weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of 2021 Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the 2021 Warrants, each as set forth in the table below. We will provide our 2021 Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a 2021 Warrant or the exercise price of a 2021 Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a 2021 Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the 2021 Warrant after such adjustment and the denominator of which is the exercise price of the 2021 Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a 2021 Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a 2021 Warrant as so adjusted. If the exercise price of a 2021 Warrant is adjusted as a result of raising capital in connection with the initial business combination pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined below) and the Newly Issued Price as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Period	Fair Market Value of Common Stock
(period to expiration of 2021 Warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each 2021 Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the 2021 Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the 2021 Warrants, holders may choose to, in connection with this redemption feature, exercise their 2021 Warrants for 0.277 shares of Common Stock for each whole 2021 Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the 2021 Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the 2021 Warrants, holders may choose to, in connection with this redemption feature, exercise their 2021 Warrants for 0.298 shares of Common Stock for each whole 2021 Warrant. In no event will the 2021 Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per 2021 Warrant (subject to adjustment). Finally, as reflected in the table above, if the 2021 Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature is structured to allow for all of the outstanding 2021 Warrants to be redeemed when our Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the 2021 Warrants. We have established this redemption feature to provide us with the flexibility to redeem the 2021 Warrants without the 2021 Warrants having to reach the $18.00 per share threshold described under the heading “Redemption of 2021 Warrants when the price per share of Common Stock equals or exceeds $18.00” above. Holders choosing to exercise their 2021 Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their 2021 Warrants based on an option pricing model with a fixed volatility input as of January 5, 2021. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding 2021 Warrants, and therefore have certainty as to our capital structure as the 2021 Warrants would no longer be outstanding and would have been exercised or redeemed. We are required to pay the applicable redemption price to 2021 Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the 2021 Warrants if we determine it is in our best interest to do so. As such, we would redeem the 2021 Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the 2021 Warrants and pay the redemption price to the 2021 Warrant holders.

As stated above, we can redeem the 2021 Warrants when our Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing 2021 Warrant holders with the opportunity to exercise their 2021 Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the 2021 Warrants when our Common Stock is trading at a price below the exercise price of the 2021 Warrants, this could result in the 2021 Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their 2021 Warrants for shares of Common Stock if and when our Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise of the 2021 Warrants. If, upon exercise of the 2021 Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the 2021 Warrant holder. If, at the time of redemption, the 2021 Warrants are exercisable for a security other than our Common Stock pursuant to the Warrant Agreement, the 2021 Warrants may be exercised for such security. At such time as the 2021 Warrants become exercisable for a security other than our Common Stock, we will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the 2021 Warrants.

Ownership Limit

A holder of a 2021 Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such 2021 Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each 2021 Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the 2021 Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares of Common Stock (or other securities into which the 2021 Warrants are convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.10 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each 2021 Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.10 per share, then the 2021 Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each 2021 Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the 2021 Warrants is adjusted, as described above, the 2021 Warrant exercise price will be adjusted by multiplying the 2021 Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the 2021 Warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the 2021 Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the 2021 Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the 2021 Warrants would have received if such holder had exercised their 2021 Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each 2021 Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a 2021 Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such 2021 Warrant holder had exercised the 2021 Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the 2021 Warrant properly exercises the 2021 Warrant within thirty days following public disclosure of such transaction, the 2021 Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the 2021 Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the 2021 Warrants when an extraordinary transaction occurs during the exercise period of the 2021 Warrants pursuant to which the holders of the 2021 Warrants otherwise do not receive the full potential value of the 2021 Warrants.

The Warrant Agreement provides that the terms of the 2021 Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the 2021 Warrants and the Warrant Agreement set forth in the prospectus related to STPC’s initial public offering, or defective provision, (ii) amending the provisions relating to cash dividends on shares of Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the 2021 Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants.

The 2021 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of 2021 Warrants being exercised. The 2021 Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their 2021 Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the 2021 Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the 2021 Warrants. If, upon exercise of the 2021 Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the 2021 Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us under all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants and will otherwise be treated as Public Warrants under the Warrant Agreement, including with respect to provisions governing amendments of the terms of the Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) less the exercise price of the Private Placement Warrants by (y) the Sponsor fair market value. The “Sponsor fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.

Annual Stockholder Meetings

Annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by means of remote communication.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the DGCL contain certain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

●	Issuance of undesignated preferred stock: Under the Charter, the Board has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock enables the Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
●	Election and removal of directors and Board vacancies: The Charter provides that, in the event of a contested election, directors will be elected by a plurality vote. The Charter and the Bylaws also provide that the Board has the right to increase or decrease the size of the Board, provided there are at least five and no more than fifteen directors, and to fill vacancies on the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Only the Board is authorized to fill vacant directorships. In addition, the number of directors constituting the Board may be set only by resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of the Board and gaining control of the Board by filling the resulting vacancies with their own nominees.
●	Requirements for advance notification of stockholder nominations and proposals: The Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.
●	No written consent of stockholders: The Charter requires that, subject to the rights of the holders of any series of Preferred Stock, all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
●	Stockholder ability to call special meetings: The Charter and Bylaws provide that our Secretary may call special meetings of stockholders at the request of the holders of a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
●	Amendments to the Charter and the Bylaws: The Charter provides that, prior to September 29, 2024 (the “Sunset Date”), which is the third anniversary of the Closing Date, the affirmative vote of at least 66-2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (i) adopt, amend or repeal the Bylaws or (ii) to amend or repeal articles in the Charter related to the Board, amendments of our governing documents, stockholder actions, limitation of director liability and indemnification, mergers and other business combinations, corporate opportunity, forum selection and certain miscellaneous provisions. On or after the Sunset Date, the Bylaws may be adopted, amended or repealed, and such provisions of the Charter may be amended or repealed, by the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, the Bylaws may at all times be adopted, altered, amended or repealed by the affirmative vote of a majority of the directors then in office.
●	Business combinations: The Charter provides that, prior to the Sunset Date, (i) no acquisition of us by another entity (subject to limited exceptions) and (ii) no sale of all or substantially all of our assets shall be valid unless first approved by the affirmative vote of at least 66-2/3% of the voting power of the outstanding shares of capital stock entitled to vote on such matters, voting as a single class. On or after the Sunset Date, no event described in the preceding clauses (i) and (ii) shall be valid unless first approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote on such matters, voting as a single class.

These provisions are designed to enhance the likelihood of continued stability in the composition of the Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of us and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our securities and, as a consequence, they may also reduce fluctuations in the market price of our securities that could result from actual or rumored takeover attempts.

Delaware General Corporation Law Section 203

As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any director, officer, or other employee arising pursuant to any provision of the DGCL, the Charter or the Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Charter or the Bylaws, or (v) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Charter provides that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Although the Charter contains the choice of forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and we renounce any expectancy that any of our directors or officers will offer any such corporate opportunity of which they may become aware to us, except with respect to any of our directors or officers regarding a corporate opportunity that was offered to such person solely in his or her capacity as our director or officer and (i) such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and its stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving our directors, officers or employees for which indemnification is sought.

Outstanding Securities and Restrictions on Securities

As of March 31, 2022, there were 205,069,249 shares of our Common Stock outstanding. Other than the Earn Out Shares, the Sponsor Shares and the Sponsor Earn Out Shares, and any shares that may be restricted under the provisions of Rule 144 under the Securities Act (“Rule 144”), as further discussed below, these shares are freely tradable without restriction or further registration under the Securities Act.

Lock-Up Arrangements

In connection with STPC’s initial public offering, the Sponsor and certain of its transferees (collectively, the “Sponsor Parties”) entered into a Letter Agreement with STPC and in connection with the consummation of the Merger, the Sponsor Parties entered into a sponsor support agreement with STPC, pursuant to which, among other things, they agreed, subject to certain exceptions, not to transfer or dispose of (i) the Founders Shares until the earlier of (A) one year following the closing of the Merger, (B) the date that the closing price of our Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30-trading day period following the 150th day following the Merger and (C) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (subject to certain exceptions) and (ii) the Private Placement Warrants (and any shares of Common Stock issued or issuable upon the exercise of such Private Placement Warrants) held by the Sponsor Parties for 30 days following the Closing.

In connection with the consummation of the Merger, certain holders of Legacy Benson Hill’s common stock (determined on an as-converted basis) (the “New Holders”) each entered into a lockup agreement with the Company (collectively, the “Lock-Up

Agreements”), pursuant to which the New Holders agreed, subject to certain exceptions, to not transfer or dispose of New Benson Hill Common Stock held by them until the earlier of (i) six months after the consummation of the Merger and (ii) the date after the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or
●	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Founders Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Closing Date.

Investor Rights Agreement

In connection with the Closing, STPC, the holders of the Founder Shares (including the Sponsor), and certain equityholders of Legacy Benson Hill (collectively, the “IRA Parties”), entered into that certain Investor Rights Agreement, which became effective upon the Closing (the “IRA”). Under the terms of the IRA, we agreed to file a registration statement registering for resale under the Securities Act all of the Common Stock held by the IRA Parties, including the Sponsor Shares and the Sponsor Earn Out Shares. In accordance with the IRA, the IRA Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights, with respect to their Founder Shares, their Private Placement Warrants (including any shares of Common Stock issuable upon exercise thereof) and certain other securities as described therein. The IRA also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. In addition, until the third anniversary of the Closing Date and pursuant to the terms and conditions of the IRA, the Sponsor will have the right, but not the obligation, to designate two individuals to be appointed or nominated, as the case may be, for election to the Board.

Subscription Agreements

Under the terms of those certain subscription agreements by and between STPC and certain third-party investors (the “PIPE Investors”), each dated as of May 8, 2021 (the “Subscription Agreements”), the Company agreed to file a registration statement registering for resale under the Securities Act all of the shares of Common Stock of the Company issued pursuant to such Subscription Agreements (the “PIPE Shares”) acquired by the PIPE Investors. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of such registration statement, and to be supplemented and amended to the extent necessary to ensure that such registration statement is available or, if not available, that another registration statement is available for the resale of the PIPE Shares, until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the a PIPE Investor ceases to hold any such PIPE Shares issued pursuant to a Subscription Agreement, or (iii) the first date on which a PIPE Investor is able to sell all of its PIPE Shares issued pursuant to a Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without being subject to the public information, volume or manner of sale limitations of such rule.

The Subscription Agreements provide for customary rights of the Company to delay or postpone the effectiveness of such registration statement, and from time to time to require the PIPE Investor not to sell under the such registration statement or to suspend the use thereof, provided that the Company may not delay or suspend such registration statement on more than two occasions or for more than ninety consecutive calendar days, or more than one hundred twenty total calendar days, in each case during any twelve-month period. The Subscription Agreements also provide that the Company, on the one hand, and each PIPE Investor, severally and not jointly with any other PIPE Investor, on the other hand, will indemnify the other parties against certain liabilities which may arise under the Securities Act in connection with such registration statement.

Transfer Agent and Registrar

The transfer agent for Benson Hill capital stock is Continental Stock Transfer & Trust Company.

BENEFICIAL OWNERSHIP OF SECURITIES

Unless otherwise indicated in the footnotes below, the following table sets forth information regarding the actual beneficial ownership of our Common Stock as of March 31, 2022 (the “Ownership Date”), and as adjusted to reflect the sale of the Common Stock offered by us under this prospectus by:

●	each person who is known to us to own beneficially more than 5% of the Company’s Common Stock;
●	each of our executive officers and directors; and
●	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Common Stock subject to options and warrants held by that person are currently exercisable or exercisable within sixty (60) days. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 205,069,249 shares of our Common Stock issued and outstanding on the Ownership Date.

For the avoidance of doubt, the table below also includes certain restricted shares of Common Stock that were issued upon the closing of the Merger Agreement, pending the achievement of certain milestones related to the share price of the Common Stock detailed in the Merger Agreement (the “Earn Out Shares”), which are currently held in escrow subject to forfeiture, issued to certain holders of our Common Stock in connection with the consummation of the Merger. Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner is listed in the table below.

	Number of
	Shares of	Percentage
	Common	of
	Stock	Outstanding
	Beneficially	Common
Name and Address of Beneficial Owners(1)	Owned	Stock
5% Stockholders:
Star Peak Sponsor II LLC(2)	16,535,954	7.8%
Michael C. Morgan(2)(3)	17,235,954	8.1%
Eric Scheyer(2)	16,535,954	7.8%
Alec Litowitz(2)(4)	17,175,954	8.2%
Entities affiliated with GV(5)	17,849,461	8.7%
Argonautic Ventures(6)	16,503,474	8.0%
Chiu Wing Nga Rita(6)	16,503,474	8.0%
Prelude Fund, LP(7)	11,050,714	5.4%
Mark Cupta(7)	11,050,714	5.4%
Gabriel Kra(7)	11,050,714	5.4%
Tim Woodward(7)	11,050,714	5.4%
S2G Ventures(8)	11,909,533	5.8%
Lukas T. Walton(8)	11,909,533	5.8%
Funds Managed by Mercury(9)	13,444,888	6.5%
Adrian Fortino(9)	13,444,888	6.5%
Blair Garrou(9)	13,444,888	6.5%
Aziz Gilani(9)	13,444,888	6.5%
Dan Watkins(9)	13,444,888	6.5%
Wheatsheaf Group U.S. Inc.(10)	11,573,376	5.6%
Directors and Named Executive Officers
Matthew Crisp(11)	5,380,478	2.6%
DeAnn Brunts(12)	430,160	*
Jason Bull(13)	120,982	*
Daniel Jacobi(14)	354,882	*
J. Stephan Dolezalek	—	—
Adrienne Elsner(15)	258,096	*
David Lee(16)	107,540	*
Craig Rohr	—	—
Molly Montgomery	—	—
Linda Whitley-Taylor(17)	107,540	*
All directors and executive officers as a group (12 individuals)	6,813,448	3.3%

* Less than one percent

(1)	Unless otherwise noted, the business address of each of the executive officers and directors of Benson Hill is c/o Benson Hill, Inc., 1001 N. Warson Rd., St. Louis, MO 63132.
(2)

The amount and nature of ownership indicated above is based solely upon information contained in Star Peak Sponsor II LLC’s Schedule 13G filed with the SEC on February 10, 2022 (the “Sponsor Schedule 13G”). As of December 31, 2021, the Sponsor was the record holder of 16,535,954 shares of Common Stock, including 1,996,500 Sponsor Earn Out Shares, and warrants to acquire 6,553,454 shares of Common Stock. The Sponsor Earn Out Shares are restricted and subject to forfeiture if certain earnout conditions described in the Merger Agreement are not satisfied. Sponsor has voting control over such Sponsor Earn Out Shares. Star Peak 19, LLC, Star Peak L LLC and Star Peak M LLC are the managing members of the Sponsor and as such, each of them has voting and investment discretion with respect to the shares of Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Common Stock held directly by the Sponsor. Eric Scheyer is the sole member of and controls Star Peak 19 LLC; Alec Litowitz is the sole member of and controls Star Peak L LLC; and Michael C.

Morgan is the sole member of and controls Star Peak M LLC (each, a “Sponsor Controlling Entity”). The unanimous consent of each Sponsor Controlling Entity is required to make voting and dispositive decisions with respect to the securities held by the Sponsor. Accordingly, each of Messrs. Scheyer, Litowitz and Morgan is deemed to have or share beneficial ownership of the securities held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The principal business address of each of the Sponsor Controlling Entities and each of Messrs. Scheyer, Litowitz and Morgan is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(3)

The amount and nature of ownership indicated above is based solely upon information contained in the Sponsor Schedule 13G and information provided to the Company in connection with the preparation of this Registration Statement on Form S-1. As of the Ownership Date, certain entities controlled by Michael C. Morgan held 700,000 shares of Common Stock, including 100,000 warrants to purchase shares of Common Stock, over which Mr. Morgan has voting and investment discretion and for which he may be deemed to have beneficial ownership. Mr. Morgan disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)

The amount and nature of ownership indicated above is based solely upon information contained in the Sponsor Schedule 13G and information provided to the Company in connection with the preparation of this Registration Statement on Form S-1. As of the Ownership Date, certain entities controlled by Alec Litowitz held 640,000 shares of Common Stock, including 50,000 warrants to purchase shares of Common Stock, over which Mr. Litowitz has voting and investment discretion and for which he may be deemed to have beneficial ownership. Mr. Litowitz disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)

The amount and nature of ownership indicated above is based solely upon information provided to the Company by GV in connection with the preparation of this Registration Statement on Form S-1. The indicated amount represents 17,849,461 shares of Common Stock, consisting of (i) 11,510,238 shares of Common Stock (including the 200,000 shares of Common Stock issuable upon exercise of warrants) held by GV 2017, L.P. and (ii) 6,339,223 shares of Common Stock held by GV 2019, L.P. GV 2017 GP, L.P. is the general partner of GV 2017, L.P., GV 2017 GP, L.L.C. is the general partner of GV 2017 GP, L.P., Alphabet Holdings LLC is the sole member of GV 2017 GP, L.L.C., XXVI Holdings Inc. is the sole member of Alphabet Holdings LLC, and Alphabet Inc. is the controlling stockholder of XXVI Holdings Inc. GV 2019 GP, L.P. is the general partner of GV 2019, L.P., GV 2019 GP, L.L.C., is the general partner of GV 2019 GP, L.P., Alphabet Holdings LLC is the sole member of GV 2019 GP, L.L.C., XXVI Holdings Inc. is the sole member of Alphabet Holdings LLC, and Alphabet Inc. is the controlling stockholder of XXVI Holdings Inc. Each of the above listed entities may each be deemed to have sole power to vote or dispose of the securities held by GV 2017, L.P. and GV 2019, L.P., respectively. The principal business address of each of the entities listed above is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(6)

The amount and nature of ownership indicated above is based solely upon information contained in Argonautic Ventures Master SPC’s Schedule 13G/A filed with the SEC on January 26, 2021. The indicated amount represents 16,503,474 shares of Common Stock held by Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Funds III SP) as of September 30, 2021. Chiu Wing Nga Rita holds a direct or indirect interest in Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Fund II SP) and Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill SS Funds III SP) and may be deemed to have beneficial ownership of the securities held directly by such entities. The address for each of Argonautic Ventures Master SPC and Chiu Wing Nga Rita is 31 The Strand, Grand Cayman KU1-1105, Cayman Islands.

(7)

The amount and nature of ownership indicated above is based solely upon information provided to the Company in connection with the preparation and filing of its Registration Statement on Form S-1 filed with the SEC on October 22, 2021. The indicated amount represents 11,050,714 shares of Common Stock held by Prelude Fund, LP as of October 5, 2021. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, California 94111.

(8)

The amount and nature of ownership indicated above is based solely upon information provided to the Company in connection with the preparation and filing of this Registration Statement on Form S-1. The indicated amount represents 11,909,533 shares of Common Stock held as of the Ownership Date, consisting of (i) 4,267,396 shares of Common Stock (including the 416,666 shares of Common Stock issuable upon exercise of warrants) held by S2G Builders Food & Agriculture Fund III, LP, (ii) 1,782,605 shares of Common Stock held by S2G Ventures Fund I, L.P., and (iii) 5,859,532 shares of Common Stock held by S2G Ventures Fund II, L.P. (the above-listed entities, collectively “S2G Ventures”). Lukas T. Walton holds a direct or indirect interest in S2G Ventures and may be deemed to have beneficial ownership of the securities held directly by such entities. Mr. Walton disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for S2G Ventures is PO Box 1860, Bentonville, Arkansas 72712.

(9)

The amount and nature of ownership indicated above is based solely upon information provided to the Company in connection with the preparation of this Registration Statement on Form S-1. The indicated amount represents (i) 306,518 shares of Common Stock (including 3,000 shares of Common Stock issuable upon exercise of warrants) held by Mercury Fund III Affiliates, L.P., (ii) 6,505,172 shares of Common Stock (including 63,666 shares of Common Stock issuable upon exercise of warrants) held by Mercury Fund Ventures III, L.P., and (iii) 6,633,198 shares of Common Stock (including 366,666 shares of Common Stock issuable upon exercise of warrants) held by Mercury Camelback Fund, LLC. The general partner of Mercury Fund III Affiliates, L.P. and Mercury Fund Ventures III, L.P. is Mercury Fund Partners III, LP. The managing member of Mercury Camelback Fund, LLC is Mercury Partners Management LLC. Adrian Fortino, Blair Garrou, Aziz Gilani and Dan Watkins manage Mercury Camelback Fund, LLC, Mercury Fund Affiliates III, L.P., Mercury Fund Ventures III, L.P., Mercury Partners Management LLC, and Mercury Fund Partners III, L.P. and may be deemed to have or share beneficial ownership of the securities held directly by such entities. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Mercury is 3737 Buffalo Speedway, Suite 1750, Houston, Texas 77098.

(10)

The amount and nature of ownership indicated above is based solely upon information provided to the Company in connection with the preparation of this Registration Statement on Form S-1. The indicated amount represents 11,573,376 shares of Common Stock (including 766,666 shares of Common Stock issuable upon exercise of warrants) held by Wheatsheaf Group U.S. Inc. as of the Ownership Date.

(11)

Represents 5,380,478 shares of Common Stock, consisting of (i) 2,937,508 shares of Common Stock directly held by Mr. Crisp, (ii) 1,152,491 shares of Common Stock held by trusts indirectly controlled by Mr. Crisp and (iii) 1,290,479 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Mr. Crisp.

(12)	Represents 430,160 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Ms. Brunts.
(13)	Represents 120,982 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Mr. Bull.
(14)	Represents 354,882 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Mr. Jacobi.
(15)	Represents 258,096 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Ms. Elsner.
(16)

Represents 107,540 shares of Common Stock, consisting of (i) 21,508 shares of Common Stock directly held by Mr. Lee and (ii) 86,032 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Mr. Lee.

(17)	Represents 107,540 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Ms. Whitley-Taylor.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders from time to time of up to 89,628,274 shares of Common Stock. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The Selling Securityholders listed below entered into agreements that restrict the transfer of the shares of our Common Stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms a part. See “Description of Securities-Outstanding Securities and Restrictions on Securities-Lock-Up Arrangements.”

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Common Stock that each the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. For the avoidance of doubt, the table below also includes Earn Out Shares, which are currently held in escrow subject to forfeiture, issued to certain of the Selling Securityholders in connection with the consummation of the merger.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the common stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned Prior to this Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock	Shares of Common Stock	%
Argonautic Ventures Master SPC(2)	16,503,474	9,867,006	6,636,468	3.2%
Bunge Ventures Ltd.(3)	7,833,241	6,774,131	1,059,110	*
C. Park Shaper(4)	40,000	40,000	—	—
Desiree Rogers(5)	40,000	40,000	—	—
Entities affiliated with GV(6)	17,849,461	14,752,271	3,097,190	1.5%
Funds managed by iSelect Fund Management, LLC(7)	1,377,411	1,377,411	—	*
Matthew B. Crisp(8)	5,380,328	3,216,315	2,440,802	1.1%
Funds managed by Mercury(9)	13,444,888	8,403,052	5,041,836	2.5%
Prelude Fund, LP(10)	11,050,714	9,561,776	1,488,938	*
Funds managed by S2G Ventures(11)	11,909,533	8,689,725	3,219,808	1.6%
Star Peak Sponsor II LLC(12)	16,535,954	9,982,500	6,553,454	3.2%
Wheatsheaf Group US Inc.(13)	11,573,376	6,927,912	4,645,464	2.3%

*	Less than one percent
(1)	Represents shares of Common Stock of the Company, including Earn Out Shares held in escrow and subject to forfeiture, and shares issuable upon exercise of outstanding warrants. The calculation of percentage of beneficial ownership prior to and after this offering includes Earn Out Shares held in escrow and subject to forfeiture and shares of Common Stock of the Company issuable upon exercise of outstanding warrants, and is based on 205,069,249 total shares of Common Stock issued and outstanding as of March 31, 2022.
(2)	Represents (i) 5,100,000 shares of Common Stock not registered for resale hereunder held by Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill Special Situation Fund III SP) and (ii) 11,403,474 shares of Common Stock registered for resale hereunder held by Argonautic Ventures Master SPC. Chiu Wing Nga Rita, Director of Argonautic Ventures Master SPC and AIM Master I (BVI) Ltd., holds a direct or indirect interest in Argonautic Ventures Master SPC (for and on behalf of Argonautic Vertical Series Benson Hill Special Situation Fund III SP) and may be deemed to have beneficial ownership of the securities held directly by such entities. Ms. Chiu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Argonautics Ventures Master SPC is P.O. Box 2705 Grand Cayman KYI-1103.
(3)	Represents 7,833,241 shares of Common Stock held by Bunge Ventures Ltd. as of the date of this prospectus. Nanda Kumar Puthucode, Richard James and David Stubbs are directors of Bunge Ventures, Ltd. and may be deemed to have beneficial ownership of the securities held directly by such entity. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Bunge Ventures Ltd. is 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017.
(4)	Represents 40,000 shares of Common Stock held by Charles Park Shaper as of the date of this prospectus. The address for Charles Park Shaper is 5005 Green Tree Rd., Houston, Texas 77056.
(5)	Represents 40,000 shares of Common Stock held by Desiree Rogers as of the date of this prospectus. The address for Desiree Rogers is 1301 N. Astor St., Chicago, Illinois 60610.
(6)	Consists of (i) 11,510,238 shares of Common Stock held by GV 2017, L.P. and (ii) 6,339,223 shares of Common Stock held by GV 2019, L.P. GV 2017 GP, L.P. is the general partner of GV 2017, L.P., GV 2017 GP, L.L.C. is the general partner of GV 2017 GP, L.P., Alphabet Holdings LLC is the sole member of GV 2017 GP, L.L.C., XXVI Holdings Inc. is the sole member of Alphabet Holdings LLC, and Alphabet Inc., is the controlling stockholder of XXVI Holdings Inc. GV 2019 GP, L.P. is the general partner of GV 2019, L.P., GV 2019 GP, L.L.C. is the general partner of GV 2019 GP, L.P., Alphabet Holdings LLC is the sole member of GV 2019 GP, L.L.C., XXVI Holdings Inc. is the sole member of Alphabet Holdings LLC, and Alphabet Inc., is the controlling stockholder of XXVI Holdings Inc. Each of the above listed entities may be deemed to have sole power to vote or dispose of the securities held directly by GV 2017, L.P. and GV 2019, L.P., respectively. The principal address for each of the entities listed above is 1600 Amphitheatre Parkway, Mountain View, California 94043. Andy Wheeler, an affiliate of GV 2017, L.P. and GV 2019, L.P., served on the board of directors of the Company between August 2018 and September 2021.
(7)	Includes (i) 1,092,903 shares of Common Stock beneficially owned by iSelect Fund Argonautics, LLC (“iSelect Fund”), and (ii) 284,508 shares of Common Stock owned by iSelect Fund Management, LLC (“iSelect Fund Management”). iSelect Fund Management, LLC is the manager ofiSelect Fund Argonautics, LLC and may be deemed to have beneficial ownership of the securities held directly by such entity. Michael Kime, Richard Imperiale, James Carter Williams and Susan Slavik Williams are the board of managers of iSelect Fund Management, LLC and may be deemed to have or share beneficial ownership of the securities held directly by iSelect Fund Management, LLC. The address for iSelect Fund Management, LLC is 1401 S. Brentwood Blvd., Ste. 300, St. Louis, Missouri 63144.
(8)	Represents (i) 2,937,508 shares of Common Stock directly held by Mr. Crisp, (ii) 1,152,241 shares of Common Stock held by trusts indirectly controlled by Mr. Crisp, and (iii) 1,290,479 shares of Common Stock underlying certain options to purchase shares of Common Stock exercisable within sixty (60) days of the Ownership Date held by Mr. Crisp. The address for Matthew B. Crisp is c/o Benson Hill, Inc., 1001 N. Warson Rd., St. Louis, Missouri 63132.

(9)	Represents (i) 306,518 shares of Common Stock held by Mercury Fund III Affiliates, L.P., (ii) 6,505,172 shares of Common Stock held by Mercury Fund Ventures III, L.P., and (iii) 6,633,198 shares of Common Stock held by Mercury Camelback Fund, LLC. The general partner of Mercury Fund III Affiliates, L.P. and Mercury Fund Ventures III, L.P. is Mercury Fund Partners III, LP. The managing member of Mercury Camelback Fund, LLC is Mercury Partners Management LLC. The address of the above-listed entities is 3737 Buffalo Speedway, Suite 1750, Houston, Texas 77098. Dan Watkins is a Member of Mercury Fund Partners III, LP, and a Managing Member of Mercury Partners Management LLC and is a former board member of the old Benson Hill entity.
(10)	Represents 11,050,714 shares of Common Stock held by Prelude Fund, LP as of the date of this prospectus. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is 1 Ferry Building, Suite 300, San Francisco, California 94111.
(11)	Represents (i) 4,267,396 shares of Common Stock held by S2G Builders Food & Agriculture Fund III, L.P. (“S2G Fund III”), (ii) 1,782,605 shares of Common Stock held by S2G Ventures Fund I, L.P. and (iii) 5,859,532 shares of Common Stock held by S2G Ventures Fund II, L.P. (the above-listed entities, collectively, the “S2G Ventures”). Lukas T. Walton holds a direct or indirect interest in the S2G Ventures and may be deemed to have beneficial ownership of the securities held directly by such entities. Mr. Walton disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for S2G Ventures is PO Box 1860, Bentonville, Arkansas 72712. Sanjeev Krishnan, a managing director of S2G, formerly sat on the Board of Directors of the Company.
(12)	Represents (i) 9,982,500 founder shares held prior to the Business Combination and converted into Common Stock in connection therewith, including the 1,996,500 Sponsor Earn Out Shares, registered for resale hereunder, and (ii) 6,553,454 shares of Common Stock issuable upon exercise of the Private Placement Warrants, not registered for resale hereunder. Star Peak 19, LLC, Star Peak L LLC and Star Peak M LLC are the managing members of the Sponsor and as such, each of them has voting and investment discretion with respect to the shares of Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Common Stock held directly by the Sponsor. Eric Scheyer is the sole member of and controls Star Peak 19 LLC; Alec Litowitz is the sole member of and controls Star Peak L LLC; and Michael C. Morgan is the sole member of and controls Star Peak M LLC (each, a “Sponsor Controlling Entity”). The unanimous consent of each Sponsor Controlling Entity is required to make voting and dispositive decisions with respect to the securities held by the Sponsor. Accordingly, each of Messrs. Scheyer, Litowitz and Morgan is deemed to have or share beneficial ownership of the securities held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The principal business address of each of the Sponsor Controlling Entities and each of Messrs. Scheyer, Litowitz and Morgan is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(13)	The shares of Common Stock (of which 6,927,912 are registered for resale hereunder) are held by Wheatsheaf Group US Inc. Wheatsheaf Group U.S., Inc. is wholly owned by Wheatsheaf Group Limited. Voting and investment power with respect to the shares held by Wheatsheaf Group Limited may be exercised in whole or in part by J. Stephan Dolezalek, Anthony James, Montell Bayer, Katrin Burt, Peter Kristensen, Fiona Emmett, William Kendall,Kevin Lane, Clive Morris, Mark Preston, and Alexander Scott, who are the directors of Wheatsheaf Group Limited. The majority of the shares in Wheatsheaf Group Limited are held by trustees for the benefit of the current and future generations of the Grosvenor family, headed by the Duke of Westminster. These trusts are based in the United Kingdom. The address of Wheatsheaf Group US Inc. is 3000 El Camino Real, Bldg. 4, Suite 200, Palo Alto, California 94306. J. Stephan Dolezalek has been a member of the Board of Directors of the Company since September 29, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for Benson Hill’s directors and executive officers, which are described elsewhere in this prospectus, the following describes transactions since January 1, 2021, and each currently proposed transaction in which:

●	Benson Hill has been or is to be a participant;
●the amount involved exceeded or will exceed $120,000; and
●	any of New Benson Hill’s directors or executive officers or holders of more than 5% of New Benson Hill’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Master Service Agreement

Benson Hill has entered into a Master Service Agreement, dated January 7, 2018 (the “Master Service Agreement”), with Mercury Data Science, LLC (“Mercury”), which is an affiliate of each of Mercury Fund Affiliates III, L.P. and Mercury Camelback Fund, LLC, each of which holds significant investment in Benson Hill Common Stock. The Master Service Agreement provides for the provision of certain exploratory research services to Benson Hill. Mercury is entitled to a monthly fee of $20,000 per calendar month. In addition, Mercury is entitled to reimbursement for certain expenses incurred in connection with providing such services. The Master Service Agreement can be terminated by Benson Hill on thirty days’ prior written notice. For the year ended December 31, 2021, Benson Hill paid approximately $393,420 to Mercury pursuant to the Master Service Agreement.

March 2022 PIPE Transaction

On March 24, 2022, we entered into definitive subscription agreements providing for the private placement to the investors of an aggregate of 26,150,000 units at a price of $3.25 per unit. Each unit consisted of (i) one share of the Common Stock and (ii) a warrant to purchase one-third of one share of Common Stock, for an aggregate purchase price of approximately $85.0 million. The aggregate amount of Common Stock underlying the warrants is 8,716,661 shares. The closing of the private placement occurred on March 25, 2022.

The private placement was negotiated with the investors at arm’s length through a placement agent, and each investor participated on the same terms as each other investor. Mr. Stephan Dolezalek, a director of the Company, is a Managing Partner at Grosvenor Food & AgTech (previously called the Wheatsheaf Group, LLC), which through its wholly-owned subsidiary Wheatsheaf Group U.S. Inc. is an investor in the private placement, purchasing an aggregate of $7,475,000 of securities in the transaction. In addition, entities or persons affiliated with GV, S2G Ventures, Mercury, and Star Peak Sponsor II LLC were among the investors in the private placement, purchasing respectively an aggregate of $1,950,000, $4,062,500, $4,225,000 and $1,462,500 of securities in the transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of Common Stock as of the date hereof. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of Common Stock who are initial purchasers of such securities. This discussion is limited to holders who purchase our Common Stock pursuant to this offering and who hold Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address the U.S. federal income tax consequences to the Sponsor or our founders, officers or directors. This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. This discussion does not address the U.S. federal income tax consequences associated with the purchase, ownership or disposition of warrants to acquire our Common Stock. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

●	banks or other financial institutions;
●	tax-exempt entities;
●	insurance companies;
●	dealers in securities or foreign currencies;
●	traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to our Common Stock;
●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
●	regulated investment companies, mutual funds or real estate investment trusts;
●	“controlled foreign corporations” or “passive foreign investment companies;”
●	persons that acquired our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	former residents of the United States;
●	persons that hold our Common Stock as a part of a straddle, hedge, integrated transaction or similar transaction; or
●	persons who own 5 percent or more (by vote or value) of our Common Stock.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of such Common Stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SUCH COMMON STOCK, AS APPLICABLE, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER OTHER UNITED STATES FEDERAL TAX LAWS, THE LAWS OF ANY OTHER TAXING JURISDICTION, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO ANY POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS ANY POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Common Stock, as applicable, and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock” below.

Dividends we pay to a U.S. Holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale,Taxable Exchange or Other Taxable Disposition of our Common Stock

Upon a sale or other taxable disposition of Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of our Common Stock who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. Holder of Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Common Stock, as applicable, and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Common Stock, as applicable, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock” below.

In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Exchange or other Taxable Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a Non-U.S. Holder will not be subject to any U.S. federal income tax on any gain realized upon such Holder’s sale, exchange, or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the U.S. by such Non-U.S. Holder, in which case the Non-U.S. Holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the Non-U.S. Holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “Taxation of

Distributions” also may apply;
●	the Non-U.S. Holder is an individual who is treated as present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by United States source capital losses of the Non-U.S. Holder, if any (even though the individual is not considered a resident of the U.S.); or we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for its Common Stock. An exception to this rule may apply where interests in us are regularly traded on an established securities market.
●	Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules and potential exception in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the third bullet point above applies to a Non-U.S. Holder and the exception referenced therein does not apply, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of its Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Common Stock from such Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a USRPHC immediately after the business combination is completed. However, because our status as a USRPHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any this or any future year.

You are urged to consult your own tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends on our Common Stock paid to such Holder and the tax withheld, if any, with respect to such dividends. A Non-U.S. Holder will have to comply with specific certification procedures to establish that the Holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Common Stock, as applicable. A Non-U.S. Holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our Common Stock if such Holder establishes an exemption by certifying his, her or its Non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a taxable disposition of our Common Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the Holder establishes an exemption by certifying his, her or its status as a Non-U.S. Holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a Non-U.S. office of a broker. However, for information reporting purposes, taxable dispositions effected through a Non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (commonly referred to as “FATCA”) and the U.S. Treasury Regulations promulgated thereunder generally impose a withholding tax of 30% on payments of certain U.S.-source income (“Withholdable Payments”) to foreign financial institutions (whether as a beneficial owner or intermediary), unless such institution (i) enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such institution’s country of residence and the United States, or (iii) qualifies for an exemption. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity, or unless an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.

The FATCA withholding requirements generally currently apply to dividends on our Common Stock. If FATCA withholding is imposed, a beneficial owner (other than certain foreign financial institutions) generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return and, in the case of a non-financial foreign entity, providing the IRS with certain information regarding its substantial U.S. owners (unless an exception applies). Under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds. Holders of our Common Stock are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,062,500 shares of our Common Stock that may be issued upon exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 89,628,274 shares of our Common Stock (including the Sponsor Shares and the Sponsor Earn Out Shares).

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Public Warrants exercised in the event that such Public Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of NYSE;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the selling securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	settlement of short sales entered into after the date of this prospectus;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition,  to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Common Stock and public warrants are listed on the NYSE under the symbols “BHIL” and “BHIL WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Winston & Strawn LLP has passed upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Benson Hill, Inc. at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere here in, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ZFS Creston, LLC as of October 31, 2021 and 2020, and for each of the two years in the period ended October 31, 2021 included in this prospectus have been so included in reliance on the report of Crowe LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.bensonhill.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page No.
BENSON HILL, INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements of Benson Hill, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Comprehensive Loss	F-5
Consolidated Statements of Stockholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8
ZFS CRESTON, LLC
Audited Financial Statements of ZFS Creston, LLC as of October 31, 2021 and 2020 and for the years ended October 31, 2021 and 2020
Independent Auditor’s Report	F-48
Statements of Income and Members’ Equity	F-49
Balance Sheets	F-50
Statements of Cash Flows	F-51
Notes to Financial Statements	F-52

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Benson Hill, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Benson Hill, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and the financial statement schedule listed in the Index at Item 15 (a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
St. Louis, Missouri

March 28, 2022

BENSON HILL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$78,963	$9,743
Marketable securities	103,689	100,334
Accounts receivable, net	31,729	14,271
Inventories, net	48,724	13,040
Prepaid expenses and other current assets	20,253	3,061
Total current assets	283,358	140,449
Property and equipment, net	126,885	31,624
Right of use asset, net	77,452	34,117
Goodwill and intangible assets, net	42,664	24,083
Other assets	4,538	1,512
Total assets	$534,897	$231,785
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,508	$16,128
Revolving line of credit	47	—
Current lease liability	2,422	1,627
Current maturities of long-term debt	6,934	5,466
Accrued expenses and other liabilities	26,771	12,315
Total current liabilities	71,682	35,536
Long-term debt	77,170	24,344
Long-term lease liability	79,154	33,982
Warrant liabilities	46,051	5,241
Conversion option liability	8,783	—
Deferred tax liabilities	294	—
Other non-current liabilities	316	—
Total liabilities	283,450	99,103
Stockholders’ equity:
Redeemable convertible preferred stock, $0.0001 par value; 1,000 and 105,922 shares authorized, 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Common stock, $0.0001 par value, 440,000 and 128,467 shares authorized, 178,089 and 108,697 shares issued and outstanding as of December 31, 2021 and 2020, respectively	18	11
Additional paid-in capital	533,101	287,318
Accumulated deficit	(280,569)	(154,322)
Accumulated other comprehensive loss	(1,103)	(325)
Total stockholders’ equity	251,447	132,682
Total liabilities and stockholders’ equity	$534,897	$231,785

See accompanying notes to the consolidated financial statements.

BENSON HILL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Information)

	Year Ended December 31,
	2021	2020	2019
Revenues	$147,212	$114,348	$79,523
Cost of sales	148,157	102,430	70,961
Gross (loss) profit	(945)	11,918	8,562
Operating expenses:
Research and development	40,578	29,457	24,810
Selling, general and administrative expenses	81,552	37,446	27,457
Impairment of goodwill	—	4,832	—
Total operating expenses	122,130	71,735	52,267
Loss from operations	(123,075)	(59,817)	(43,705)
Other expense (income):
Interest expense, net	4,490	6,708	195
Loss on extinguishment of debt	11,742	—	—
Change in fair value of warrants	(12,127)	661	—
Other income, net	(1,164)	(75)	(9)
Total other expense (income), net	2,941	7,294	186
Net loss before income tax	(126,016)	(67,111)	(43,891)
Income tax expense	231	48	19
Net loss	$(126,247)	$(67,159)	$(43,910)
Net loss per common share:
Basic and diluted loss per common share	$(1.04)	$(0.81)	$(0.65)
Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	121,838	83,295	67,707

See accompanying notes to the consolidated financial statements.

BENSON HILL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In Thousands)

	Year Ended December 31,
	2021	2020	2019
Net loss	$(126,247)	$(67,159)	$(43,910)
Foreign currency:
Comprehensive income (loss)	4	(226)	(21)
	4	(226)	(21)
Marketable securities:
Comprehensive income (loss)	(1,813)	(109)	374
Adjustments for net (losses) income realized in net loss	1,031	223	(17)
	(782)	114	357
Total other comprehensive (loss) income	(778)	(112)	336
Total comprehensive loss	$(127,025)	$(67,271)	$(43,574)

See accompanying notes to the consolidated financial statements.

BENSON HILL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

	Redeemable Convertible				Additional		Accumulated	Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Other	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Comprehensive Loss	Equity (Deficit)
Balance as of December 31, 2018	57,571	$102,006	5,241	$1	$4	$(39,485)	$(549)	$(40,029)
Retroactive application of recapitalization	(57,571)	(102,006)	57,571	5	102,001	—	—	102,006
Adjusted balance, beginning of period	—	—	62,812	6	102,005	(39,485)	(549)	61,977
Issuance of common stock upon exercise of stock options	—	—	226	—	90	—	—	90
Stock-based compensation expense	—	—	—	—	644	—	—	644
Sale of Series C-1 redeemable convertible preferred stock, net of issuance costs of $82	—	—	8,862	1	32,560	—	—	32,561
Comprehensive income	—	—	—	—	—	(43,910)	336	(43,574)
Balance as of December 31, 2019	—	$—	71,900	$7	$135,299	$(83,395)	$(213)	$51,698
Impact of adoption of Topic 606	—	—	—	—	—	519	—	519
Issuance of common stock upon exercise of stock options	—	—	332	—	72	—	—	72
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Sale of Series D redeemable convertible preferred stock, net of issuance costs of $4,668	—	—	38,412	4	154,416	—	—	154,420
Retirement of redeemable convertible preferred stock, including deemed dividend:
Retirement of Series A	—	—	(1,543)	—	(1,164)	—	—	(1,164)
Retirement of Series B	—	—	(404)	—	(500)	—	—	(500)
Deemed dividend	—	—	—	—	(1,815)	(4,287)	—	(6,102)
Comprehensive loss	—	—	—	—	—	(67,159)	(112)	(67,271)
Balance as of December 31, 2020	—	$—	108,697	$11	$287,318	$(154,322)	$(325)	$132,682
Merger and PIPE Shares, net of transaction costs of $36,770	—	—	68,069	7	233,333	—	—	233,340
Conversion of warrants into common stock and issuance of equity classified warrants upon Merger	—	—	325	—	4,576	—	—	4,576
Issuance of common stock upon exercise of stock options	—	—	998	—	713	—	—	713
Stock-based compensation expense	—	—	—	—	7,183	—	—	7,183
Other	—	—	—	—	(22)	—	—	(22)
Comprehensive loss	—	—	—	—	—	(126,247)	(778)	(127,025)
Balance as of December 31, 2021	—	$—	178,089	$18	$533,101	$(280,569)	$(1,103)	$251,447

See accompanying notes to the consolidated financial statements.

BENSON HILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2021	2020	2019
Operating activities
Net loss	$(126,247)	$(67,159)	$(43,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,817	7,504	3,790
Stock-based compensation expense	7,183	1,010	644
Bad debt expense	309	133	281
Change in fair value of warrants	(12,127)	661	—
Amortization related to financing activities	1,389	2,507	18
Loss on extinguishment of debt	11,742	—	—
Impairment of goodwill	—	4,832	—
Other	(65)	364	48
Changes in operating assets and liabilities:
Accounts receivable	(7,038)	693	(2,597)
Inventories	(11,690)	(5,364)	(4,287)
Prepaid expenses and other current assets	(13,149)	(30)	(1,241)
Accounts payable	11,293	(1,949)	4,291
Accrued expenses	7,539	4,120	106
Other liabilities	294	—	(1,496)
Net cash used in operating activities	(117,750)	(52,678)	(44,353)
Investing activities
Purchases of marketable securities	(648,923)	(208,780)	(36,348)
Proceeds from maturities of marketable securities	2,499	9,070	10,700
Proceeds from sales of marketable securities	639,612	107,243	54,765
Payments for acquisitions of property and equipment	(31,490)	(9,855)	(6,841)
Payments made in connection with business acquisitions	(116,287)	—	(26,822)
Proceeds from divestitures	—	1,650	—
Net cash used in investing activities	(154,589)	(100,672)	(4,546)
Financing activities
Net contributions from Merger and PIPE financing, net of transaction costs of $34,940	285,378	—	—
Payments for extinguishment of debt	(43,082)	—	—
Principal payments on debt	(4,400)	(8,941)	(831)
Proceeds from issuance of debt	103,634	24,534	15,293
Borrowing under revolving line of credit	20,954	25,587	28,518
Repayments under revolving line of credit	(20,907)	(27,082)	(27,023)
Proceeds from issuance of redeemable convertible preferred stock, net of costs	—	154,420	32,561
Retirement of redeemable convertible preferred stock	—	(7,766)	—
Repayments of financing lease obligations	(703)	(121)	(60)
Proceeds from the exercise of stock options and warrants	681	72	89
Net cash provided by financing activities	341,555	160,703	48,547
Effect of exchange rate changes on cash	4	(226)	(21)
Net increase (decrease) in cash and cash equivalents	69,220	7,127	(373)
Cash and cash equivalents, beginning of year	9,743	2,616	2,989
Cash and cash equivalents, end of year	$78,963	$9,743	$2,616
Supplemental disclosure of cash flow information
Cash paid for taxes	$53	$—	$5
Cash paid for interest	$6,591	$4,685	$622
Supplemental disclosure of non-cash activities
Issuance of Notes Payable Warrants and Convertible Notes Payable Warrants	$6,663	$4,580	$—
Conversion of Notes Payable Warrants upon Merger	$4,576	$—	$—
Public Warrants and Private Placement Warrants acquired in Merger	$50,850	$—	$—
Issuance of conversion option	$8,783	$—	$—
Purchases of property and equipment included in accounts payable and accrued expenses and other current liabilities	$3,578	$669	$952
Purchases of inventory included in accounts payable and accrued expenses and other current liabilities	$1,854	$—	$—
Financing leases	$46,021	$33,523	$—

See accompanying notes to the consolidated financial statements.

BENSON HILL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Dollar and Share Amounts in Thousands)

1.    Description of Business

Benson Hill, Inc. and subsidiaries (collectively, “Benson Hill”, the “Company”, “we”, “us”, or “our”) are a values-driven food technology company with a vision to build a healthier and happier world by unlocking nature’s genetic diversity with our food innovation engine. Our purpose is to catalyze and broadly empower innovation from plant to plate so great tasting, more nutritious, affordable, and sustainable food choices are available to everyone. We combine cutting-edge technology with an innovative business approach to bring product innovations to customers and consumers. Our CropOS® technology platform uniquely combines data science, plant science, and food science to create innovative food, ingredient, and feed products — starting with a better seed. We are incorporated in Delaware and headquartered in St. Louis, Missouri, where the majority of our research and development activities are managed. We also process dry peas in North Dakota and supply fresh produce through packing, distribution, and growing locations in the southeastern states of the United States.

Merger with Star Peak Corp II

On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated a merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”).

Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc (“New Benson Hill”) and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc.

The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Under this method of accounting, STPC is treated as the “acquired” company and Legacy Benson Hill is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy Benson Hill issuing stock for the net assets of STPC, accompanied by a recapitalization. The net assets of STPC are stated at historical cost, with no goodwill or other intangible assets recorded. This accounting treatment determination was primarily based on the following:

●	Legacy Benson Hill’s existing stockholders hold the majority of voting rights in New Benson Hill and are the largest single voting interest block in New Benson Hill;
●	Legacy Benson Hill’s senior management comprises all of the senior management of New Benson Hill;
●	The directors nominated by Legacy Benson Hill represent the majority of the directors on the board of directors of New Benson Hill; and
●	Legacy Benson Hill’s operations comprise the ongoing operations of New Benson Hill.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Legacy Benson Hill. The shares and corresponding capital amounts and losses per share, prior to the Merger, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger. Activity within the Consolidated Statements of Stockholders’ Equity for the issuance and repurchases of Legacy Benson Hill redeemable convertible preferred stock (the “Legacy Benson Hill Preferred Stock”) was also retroactively converted to Legacy Benson Hill common stock (the “Legacy Benson Hill Common Stock”).

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP and Securities and Exchange Commission regulations, assuming the Company will continue as a going concern. For the year ended December 31, 2021, the Company incurred a net loss of $126,247, had negative cash flows from operating activities of $117,750 and capital expenditures of $31,490. Furthermore, as of December 31, 2021, the Company had an accumulated deficit of $280,569 and term debt and notes payable of $84,104, which are subject to repayment terms and covenants further described in Note 13–Debt. The Company has incurred significant losses since inception primarily to fund investment into technology and costs associated with early-stage commercialization of products. As of December 31, 2021, the Company had cash and cash equivalents of $78,963 and marketable securities of $103,689, but will require additional financing prior to becoming profitable.

As described further in Note 23—Subsequent Events, in March 2022 the Company entered into subscription agreements with a number of investors which resulted in proceeds, net of issuance costs, of approximately $81.1 million. The subscription agreements include a put right that would allow the investors to put their shares and warrants to the Company on or before April 2, 2022 if the Company does not file its 10-K, with specific disclosure provisions, on or before March 30, 2022. The filing of this form 10-K prior to that deadline terminated the investors’ put right. As a result of these items, the Company believes that its cash and marketable securities position, which were $182,652 on a combined basis as of December 31, 2021, along with the proceeds received in March 2022, is sufficient to meet capital and liquidity requirements for at least the next 12 months after the date that the financial statements are available to be issued.

The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. As of December 31, 2021 the Company has multiple debt instruments (see Note 13 — Debt), including term loans, notes payable and a revolving line of credit, certain of which require adherence to financial covenants, including maintaining minimum liquidity and maintenance of a minimum cash balance. If the Company breaches these covenants, the holder of the debt may declare all amounts immediately due and payable. If the covenants are breached, the Company plans to attempt to secure a waiver of the covenants or an amendment that modifies the covenants but there are no assurances that the Company will be able to comply with its future covenants without such a waiver or that the Company will be successful in obtaining a waiver or an amendment during 2022.

The attainment of profitable operations is also dependent upon future events, including obtaining adequate financing to complete and commercialize the Company’s research and development activities, obtaining adequate grower relationships, building its customer base, successfully executing its business and marketing strategy, and hiring appropriate personnel.

Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, maintain existing debt arrangements or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

2.    Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company prepares its consolidated financial statements in conformity with U.S. GAAP and Securities and Exchange Commission regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Certain prior period balances have been reclassified to conform to the current period presentation in the audited consolidated financial statements and the accompanying notes.

All dollar and share amounts are in thousands, except per share amounts, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through June 30, 2022 and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant management estimates include those with respect to allowance for doubtful accounts, reserves for inventory obsolescence, the recoverability of long-lived assets, intangibles and goodwill and the estimated value of our warrant liabilities and conversion option liability.

Prior to the Merger, the fair value of the Company’s Common Stock was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its common stock, as determined based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock and other equity instruments at each valuation date.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.

Marketable Securities

We classify our investment securities as available-for-sale on the date of purchase. The securities are recorded at their fair value with the unrealized gains and losses, net of tax effect, recorded in other comprehensive income and loss. Realized gains and losses affect income, including the release of previously unrealized gains and losses from other comprehensive income and loss. Premiums and discounts are amortized on the straight-line method. Gains and losses on the sale of securities are determined using the specific-identification method.

Accounts Receivable

Accounts receivable represent amounts owed to us from the sale of harvested produce and grain, soybean meal, soybean oil, soybean flakes, soybean flour, royalties, and licensing of proprietary technology. The carrying value of our receivables represent estimated net realizable values. We generally do not require collateral and estimate any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly.

Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company had amounts reserved for doubtful accounts as of December 31, 2021 and 2020, of $414 and $177, respectively.

Derivatives

The Company uses exchange-traded futures to manage price risk of fluctuating Chicago Board of Trade (“CBOT”) prices related to forecasted purchases and sales of soybean and soybean related products in the normal course of business. The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Further, all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis which results in the derivative contracts having a fair value that approximates zero on a daily basis.

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. All of the Company’s derivatives have not been designated as hedging instruments, and as such, changes in fair value of these derivatives are recognized in earnings immediately.

The Company’s soybean positions are designed to hedge risk related to inventory purchases therefore the gains and losses on soybean instruments are recorded in cost of sales in the consolidated statements of operations. The Company’s meal and oil positions are designed to hedge risk related to sales transactions therefore the gains and losses on meal and oil instruments are recorded in revenues in the consolidated statements of operations.

The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the consolidated statements of cash flows.

Inventories

Inventories, primarily comprised of dry beans, seeds, grain, soybean meal, soybean oil, soybean flakes, soybean flour, fresh produce, and related packaging materials, are recorded at the lower of cost or net realizable value with cost determined on the first-in, first-out basis. Work in process inventory includes direct costs for land preparation, seed, planting, growing, and maintenance as well as seed provided to contracted seed producers and growers with which we hold a purchase option for, or are required to purchase, the future harvested seeds or grain.

We evaluate inventory balances for obsolescence on a regular basis based on the age of the inventory and our sales forecasts. We also determine the net realizable value of our inventory balances using projected selling prices for our products, market prices for the underlying agricultural markets, the age of products, our anticipated costs, and other factors, and compare those prices with the current weighted average costs of our inventories. If our costs are higher than the net realizable value, a valuation adjustment is recorded.

Certain seed costs associated with products not yet commercialized are expensed to research and development.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. Leasehold improvements are depreciated over the shorter of their useful life or remaining term of the lease.

Expenses for repairs and maintenance are expensed as incurred, and upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed from the accounts and any resulting gain or loss is recognized in the consolidated statement of operations and comprehensive loss. Depreciation expense has been calculated using the following estimated useful lives:

Furniture and fixtures	5-7 years
Machinery, field and laboratory equipment	5-15 years
Computer equipment	3-5 years
Vehicles	3-7 years
Buildings and building improvements	5-20 years

Long-lived assets are reviewed for impairment whenever, in management’s judgement, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows with the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value. The Company did not record any property or equipment impairments for the year ended December 31, 2021 or 2020.

Spare Parts

The Company maintains an inventory of spare parts at its processing plants for repairs and maintenance in the normal course of operations to minimize downtime. The spare parts are recorded at cost and assessed for obsolescence. As the spare parts are primarily composed of critical spares which generally do not turn within 12 months the Company classifies spare parts as a non-current asset and presents them in other assets. As of December 31, 2021 the Company had spare parts of $2,000. The Company did not maintain a spare parts inventory as of December 31, 2020.

Leases

The Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.

Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company recognizes interest expense and depreciation expense for finance leases. Depreciation expense for assets held under finance leases is computed using the straight-line method over the lease term or useful life for leases that contain a transfer of title or reasonably certain purchase option.

Our lease agreements contain variable lease payments for increases in rental payment as a result of indexation, common area maintenance, utility, and maintenance charges. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.

Most of the Company’s leases do not provide a readily available implicit interest rate. Therefore, the Company estimates the incremental borrowing discount rate based on information available at lease commencement. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease.

Goodwill and Intangible Assets

Goodwill, arising from a business combination as the excess of purchase price and related costs over the fair value of identifiable assets acquired and liabilities assumed is not amortized and is subject to an annual impairment test as of December 1, unless events indicate an interim test is required. In performing this impairment test, management will first qualitatively assess indicators of a reporting unit’s fair value. If after completing the qualitative assessment, management believes it is likely that a reporting unit is impaired, a discounted cash flow analysis is prepared to estimate the fair value of the reporting unit.

Critical estimates in the determination of the fair value of each reporting unit include, but are not limited to, future expected cash flows based on estimates of future sales volumes, sales prices, production costs, and discount rates. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy. An adjustment to goodwill will be recorded for any goodwill that is determined to be impaired.

Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair value of the reporting unit. During the year ended December 31, 2021, the Company evaluated goodwill for impairment using a quantitative assessment for all reporting units concluding that goodwill was not impaired. During the year ended December 31, 2020, the Company used a qualitative assessment for one reporting unit and a quantitative assessment for all other reporting units resulting in a goodwill impairment charge of $4,832. During the year ended December 31, 2019, the Company evaluated goodwill for impairment using a qualitative assessment for all reporting units concluding it was not more likely than not that goodwill was impaired.

Intangible assets consist primarily of customer relationships, trade names, employment agreements, technology licenses, developed or acquired technology, and in-process research and development (“IPRD”). Intangible assets are valued based on the income approach, which utilizes discounted cash flows, or cost buildup. These estimates generally constitute Level 3 inputs under the fair value hierarchy.

IPRD, consisting of seed germplasm, is considered an indefinite-lived intangible asset until the abandonment or completion of the associated research and development efforts. If abandoned, or our projections regarding the costs to complete the research and future revenues and cash flows require adverse revisions, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of such assets and methods of amortization. During the year ended December 31, 2021 the associated research and development efforts were completed and the IPRD asset was moved to a definite lived intangible asset and renamed developed technology.

Similar to goodwill, indefinite lived intangible assets are subject to an annual impairment test as of December 1, unless events indicate an interim test is required. During the year ended December 31, 2020, the Company evaluated IPRD for impairment using a qualitative assessment and concluded it was not more likely than not that impairment existed.

In conjunction with business acquisitions, we obtain trade names and permits, enter into employment agreements, and gain access to the distribution channels and customer relationships of the acquired companies. Trade names and permits are amortized over their estimated useful life, which is generally 10 years. Employment agreements are being amortized over the contractual period, which is 2 years. Customer relationships are expected to provide economic benefits to the Company over the amortization period of 15 years and are amortized on a straight-line basis. The amortization period of customer relationships represents management’s best estimate of the expected usage or consumption of the economic benefits of the acquired assets, which is based on our historical experience of customer attrition rates.

Definite lived intangible assets are reviewed for impairment, at the asset group level, whenever, in management’s judgement, impairment indicators are present. At a minimum, we assess all definite lived intangible assets annually for indicators of impairment. When indicators of impairment are present, such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the carrying value of the intangible asset, the asset group is written down to fair value, and any impairment is assigned to the assets in the asset group in accordance with the applicable guidance, and a corresponding impairment is recognized in the consolidated statement of operations and comprehensive loss. The Company did not record any definite lived intangible asset impairments for the years ended December 31, 2021, 2020 or 2019.

Debt Issuance Costs

The Company capitalizes costs incurred in connection with new borrowings, the establishment or enhancement of credit facilities and the issuance of debt securities. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility using the effective interest method. Debt issuance costs related to a recognized liability are presented in the balance sheet as a direct reduction from the carrying amount of that liability. The unamortized balance of deferred financing costs shown as a reduction from the carrying amount of the liability was $1,231 and $553 as of December 31, 2021 and 2020, respectively. Amortization of debt issuance costs was $206, $228 and $18 for the years ended December 31, 2021, 2020 and 2019, respectively.

Warrant Liabilities

We account for our Private Placement Warrants, Public Warrants, Notes Payable Warrants, and Convertible Notes Payable Warrants as derivative warrant liabilities in accordance with ASC 815 with the exception of the Notes Payable Warrants issued in connection with the Merger which qualify for equity treatment. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the change in fair value of warrants in the consolidated statements of operations. The fair value of the Public Warrants is measured based on the closing price of the warrant traded on the NYSE while the Private Placement Warrants and Convertible Notes Payable Warrants issued are estimated at each measurement date using a Black-Scholes option pricing model, Monte Carlo simulation, or the closing price of the Company’s common stock for the Notes Payable Warrants which the holder has the ability to exercise at no cost upon expiration.

Conversion Option Liability

We account for the conversion option on our convertible term loans as a derivative liability in accordance with ASC 815 and therefore recognize the conversion option at fair value and adjust the liability to fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the consolidated statements of operations. The fair value of the conversion option is measured based on a Monte Carlo simulation.

Redeemable Convertible Preferred Stock

Prior to the Merger, the Company recorded shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in ASC 480-10-S99-3A, Accounting for Redeemable Equity Instruments, and therefore classified all outstanding redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ equity because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition, and sale of all or substantially all of the Company’s assets, the preferred stock would become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation then in effect.

All redeemable convertible preferred stock previously classified as temporary equity was retroactively adjusted and reclassified to permanent equity as a result of the Merger. As a result of the Merger, each share of Legacy Benson Hill Preferred Stock that was then issued and outstanding was automatically converted into Legacy Benson Hill Common Stock, such that each converted share of Legacy Benson Hill Preferred Stock was no longer outstanding and ceased to exist. Each share of Legacy Benson Hill Common Stock, including the Legacy Benson Hill Common Stock issued upon conversion of Legacy Benson Hill Preferred Stock, was converted into and exchanged for 1.0754 (“the Exchange Ratio”) shares of New Benson Hill common stock (“New Benson Hill Common Stock”). The Exchange Ratio was established pursuant to the terms of the Merger Agreement.

During the years ended December 31, 2021, 2020 and 2019, Legacy Benson Hill issued shares of Legacy Benson Hill Preferred Stock to new and existing investors for net proceeds of $0, $154,420 and $32,561, respectively.

Fair Value

Assets and liabilities recorded at fair value on a recurring basis on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the periods presented.

Revenue Recognition

The policies described below represent the Company’s policies under ASC 605 and ASC 606 as there were not material changes to the Company’s policies as a result of the adoption on January 1, 2020 with the exception of any changes explicitly outlined.

Product Sales

We recognize revenue on a gross basis for product sales, consisting primarily of harvested produce, processed yellow pea, barley, soybeans, soybean meal, soybean oil, soybean flakes and soybean flour, at the point in time when obligations under the terms of a contract with the customer are satisfied. This generally occurs at the time of transfer of control of the product. In reaching this conclusion, the Company considers several control indicators of the timing of the transfer of control, including significant risks and rewards of ownership, physical possession, and the Company’s right to receive payment. Shipping and handling costs related to contracts with customers for product sales are accounted for as a fulfillment activity and not as a separate performance obligation to customers.

In addition to selling our own farmed produce, we enter into consignment arrangements with produce growers and packers located outside of the U.S. and growers of certain perishable products in the U.S. Within these arrangements, the Company is acting as an agent and earns a stated commission and as such revenue is reported on a net basis representing the commissions earned in the Company’s consolidated statement of operations. For certain of these transactions, the Company is responsible for shipping and handling activities. When that is the case, revenue is recognized for those services as performed.

Sales, use, value-added, and other excise taxes are excluded from the measurement of the transaction price. We generally do not allow a right of return.

The Company’s disaggregated revenue is fully disclosed as revenues by reporting segment (See Note 22—Segment Information for additional information).

Research and Development Expenses

Research and development expenses consist of the costs of performing activities to discover and develop products and to advance our intellectual property. These costs consist primarily of employee-related expenses for personnel who research and develop our products, fees for contractors who support product development and breeding activities, expenses for trait validation, greenhouse and field trial expenses, purchasing materials and supplies for our laboratories, licensing, information technology expenses, and other costs associated with operating our own laboratories. Reimbursements of research and development costs from governmental or other third-party grants are recognized as a reduction of research and development expense. For the years ended December 31, 2021, 2020 and 2019, the Company received grant reimbursement of $479, $1,016 and $1,142, respectively.

Patents

We expense patent costs, including related legal costs, as incurred. Costs to maintain, in-license, and defend patents are recorded as selling, general and administrative expenses on the statements of operations and comprehensive loss. Costs to write and support the research for filing patents are recorded as research and development expenses on the statements of operations and comprehensive loss.

Stock-Based Compensation

We measure all stock options and restricted stock units (“RSUs”) granted to employees and directors based on the fair value on the date of the grant and recognize compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective awards or the derived service period for awards with market performance vesting conditions. We recognize forfeitures of awards as they occur.

We classify stock-based compensation expense in our consolidated statement of operations and comprehensive loss as research and development and selling, general and administrative expenses as this is consistent with the manner in which the award recipient’s payroll costs are classified.

Stock Options

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. As we recently became a public company and do not have a meaningful trading history for our common stock, we estimate our expected stock volatility based on the historical volatilities of the common stock of comparable publicly traded companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own common stock.

The expected term of our stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options.

The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Restricted Stock Units

The fair value of restricted stock units (“RSUs”) with only service-based vesting conditions are estimated on the date of grant based on the closing price of the Company’s common stock while the fair value of RSUs with service-based and market performance vesting conditions are estimated on the date of grant using a Monte Carlo simulation. As we recently became a public company and do not have a meaningful trading history for our common stock, we estimate our expected stock volatility based on the historical volatilities of the common stock of comparable publicly traded companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own common stock.

The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award from a time period approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that we have never paid cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement basis and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances.

Forward Purchase and Sales Contracts

We enter into seed and grain production agreements (“Forward Purchase Contracts”) with seed producers and growers. The seed and grower contracts often require us to pay prices for the seed and grain produced at commodity futures market prices plus a premium. The grower has the option to fix their price with us throughout the term of the agreement. The grower contracts allow for delivery of grain to us at harvest if so specified when the agreement is executed, otherwise delivery occurs on a date that we elect through a specified date of the following year.

We enter into sales contracts with grain and ingredients customers (“Forward Sales Contracts”) for the sale of soybeans, processed soybean products, and processed yellow pea. These sales contracts are for a fixed or determinable quantity at a fixed or determinable price and will be physically settled with the delivery of the underlying product.

We designate all Forward Purchase Contracts and Forward Sales Contracts as normal purchases and normal sales and as a result are exempt from derivative accounting.

Significant Concentrations and Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable, and Forward Purchase Contracts.

We have cash and cash equivalents and marketable securities at accredited financial institutions and, at times, maintain balances in excess of insured limits but believe such credit risk is minimal. Concentrations of credit risk associated with unsecured accounts receivable may vary between years because of the nature of our business.

Our customers primarily consist of businesses operating in the agriculture industry, including retailers that sell our produce, consumer package goods manufacturers that incorporate our ingredients. For the year ended December 31, 2021, one customer generated greater than 10% of consolidated revenue for a total of $27,493. For the year ended December 31, 2020, one customer generated greater than 10% of consolidated revenue for a total of $15,270. For the year ended December 31, 2019, four customers each generated greater than 10% of consolidated revenue for a total of $38,151.

Foreign Currency Translation

The financial statements for our ex-U.S. operations, primarily comprising licensing arrangements and research and development activities in Brazil and Canada, respectively, are translated to U.S. dollars at current exchange rates. For assets and liabilities, the fiscal year-end rate is used. For revenues, expenses, gains, and losses, an approximation of the average rate for the period is used. Unrealized currency adjustments in the consolidated financial statements are accumulated in equity as a component of accumulated other comprehensive loss.

The Company has entered into a limited number of operation support contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies.

Gains and losses resulting from foreign currency transactions are separately reflected in the consolidated statement of comprehensive loss. To date, foreign currency transaction gains and losses have not been material to our financial statements.

Recently Adopted Accounting Guidance

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public companies for fiscal years beginning after December 15, 2020, and interim periods therein with early adoption permitted. The Company adopted this ASU in the first quarter of 2021 with no impact to the Company’s financial statements.

Recently Issued Accounting Guidance Not Yet Effective

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASU 2016-13”), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company for interim and annual reporting periods beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. We are currently evaluating our contracts and the optional expedients provided by the new standard.

In August 2020, the FASB issued ASU 2020-06, Debt (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.

3.    Business Combinations

Merger with Star Peak Corp II

As discussed in Note 1, on September 29, 2021, STPC completed the business combination with Legacy Benson Hill through the Merger, with Legacy Benson Hill surviving the Merger as a wholly-owned subsidiary of STPC. At the effective time of the Merger (the “Effective Time”), each outstanding share of Legacy Benson Hill Common Stock, par value $0.001 per share, including Legacy Benson Hill Common Stock held by prior owners of Legacy Benson Hill Preferred Stock (in each case, other than shares owned by Legacy Benson Hill as treasury stock, dissenting shares and restricted shares) was canceled and converted into the right to receive the number of shares of New Benson Hill Common Stock, par value $0.0001 per share, in a ratio equal to 1.0754. In addition, as of the Effective Time, each stock option to purchase shares of Legacy Benson Hill Common Stock (each, a “Legacy Benson Hill Option”), whether vested or unvested, and each warrant issued by Legacy Benson Hill to purchase Legacy Benson Hill Common Stock and/or Legacy Benson Hill Preferred Stock (each, a “Legacy Benson Hill Warrant”) that was outstanding immediately prior to the Effective Time was, by virtue of the occurrence of the Effective Time and without any action on the part of Legacy Benson Hill, STPC or any holder of Legacy Benson Hill equity thereof, assumed and converted into a New Benson Hill Option or a New Benson Hill Warrant. Each Legacy Benson Hill Option was converted into an option to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Legacy Benson Hill Common Stock subject to such Legacy Benson Hill Option immediately prior to the Effective Time multiplied by 1.0754 (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Legacy Benson Hill Common Stock subject to such Legacy Benson Hill Option divided by 1.0754 (rounded up to the nearest whole cent) (each, a “New Benson Hill Option”). Each Legacy Benson Hill Warrant was converted into a warrant to purchase a number of shares of New Benson Hill Common Stock equal to the number of shares of Legacy Benson Hill Common Stock subject to such Legacy Benson Hill Warrant immediately prior to the Effective Time multiplied by 1.0754 (rounded down to the nearest whole share) and at an exercise price per share of New Benson Hill Common Stock equal to the exercise price per share of Legacy Benson Hill Common Stock and/or Legacy Benson Hill Preferred Stock subject to such Legacy Benson Hill Warrant divided by 1.0754 (rounded up to the nearest whole cent).

In connection with the execution of the Merger Agreement, STPC entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and STPC agreed to sell to the Subscribers, an aggregate of 22,500 shares of common stock (the “PIPE Shares”), for a purchase price of $10 per share and an aggregate purchase price of $225.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Merger.

Prior to the Merger, STPC had outstanding 10,063 Public Warrants (the “Public Warrants”), which were listed on the New York Stock Exchange under the symbol “STPC WS”, and 6,553 Private Placement Warrants (the “Private Placement Warrants”). Upon the closing of the Merger, the Public Warrants became listed on the New York Stock Exchange under the symbol “BHIL WS.” The Warrants remain subject to the same terms and conditions as prior to the Merger.

Upon the closing of the Merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 441,000 shares, of which 440,000 shares were designated common stock, $0.0001 par value per share, and 1,000 shares designated preferred Stock, $0.0001 par value per share.

Upon consummation of the Merger and the closing of the PIPE, the most significant change in Benson Hill’s financial position and results of operations was a total net increase in cash and cash equivalents of approximately $273.7 million, including $225.0 million in gross proceeds from the PIPE.

Recapitalization
Cash—STPC trust and working capital cash	$95,318
Cash—PIPE Financing	225,000
Non-cash net assets assumed from STPC	642
Less: fair value of assumed common stock Public Warrants and Private Placement Warrants	(50,850)
Less: transaction costs allocated to equity	(36,770)
Net impact on total stockholders’ equity	$233,340
Less: cash payments for transaction costs at Closing	(34,940)
Less: non-cash net assets assumed from STPC	(642)
Add: transaction costs allocated to equity	36,770
Add: fair value of assumed common stock Public Warrants and Private Placement Warrants	50,850
Net impact on net cash provided by financing activities	$285,378
Less: transaction costs included in net cash used in operating activities(a)	(11,693)
Total net increase in cash and cash equivalents	$273,685
(a)	Including transaction costs in the amount of $3,926 allocated to the Public Warrants and Private Placement Warrants which were expensed.

Acquisition of Soy Processing Facilities

ZFS Creston

On December 30, 2021, we completed the acquisition of a soybean processing facility and related assets from ZFS Creston, LLC, an Indiana corporation (“ZFS Creston”) for aggregate cash consideration of $102,065 subject to adjustments set forth in the membership interest purchase agreement for cash, debt and working capital. The soybean processing facility will process the Company’s proprietary soybean varieties for distribution to end customers. The acquisition of the food grade white flake and soy flour manufacturing facility was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their preliminary estimated fair value, as presented below:

Estimated Fair Value at
December 30, 2021
Assets:
Cash and cash equivalents	$56
Accounts receivable	10,729
Inventories	18,209
Prepaid expenses and other current assets	3,627
Property and equipment	60,000
Right of use asset	853
Other assets	2,000
Identified intangible assets	11,000
Goodwill	6,045
Total assets acquired	$112,519
Liabilities:
Accounts payable	4,661
Lease liability	853
Accrued expenses and other liabilities	4,940
Total liabilities assumed	$10,454
Total purchase price	$102,065

The fair values of the assets acquired and liabilities assumed are based on a preliminary estimate, which is subject to change within the measurement period. Given the timing of the acquisition, the Company utilized a benchmarking approach based on the Company’s prior acquisitions and similar industry acquisitions to determine the preliminary fair values for property and equipment and identified intangible assets. Upon completion of the final fair value assessment, the fair values of the assets acquired, liabilities assumed and resulting goodwill may differ materially from the preliminary assessment. Any changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded to those assets and liabilities and residual amounts will be allocated to goodwill.

Goodwill largely consists of expected growth synergies through the continued vertical integration of the Company within our Ingredients segment. Based on the preliminary valuation analysis, the identified intangible assets consist of customer relationships of $5,500, trade name of $2,000, acquired technology of $3,000 and permits of $500, respectively. The identified intangible assets are amortized using the straight-line method over their preliminary estimated useful lives of 15 years for customer relationships and acquired technology 10 years for trade name and permits.

Effective December 30, 2021, results from the operations of the soybean processing facility will be included in our consolidated statements of operations and comprehensive loss and incorporated in our Ingredients reporting unit and segment. Given the timing of the acquisition, no revenue or expenses were included in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2021.

The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2021, would have resulted in reported revenues and a net loss of $276,877 and $145,038, respectively. For purposes of the pro forma disclosures, the Company adjusted for $2,078 of costs attributable to the acquisition. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2020, would have resulted in reported revenues and a net loss of $216,082 and $84,805, respectively. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $166,777 and $40,573, respectively. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.

In conjunction with the acquisition we incurred $2,078 of acquisition-related costs, including legal and accounting fees. These costs were recorded in selling, general, and administrative expenses in the consolidated statement of operations for the year ended December 31, 2021.

Rose Acre Farms

On September 17, 2021, we completed the acquisition of a soybean processing facility and related assets from Rose Acre Farms, Inc., an Indiana corporation (“Rose Acre Farms”) for cash consideration of $14,567 and entered into a long-term ground lease for the real estate upon which such soybean processing facility is located. The soybean processing facility will process the Company’s proprietary soybean varieties for distribution to end customers. The acquisition of the soybean processing facility was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value
at September 17, 2021
Assets:
Inventories	$3,932
Property and equipment	7,875
Right of use asset	785
Identified intangible assets	380
Goodwill	2,380
Total assets acquired	$15,352
Liabilities:
Accounts payable	—
Lease liability	785
Accrued expenses and other liabilities	—
Total liabilities assumed	$785
Total purchase price	$14,567

Goodwill largely consists of expected growth synergies through the vertical integration of the Company within our Ingredients segment. Identified intangible assets consist of permits of $380 which will be amortized using the straight-line method over the estimated useful life of 10 years.

Effective September 17, 2021, results from the operations of the soybean processing facility have been included in our consolidated statements of operations and comprehensive loss and incorporated in our Ingredients reporting unit and segment. For the year ended December 31, 2021, $17,031 of revenue was included in the consolidated statement of operations and comprehensive loss.

The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2021, would have resulted in reported revenues and a net loss of $163,915 and $125,660, respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $361 of costs attributable to the acquisition and amortization of acquired intangibles of $13. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2020, would have resulted in reported revenues and a net loss of $195,083 and $70,352, respectively. The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $168,481 and $42,075, respectively. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.

In conjunction with the acquisition we incurred $361 of acquisition-related costs, including legal and accounting fees. These costs were recorded in selling, general, and administrative expenses in the consolidated statements of operations for the year ended December 31, 2021.

Acquisition of J&J Produce, Inc.

On May 31, 2019, the Company completed the acquisition of J&J Produce, Inc. and J&J Southern Farms, Inc. (collectively, J&J) for total cash consideration of $14,258. J&J is a producer and distributor of farmed products, including fruits and vegetables. The acquisition of J&J was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at
May 31, 2019
Assets:
Accounts receivable	$7,827
Inventories	1,814
Prepaid expenses and other current assets	612
Property and equipment	4,033
Right of use asset	1,345
Identified intangible assets	8,950
Goodwill	1,878
Total assets acquired	$26,459
Liabilities:
Accounts payable	8,294
Lease liability	1,345
Accrued expenses and other liabilities	2,562
Total liabilities assumed	$12,201
Total purchase price	$14,258

Goodwill largely consists of expected growth synergies through the commercialization of the Company’s innovative technologies and expansion of distribution channels. Identified intangible assets consist of customer relationships and trade name of $7,310 and $1,640, respectively.

Effective May 31, 2019, results from the operations of J&J have been included in our consolidated statement of operations and comprehensive loss and incorporated in our Fresh reporting unit. For the year ended December 31, 2019, $28,573 of revenue was included in the consolidated statement of operations and comprehensive loss.

The unaudited pro forma impact on operating results, as if the acquisition had been completed as of the beginning of 2019, would have resulted in reported revenues and a net loss of $109,937 and $40,786, respectively. For purposes of the pro forma disclosures, the pro forma adjustments primarily include $1,343 of costs attributable to the acquisition and amortization of acquired intangibles of $348. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations would have been had the Company completed the acquisition on the date assumed, nor is it necessarily indicative of the results of operations that may be expected in future periods.

Acquisition of SGI Genetics, Inc.

On February 7, 2019, we completed the acquisition of certain assets and the assumption of certain liabilities of SGI Genetics, Inc. and Schillinger Genetics, Inc. (collectively, SGI) for total cash consideration of $13,814. The acquisition of SGI was accounted for as a business combination, and accordingly, the acquired assets and liabilities were recorded at their estimated fair value, as presented below:

Fair Value at
February 7, 2019
Assets:
Accounts receivable	$247
Inventories	70
Property and equipment	785
Right of use asset	33
IPRD	4,710
Goodwill	9,260
Total assets acquired	$15,105
Liabilities:
Accounts payable	1,047
Lease liability	33
Deferred revenue	211
Total liabilities assumed	$1,291
Total purchase price	$13,814

IPRD assets, which consist of seed germplasm, are amortized over the estimated useful life of the assets upon successful completion of the related projects. Completion of the related projects occurred in 2021 and the IPRD assets were moved to a definite lived intangible asset and renamed developed technology. Goodwill largely consists of expected growth synergies through the commercialization of acquired seed germplasm.

Effective February 7, 2019, results from the operations of SGI have been included in our consolidated statement of operations and comprehensive loss. Results prior to the acquisition in 2019 were immaterial to the Company’s consolidated financial results.

In conjunction with all acquisitions we incurred $3,994, $0 and $4,010 of acquisition-related costs, including legal and accounting fees, for the years ended December 31, 2021, 2020 and 2019, respectively. These costs were recorded in selling, general, and administrative expenses.

4.    Fair Value Measurements

Our financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, commodity derivatives, commodity contracts, accounts payable, accrued liabilities, warrant liabilities, conversion option liabilities, and notes payable. As of December 31, 2021 and 2020, we had cash and cash equivalents of $78,963 and $9,743, respectively, which includes money market funds with maturities of less than three months. As of December 31, 2021 and 2020, the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximated fair value due to their short maturities.

The following tables provide the financial instruments measured at fair value on a recurring basis based on the fair value hierarchy:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$—	$—	$—	$—
Corporate bonds	—	82,086	—	82,086
Preferred stock	—	21,603	—	21,603
Marketable securities	$—	$103,689	$—	$103,689
Liabilities
Warrant liabilities	$12,377	$—	$33,674	$46,051
Conversion option liability	—	—	8,783	8,783
Total liabilities	$12,377	$—	$42,457	$54,834

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
U.S. treasury securities	$76	$—	$—	$76
Corporate bonds	—	100,258	—	100,258
Preferred stock	—	—	—	—
Marketable securities	$76	$100,258	$—	$100,334
Liabilities
Warrant liabilities	$—	$—	$5,241	$5,241

There were no transfers of financial assets or liabilities into or out of Level 1, Level 2, or Level 3 for 2021 or 2020.

All of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis. This results in the derivative contracts having a fair value that approximates zero on a daily basis. Therefore, there are no derivative assets or liabilities included in the table above. Refer to Note 6 for further discussion.

The Company acquired commodity purchase and sales contracts in the acquisition of ZFS Creston which were recorded at their estimated fair value. As outlined in Note 2, the Company designates all commodity purchase and sales contracts as normal purchases and normal sales and as a result do not account for them as derivatives under ASC 815. As of December 31, 2021 the Company had a contract asset of $2,354 and a contract liability of $2,652. The contract asset and liability is excluded from the table above as the contracts will not be measured at fair value on a recurring basis. Contract fair values were based upon forward commodity prices, which fall into Level 2 in the fair value hierarchy. The contract asset and liability will be amortized as the remaining volume of the commodity purchase and sales contracts is physically settled.

The warrant liabilities consist of Convertible Notes Payable Warrants, Notes Payable Warrants and Private Placement Warrants valued based on a Monte Carlo simulation that values the warrants using a probability weighted discounted cash flow model which are considered Level 3 as well as Public Warrants which are separately listed and traded under BHIL WS and are considered Level 1. Generally, increases or decreases in the fair value of the underlying common stock would result in a directionally similar impact in the fair value measurement of the associated Level 3 warrant liabilities.

The following table summarizes the change in the warrant and conversion option liabilities categorized as level 3 for the years ended December 31, 2021 and 2020.

Year Ended
December 31,
2021
Balance, beginning of period	$5,241
Issuance of Notes Payable Warrants and Convertible Notes Payable Warrants	6,663
Issuance of Convertible Notes Payable conversion option	8,783
Assumption of Private Placement Warrants upon Merger	34,045
Change in estimated fair value	(7,699)
Conversion of Notes Payable Warrants upon Merger	(4,576)
Balance, end of period	$42,457

Year Ended
December 31,
2020
Balance, beginning of period	$—
Issuance of Notes Payable Warrants	4,580
Change in estimated fair value	661
Balance, end of period	$5,241

Fair Value of Long-Term Debt

As of December 31, 2021 and 2020, the fair value of the Company’s debt, including amounts classified as current, was $85,163 and $30,510, respectively. Fair values are based upon valuation models using market information, which fall into Level 3 in the fair value hierarchy.

5.    Investments in Available-for-Sale Securities

The Company has invested in marketable debt securities, primarily investment grade corporate bonds, preferred stock, and highly liquid U.S Treasury securities, which are held in the custody of a major financial institution. These securities are classified as available-for-sale and, accordingly, the unrealized gains and losses are recorded through other comprehensive income and loss.

	December 31, 2021
		Gross Unrealized	Gross Unrealized
	Cost Basis	Gains	Losses	Fair Value
U.S government and agency securities	$—	$—	$—	$—
Corporate notes and bonds	82,007	572	(493)	82,086
Preferred stock	21,553	126	(76)	21,603
Total investments	$103,560	$698	$(569)	$103,689

	December 31, 2020
		Gross Unrealized	Gross Unrealized
	Cost Basis	Gains	Losses	Fair Value
U.S government and agency securities	$75	$1	$—	$76
Corporate notes and bonds	100,235	242	(219)	100,258
Preferred stock	—	—	—	—
Total investments	$100,310	$243	$(219)	$100,334

The aggregate fair value of investments with unrealized losses that had been owned for less than a year was $48,098 and $25,923 as of December 31, 2021 and 2020, respectively. The Company did not have any unrealized losses on investments owned for more than one year as of December 31, 2021 and 2020, respectively. The Company does not intend to sell these securities before recovery of their amortized cost basis.

Available-for-sale investments outstanding as of December 31, 2021, classified as marketable securities in the consolidated balance sheets, have maturity dates ranging from the first quarter of 2022 through the second quarter of 2028. The fair value of marketable securities as of December 31, 2021 with maturities within one year, one to five years, and more than five years is $15,425, $85,988, and $2,276, respectively. The Company classifies available-for-sale investments as current based on the nature of the investments and their availability to provide cash for use in current operations, if needed.

6.    Derivatives

Corporate Risk Management Activities

The Company uses exchange-traded futures to manage price risk of fluctuating Chicago Board of Trade (“CBOT”) prices related to forecasted purchases and sales of soybeans and soybean related products in the normal course of business. These risk management activities are actively monitored for compliance with the Company’s risk management policies. The disclosures within do not reflect the derivatives acquired in the acquisition of ZFS Creston.

As of December 31, 2021, the Company held financial futures related to a portion of its forecasted purchases of soybeans for an aggregate notional volume of 645 bushels of soybeans. 620 bushels of the aggregate notional volume will settle in 2022 with the remaining 25 settling in Q1 2023. As of December 31, 2021, the Company held financial futures related to a portion of its forecasted sales of soybean oil for an aggregate notional volume of 260 pounds of soybean oil all of which will settle in 2022. As of December 31, 2021, the Company held financial futures related to a portion of its forecasted sales of soybean meal for an aggregate notional volume of 46 tons of soybean meal all of which will settle in 2022.

Tabular Derivatives Disclosures

The Company has master netting agreements with its counterparties which allow for the settlement of contracts in an asset position with contracts in a liability position in the event of default or termination. Such netting arrangements reduce the Company’s credit exposure related to these counterparties. As all of the Company’s derivative contracts are centrally cleared and therefore are cash-settled on a daily basis the fair value approximates zero.

The Company’s derivative contracts as of December 31, 2021 were as follows:

		Liability
	Asset Derivative	Derivative
Soybeans	$18	$48
Soybean oil	5	1
Soybean meal	—	1,228
Effect of daily cash settlement	(23)	(1,277)
Net derivatives as classified in the balance sheet	$—	$—

The Company had a current asset representing excess cash collateral posted to a margin account of $2,504 as of December 31, 2021. These amounts are not included with the derivatives presented in the table above and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Currently, the Company does not seek cash flow hedge accounting treatment for its derivative financial instruments and thus changes in fair value are reflected in current earnings.

The tables below show the amounts of pre-tax gains and losses related to the Company’s derivatives

	Year Ended December 31, 2021
	Gain (loss)	Unrealized (loss)	Total (loss) gain
	realized on	gain on	recognized in
	derivatives	derivatives	income
Soybeans	$211	$(30)	$181
Soybean oil	1,148	4	1,152
Soybean meal	(680)	(1,228)	(1,908)
Total	$679	$(1,254)	$(575)

The Company’s soybean positions are designed to hedge risk related to inventory purchases, therefore the gains and losses on soybean instruments are recorded in cost of sales in the accompanying consolidated statements of operations. The Company’s soybean oil and soybean meal positions are designed to hedge risk related to sales transactions therefore the gains and losses on soybean oil and soybean meal instruments are recorded in revenues in the accompanying consolidated statements of operations.

The Company classifies the cash effects of its derivatives within the “Cash Flows From Operating Activities” section of the consolidated statements of cash flows.

The Company did not commence trading until January 2021, therefore there was no derivative activity or balances as of December 31, 2020 or for the years ended December 31, 2020 and 2019.

7.    Inventories

Inventories consist of the following:

	December 31,
	2021	2020
Raw materials and supplies	$20,578	$2,263
Work-in-process	11,580	5,348
Finished goods	16,566	5,429
Total inventories	$48,724	$13,040

Work-in-process inventory consists of seed provided to contracted seed producers and growers with which we hold a purchase option for, or are required to purchase, the future harvested seeds or grain as well as crops under production which represents the direct costs of land preparation, seed, planting, growing, and maintenance.

8.   Property and Equipment

Components of property and equipment consist of the following:

	December 31,
	2021	2020
Land	$7,545	$342
Furniture and fixtures	3,116	2,732
Machinery, field, and laboratory equipment	72,283	7,393
Computer equipment	2,041	1,288
Vehicles	2,660	1,288
Buildings and building improvements	36,732	25,259
Construction in progress	18,158	1,355
	142,535	39,657
Less accumulated depreciation	(15,650)	(8,033)
Property and equipment, net	$126,885	$31,624

Depreciation expense was $7,722, $4,617 and $2,949 for the years ended December 31, 2021, 2020 and 2019, respectively. The Company capitalized $1,320, $215 and $0 of interest costs during the years ended December 31, 2021, 2020 and 2019, respectively.

9.    Leases

The Company leases real estate in the form of land, laboratory, greenhouse, warehouse, and office facilities. The Company also leases equipment in the form of laboratory equipment, vehicles, railcars, and office equipment. The term for real estate leases ranges from 1 to 21 years at inception of the contract and the term for equipment leases ranges from 3 to 20 years at inception of the contract. Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from 1 to 10 years. The leases considered to be financing leases include the office lease for the Company’s headquarters, a building and equipment lease for the Company’s Crop Accelerator facility which opened in 2021, a land lease and an equipment lease.

Lease costs are included within cost of sales, selling, general and administrative expenses, and research and development on the consolidated statements of income and comprehensive loss.

	2021	2020	2019
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$3,901	$1,809	$51
Interest on lease liabilities	3,916	1,704	7
Operating lease cost	1,263	1,741	1,151
Short-term lease cost	1,982	2,055	1,684
Variable lease cost	1,296	435	80
Total lease cost	$12,358	$7,744	$2,973

Operating and finance lease right of use assets and liabilities as of the balance sheet dates are as follows:

	2021	2020
Assets
Finance lease right-of-use assets	$72,469	$31,888
Operating lease right-of-use assets	4,983	2,229
Liabilities
Current
Finance lease liabilities	$1,045	$602
Operating lease liabilities	1,377	1,025
Noncurrent
Finance lease liabilities	$76,712	$32,909
Operating lease liabilities	2,442	1,073

Lease term and discount rate consisted of the following as of December 31:

	2021	2020
Weighted-average remaining lease term (years):
Finance leases	14.2	10.5
Operating leases	4.4	3.2
Weighted-average discount rate:
Finance leases	9.2%	8.7%
Operating leases	7.0%	6.9%

Supplemental cash flow and other information related to leases for each of the periods ended December 31 were as follows:

	2021	2020	2019
Other information
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$2,456	$3,612	$2,245
Operating cash flows from finance leases	3,332	1,472	7
Financing cash flows from finance leases	703	88	60
Right-of-use assets obtained in exchange for new lease liabilities:
Finance leases	$46,021	$33,523	$—
Operating leases	2,874	1,447	1,992

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancellable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the consolidated balance sheet as of December 31, 2021.

	Finance Lease	Operating Lease
2022	$5,985	$1,540
2023	8,206	880
2024	10,731	719
2025	10,921	484
2026	11,107	322
Thereafter	104,693	531
Total lease payments	151,643	4,476
Less: NPV discount	73,886	657
Present value of lease liabilities	$77,757	$3,819

10.    Goodwill and Intangible Assets

Information regarding our goodwill and intangible assets are as follows:

	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2021
Goodwill	Indefinite	$17,685	$—	$17,685
Customer relationships	15 years	14,686	(1,634)	13,052
Trade names	10 years	4,355	(643)	3,712
Developed and acquired technology	15 years	7,710	(362)	7,348
Permits	10 years	880	(13)	867
		$45,316	$(2,652)	$42,664

	Useful Life	Gross Amount	Accumulated Amortization	Net
December 31, 2020
Goodwill	Indefinite	$9,260	$—	$9,260
Customer relationships	15 years	9,186	(1,021)	8,165
Trade names	10 years	2,355	(407)	1,948
Employment agreements	2 years	436	(436)	—
IPRD	Indefinite	4,710	—	4,710
		$25,947	$(1,864)	$24,083

During 2021 the associated research and development efforts were completed and the IPRD asset was moved to a definite lived intangible asset and renamed developed technology.

In conjunction with the quantitative goodwill impairment analysis performed during 2020 as part of our annual test, we concluded that the goodwill carrying amount exceeded the fair value at our Ingredients and Fresh reporting units.

The impairment at the Ingredients reporting unit was driven by reduced demand for, and margins on, pet food ingredients at our Dakota Dry Bean Inc. (“DDB”, “Dakota Ingredients”, or “DI”) location as driven by lower sales of grain-free companion animal pet food coupled with higher yellow pea processing capacity resulting in an impairment charge of $2,954. After the impairment charge, the goodwill balance associated with the Ingredients reporting unit was $9,260 and is attributable to our acquisition of SGI.

The impairment at the Fresh reporting unit was driven by lower sales and earnings primarily resulting from the impact of the COVID-19 global pandemic coupled with a series of negative weather events in late 2020. Although a recovery from these negative events, and a return to profitability was expected over time, the near-term impact of these events and uncertainties on timing of recovery resulted in an impairment charge of $1,878. After the impairment charge, the goodwill balance associated with the Fresh reporting unit is zero.

The impairment charges were based upon estimated discounted cash flows, including estimates of future sales volumes, sales prices, production costs and a risk-adjusted cost of capital. These estimates generally constitute unobservable Level 3 inputs under the fair value hierarchy.

The goodwill balance as of December 31, 2021 is attributable to our acquisition of two soy processing facilities in 2021 and our acquisition of SGI in 2019 which are included in our Ingredients reporting unit.

Amortization expense on definite lived intangibles was $1,218, $1,124 and $841 for the years ended December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, future amortization of intangible assets is estimated as follows:

Amount
Year ending December 31:
2022	$2,066
2023	2,064
2024	2,064
2025	2,064
2026	2,064
Thereafter	14,657
$24,979

The weighted average amortization period in total and by intangible asset class as of December 31, 2021 is as follows:

Customer relationships	13.5 years
Trade names	8.8 years
Developed technology	13.2 years
Permits	9.9 years
Total	12.6 years

11.    Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2021	2020
Prepaid expenses	$9,325	$1,636
Contract asset	2,588	450
Derivative margin asset	3,273	—
Tax receivable	2,254	55
Deposits	650	411
Commitment asset	416	—
Other	1,747	509
	$20,253	$3,061

12.    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2021	2020
Payroll and employee benefits	$9,144	$2,951
Insurance premiums	4,099	—
Litigation	—	2,675
Professional services	2,517	1,812
Research and development	1,043	700
Inventory	3,168	1,029
Interest	178	364
Contract liability	2,652	—
Other	3,970	2,784
	$26,771	$12,315

13.    Debt

	December 31,
	2021	2020
DDB Term Loan, due April 2024	$8,531	$9,916
DDB Equipment Loan, due April 2024	1,925	2,625
Notes Payable, due May 2024	—	19,768
Convertible Notes Payable, due January 2025	80,000	—
Creston Note Payable, due August 2022	5,000	—
Notes payable, varying maturities through June 2026	313	356
DDB Revolver	47	—
Less: unamortized debt discount and debt issuance costs	(11,665)	(2,855)
	84,151	29,810
Less: DDB Revolver	(47)	—
Less: current maturities of long-term debt	(6,934)	(5,466)
Long-term debt	$77,170	$24,344

Term Loan, Equipment Loan and Revolver

In April 2019, our wholly owned subsidiary, DDB entered into a Credit Agreement comprised of a $14,000 aggregate principal amount of floating rate, five-year term loan (“DDB Term Loan”), a $3,500 floating rate, five-year loan to be used for facility expansion (“DDB Equipment Loan”), and a $6,000 floating rate revolving credit facility (“DDB Revolver”), which is renewed annually (together the “Credit Agreement”).

The Credit Agreement is secured by substantially all the real and personal property of DDB and is guaranteed, in part, by Benson Hill, the parent company, to a maximum of $7,000. The DDB Term Loan is payable in equal quarterly installments of $284 plus interest with the remaining balance of $5,972 due in April 2024. The Equipment Loan is payable in equal quarterly installments of $175 plus interest through July 2024.

The interest rate on the DDB Term Loan and DDB Equipment Loan is equal to LIBOR plus 4.0% or 4.10% as of December 31, 2021. The interest rate on the DDB Revolver is equal to LIBOR plus 3.5% or 3.60% as of December 31, 2021.

Under the Credit Agreement, DDB and the Company must comply with certain financial covenants based on DDB’s operations, including a minimum working capital covenant, a minimum net worth covenant, a funded debt to EBITDA ratio covenant, and a fixed charge coverage ratio covenant.

Benson Hill as guarantor must also comply with a minimum cash covenant. The Credit Agreement also contains various restrictions on our activities, including restrictions on indebtedness, liens, investments, distributions, acquisitions and dispositions, control changes, transactions with affiliates, establishment of bank and brokerage accounts, sale-leaseback transactions, margin stocks, hazardous substances, hedging, and management agreements. During 2020 and 2021, we were in violation of certain financial covenants under the Credit Agreement, which were subsequently waived by the lender.

In the second quarter of 2020, the Revolver maturity date was extended to July 2021 and the Credit Agreement was amended to incorporate updated prospective financial covenants with respect to minimum working capital, minimum net worth, funded debt to EBITDA ratio, and fixed charge coverage ratio. In the first quarter of 2021, the Credit Agreement was further amended to clarify the definitions of net worth and EBITDA as used in the calculation of certain financial covenants.

In the second quarter of 2021, the Credit Agreement was further amended to adjust the non-financial covenants. In the fourth quarter of 2021, the Revolver maturity date was extended to November 2022. While the Company is currently in compliance with the amended covenants, there is a risk that the Company will not maintain compliance with the covenants, as discussed further in Note 1.

Notes Payable

In January 2020, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $35,000 with $20,000 available immediately and a second tranche of $15,000 available after the achievement of certain financial conditions including the issuance of additional equity by the Company (together the “Loan and Security Agreement”).

The Company executed term notes with the lender in February 2020 in the aggregate amount of $20,000 with a term of 51 months payable in interest only, at 12.5% interest in the amount of $208 for the first 15 months and principal and interest payments in the amount of $661 for the remaining 36 months with any remaining amount outstanding due May 2024. The term notes are secured by substantially all of the Company’s assets. Availability of $15,000 under the second tranche expired on December 2020 unused.

In September 2021, the Company entered into an additional financing agreement with the same investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $40,000 (together the “New Loan and Security Agreement”).

In accordance with the New Loan and Security Agreement, the Company executed a term note with the lender in September 2021 in the amount of $20,000 with a term of 36 months payable in interest only, at 12.5% interest in the amount of $208 for the first 12 months and principal and interest payments in the amount of $935 for the remaining 24 months with any remaining amount outstanding due September 2024. The term note is secured by substantially all of the Company’s assets.

Under the terms of the Loan and Security Agreement and New Loan and Security Agreement, we must comply with certain affirmative and negative covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, distributions, and significant business changes. We were in compliance with these covenants throughout the terms of these agreements.

In September 2021, the Company repaid the remaining outstanding balance on the $40,000 in notes payable with the proceeds received from the Merger, terminating the Loan and Security Agreement and the New Loan and Security Agreement. Upon repayment of these notes payable, the Company incurred a loss on extinguishment of debt of $11,742 which is composed of $5,544 in prepayment penalties and $6,198 in the write-off of unamortized debt discounts and debt issuance costs.

Convertible Notes Payable

In December 2021, the Company entered into a financing agreement with an investment firm which included a commitment by the lender to make term loans available to the Company in an amount of up to $100,000 with $80,000 available immediately and a second tranche of $20,000 available between April 2022 and June 2022 upon the Company’s achievement of the following milestones: (i) at least 85% of the Company’s projected revenue for the three months ending March 31, 2022; (ii) gross margin for the three months ending March 31, 2022 greater than -1.5%; and (iii) an average public market capitalization of at least $650 million during the trailing thirty days prior to the date the Lenders make the second tranche loan (together the “Convertible Loan and Security Agreement”).

The Company executed term notes with the lender in December 2021 in the aggregate amount of $80,000 with an initial term of 36 months payable in interest only, at the greater of (a) the prime rate of interest as published in the Wall Street Journal or 3.25% per annum, plus (b) 5.75% per annum in the average amount of $608 for the first 12 months and principal and interest payments in the average amount of $3,624 for the remaining 24 months. The term notes are secured by substantially all of the Company’s assets.

The interest-only period may be extended from 12 to 24 months upon the Company’s full draw of the second tranche of $20,000 and achievement of certain milestones based on the Company’s market cap and financial performance for the nine months ending September 30, 2022. Additionally, the term of the term notes may be extended from 36 to 42 months upon the Company’s achievement of certain milestones based on the Company’s market cap and financial performance for the nine months ending September 30, 2022 and compliance with all debt covenants.

Upon maturity or other satisfaction of the term notes, a final payment (in addition to other payments of principal and interest) equal to $10,700 is payable by the Company to the lenders, however in the event all or any part of any term notes are outstanding when a change of control as defined in the Convertible Loan and Security Agreement occurs the required final payment is $14,200. In the event the term notes are prepaid, a prepayment fee is due, ranging from 1% to 6% of the principal amount of the term notes, based upon the time from the initial closing to the prepayment date.

At any time after 6 months and before 42 months from the closing date of the initial term loans, up to $20,000 of the principal amount of the term loans then outstanding may be converted (at the lender’s option) into shares of the Company’s common stock at a price per share equal to the lower of (a) $8.22; (b) a 15% premium to the 5-day VWAP determined as of June 30, 2022; or (c) in the case of any “equity purchase commitments” and/or “at-the-market” or similar transactions which result in the realization by the Company of gross proceeds of $20,000 or more over any period of 14 consecutive trading days prior to September 30, 2022, the volume-weighted average price of the common stock on the last trading day of such 14 day period; and (d) the effective price per share of any bona fide equity offering prior to September 30, 2022.

The conversion option is subject to: (a) the closing price of the shares of the Company’s common stock for each of the 7 consecutive trading days immediately preceding the conversion, being greater than or equal to the conversion price; (b) the common stock issued in connection with any such conversion not exceeding 20.00% of the total trading volume of the Company’s common stock for the 22 consecutive trading days immediately prior to and including the effective date of the conversion; and (c) all lenders’ pro forma shares of common stock resulting from the conversion option, when added to all lenders’ pro forma shares of common stock resulting from the exercise of the warrants (as outlined in note 14), not exceeding 2.5% of the Company’s outstanding shares of common stock at the time of the conversion.

As 6 months have not elapsed from the closing date of the initial term loans, the conversion option is not yet exercisable by the lender. The fair value of the conversion option, estimated at $8,783 at issuance, was recorded as a debt discount, which is amortized over the life of the term notes using the effective interest method and recorded as interest expense.

Under the terms of the Convertible Loan and Security Agreement, we must comply with certain affirmative, negative, and financial covenants. These covenants are primarily restrictions on our activities, including restrictions on indebtedness, liens, dividends, and significant business changes as well as a requirement to maintain at all times required minimum liquidity equal to or greater than six months. We were in compliance with these covenants in 2021.

Creston Note Payable

In connection with the acquisition of ZFS Creston in December 2021, the Company entered into a note payable with Zeeland Farm Services, Inc., a Michigan corporation, in the amount of $5,000 (the “Creston Note Payable”). The Creston Note Payable is payable in monthly installments equal to the greater of the reduction in the inventory value at ZFS Creston in the preceding month or $833 plus interest at 3% per annum from March 2022 to August 2022.

Paycheck Protection Program Loans

In April 2020, the Company received loan proceeds in the amount of approximately $5,102 under the Paycheck Protection Program. The program, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

The Company subsequently repaid the loans in full in October 2020, including $25 of accrued interest.

Debt maturities

The contractual maturities of debt as of December 31, 2021 are as follows:

Amount
Year ending December 31:
2022	$6,980
2023	38,605
2024	46,857
2025	3,360
2026	14
Thereafter	—
$95,816

The contractual maturities table excludes the Convertible Notes Payable final payment outlined above.

14.    Warrant Liabilities

Notes Payable Warrants

In February 2020 and in connection with the issuance of Notes Payable with an original principal amount of $20,000 along with a commitment to extend an additional $15,000 upon the achievement of certain financial conditions (see Note 13 — Debt), the Company issued 1,077 warrants to purchase Series C-1 preferred shares or any subsequent preferred share round of Benson Hill Preferred Stock. The preferred stock warrant remained outstanding at the close of the Merger and, therefore, converted into a New Benson Hill Warrant without any action on the part of the Company or the warrant holder. Each warrant was converted based on the Exchange Ratio of 1.0754 resulting in 1,158 warrants to purchase New Benson Hill Common Stock which remained outstanding as of December 31, 2021 at an adjusted stock purchase price of $3.43. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,332 at issuance, were recorded as a debt discount, which was amortized over the life of the term notes using the effective interest method and recorded as interest expense. The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $1,248 at issuance, was recorded as a current asset and amortized through the date of commitment expiration (December 2020) using the straight-line method and recorded as interest expense.

The warrants are exercisable at the warrant holder’s discretion at any time before the expiration date of December 2035. If the New Benson Hill Warrant is held to expiration or if a change of control occurs, the warrants shall automatically exercise at no cost to the holder. Should the Company consummate a bridge financing prior to a change of control, the holders of the warrants may surrender their warrants to the Company and receive in exchange all of the same consideration, securities, instruments and rights as if the holder participated in the bridge financing with a loan in an amount equal to the shares issuable upon exercise of the warrants multiplied by the stock purchase price.

In September 2021 and in connection with the issuance of Notes Payable with an original principal amount of $20,000 and a commitment to extend an additional $20,000 (see Note 13 — Debt), the Company issued warrants to purchase common stock, Series D preferred shares, or any subsequent preferred share round of Benson Hill. The fair value of the warrants attributable to the funds loaned to the Company, estimated at $3,523 at issuance, was recorded as a debt discount, which was amortized over the life of the term notes using the effective interest method and recorded as interest expense. The fair value of the warrants attributable to the remaining commitment, estimated at $1,028 at issuance, was recorded as a current asset and amortized through the date of commitment expiration using the straight-line method and recorded as interest expense. The option to draw down on the remaining commitment of $20,000 was terminated upon extinguishment of the note as outlined above.

The warrants are exercisable in the following scenarios and at the following purchase prices: (1) at the warrant holder’s discretion at any time before the expiration date (September 2036) at $10.00 if the holder chooses to exercise for common stock and $4.1416 if the holder chooses to exercise for Series D preferred stock, or (2) automatically exchanged without need for notice to the Company upon the earlier to occur of (i) the expiration date or (ii) a Liquidity Event at no cost to the holder.

Immediately prior to the closing of the Merger with STPC on September 29, 2021, which qualified as a Liquidity Event, the warrant was automatically exchanged for 325 shares of Legacy Benson Hill Common Stock at no cost to the holder and a stock purchase warrant for 225 shares of the Company’s common stock was issued to the holder at an exercise price of $10.00. The Legacy Benson Hill Common Stock issued was converted at the Exchange Ratio resulting in 350 shares of New Benson Hill Common Stock and the stock purchase warrant was converted at the Exchange Ratio resulting in 242 warrants to purchase New Benson Hill Common Stock at an adjusted stock purchase price of $9.30. The stock purchase warrant was determined to be equity classified in accordance with U.S. GAAP and was outstanding as of December 31, 2021.

In September 2021 and in connection with the full repayment of the notes payable associated with these warrants (see Note 13 — Debt), the Company expensed the remaining unamortized debt discounts, commitment assets and debt issuance costs associated with these warrants.

Convertible Notes Payable Warrants

In December 2021 and in connection with the issuance of Convertible Notes Payable with an original principal amount of $80,000 along with a commitment to extend an additional $20,000 upon the achievement of certain milestones (see Note 13 — Debt), the Company issued warrants exercisable or exchangeable for up to such aggregate number of shares of the Company’s common stock determined by dividing $3.0 million by the Exercise Price (as defined below). The warrants remained outstanding as of December 31, 2021.

The per share exercise price of the warrants (the “Exercise Price”) will equal the lower of (a) $7.86; (b) a 10% premium to the 5-day volume-weighted average price (VWAP) determined as of June 30, 2022; (c) in the case of any “equity purchase commitments” and/or “at-the-market” or similar transactions which result in the realization by the Company of gross proceeds of $20.0 million or more over any period of 14 consecutive trading days prior to September 30, 2022, the VWAP of the common stock on the last trading day of such 14 day period; or (d) the effective price per share of any bona fide equity offering prior to September 30, 2022.

The fair value of the warrants attributable to the funds loaned to the Company, estimated at $1,690 at issuance, were recorded as a debt discount, which is amortized over the life of the convertible term notes using the effective interest method and recorded as interest expense. The fair value of the warrants attributable to the commitment to fund the second tranche, estimated at $423 at issuance, were recorded as a current asset and will be amortized through the date of commitment expiration (June 2022) using the straight-line method and recorded as interest expense.

The warrants are exercisable at the warrant holder’s discretion at any time before the expiration date of December 2026. Upon a change in control the warrants would be automatically exchanged for shares of the Company’s common stock at no cost to the holder.

Public and Private Placement Warrants

On January  8, 2021, Star Peak Corp II consummated its IPO of 40,250 units. Each unit consists of one share of Class A common stock and one-fourth of one Public Warrant for a total of 10,063 Public Warrants. Simultaneously with the closing of STPC’s IPO, STPC consummated the private placement of 6,553 Private Placement Warrants. Upon the completion of the Merger, the Company assumed each of these warrants, which remain outstanding in whole as of December 31, 2021.

Public Warrants may only be exercised for a whole number of shares of common stock. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants are publicly traded under the ticker BHIL WS. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination (September 2026) or earlier upon redemption or liquidation. The Public Warrants will become exercisable on January 8, 2022. The Private Placement Warrants are identical to the Public Warrants, except the Private Placement Warrants will be non-redeemable so long as they are held by Star Peak Sponsor II LLC (“the Sponsor”) or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Public Warrants and Private Placement Warrants when the price per share of common stock equals or exceeds $18.00:

Once the Public Warrants and Private Placement Warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants): in whole and not in part; at a price of $0.01 per warrant; upon a minimum of 30 days’ prior written notice of redemption; and if, and only if, the last reported sale price (the “closing price”) of common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.

Redemption of Public Warrants and Private Placement Warrants when the price per share of common stock equals or exceeds $10.00:

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants: in whole and not in part; at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of common stock; if, and only if, the closing price of the common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and if the closing price of the common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of common stock for the above purpose shall mean the volume weighted average price of common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).

15.    Income Taxes

The components of income (loss) before income taxes for the years ended December 31 consists of the following:

	2021	2020	2019
Domestic operations	$(125,555)	$(67,232)	$(43,808)
Foreign operations	(461)	121	(83)
Total loss before income taxes	$(126,016)	$(67,111)	$(43,891)

The provision for income taxes for the years ended December 31 consists of the following:

	2021	2020	2019
Current:
Federal	$—	$—	$—
State	—	7	—
Foreign	(63)	41	19
Total current	(63)	48	19
Deferred:
Federal	54	—	—
State	43	—	—
Foreign	197	—	—
Total deferred	294	—	—
Income tax expense	$231	$48	$19

Reconciliation of the Federal statutory income tax provision for the Company’s effective income tax provision for the years ended December 31:

	2021	2020	2019
Tax at federal statutory rate	$(26,463)	$(14,026)	$(9,215)
State taxes, net of federal effect	(2,593)	(2,197)	(1,117)
Non-deductible items	644	818	159
R&D Credit	(2,442)	(1,289)	(666)
Valuation allowance	31,035	16,366	10,618
Warrant revaluation	(3,682)	173	—
Transaction costs	2,900	—	—
Prior loss limitations	672	—	—
Other, net	160	203	240
Provision for income taxes	$231	$48	$19

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are presented as follows:

	2021	2020
Deferred tax assets:
Net operating losses and tax credits	$52,898	$32,190
R&D credits	6,672	3,620
Interest limitation carryover	3,683	1,345
Intangible assets	11,168	971
Right of use lease liabilities	20,254	9,359
Other	3,610	1,589
Gross deferred tax assets	98,285	49,074
Less valuation allowance	(67,748)	(36,713)
Net deferred tax assets	$30,537	$12,361

	2021	2020
Deferred tax liabilities:
Right of use assets	$(18,952)	$(8,948)
Property and equipment	(11,580)	(2,697)
Other	(299)	(716)
Gross deferred tax liabilities	(30,831)	(12,361)
Net deferred tax liability	$(294)	$—

As of December 31, 2021, and 2020, the Company has a net operating loss carryforward, before tax effect, of $229,662 and $136,870 for federal tax purposes, respectively, $110,403 and $100,325 for state tax purposes, respectively, and $1,383 and $922 for foreign tax purposes, respectively. Beginning in tax year 2018 and forward, the Federal law has changed such that net operating losses generated after December 31, 2017 may be carried forward indefinitely but may only offset 80% of taxable income. Based on the current law, $24,856 of the federal net operating losses will begin to expire in 2032 and $204,806 of the federal net operating losses have no expiration. The state and foreign tax losses will begin to expire in 2027 and 2037, respectively.

As of December 31, 2021, and 2020, the Company also has federal and state research and development tax credit carryforwards of approximately $6,672 and $3,620, respectively, to offset future income taxes, which will expire beginning in December 2034.

Net operating losses and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest as defined under Sections 382 and 383 in the Internal Revenue Code. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. Analysis of ownership activity occurring through December 31, 2021, indicated that approximately $3,200 of our federal net operating losses would be limited under Section 382 due to an ownership change that occurred in 2015. These losses have been removed from the carryforward and reflected in the statutory rate reconciliation above. We plan to conduct further analysis on the impacts, if any, to our state net operating losses from this 2015 ownership change as well as monitor continued ownership change activity. The impact to our state net operating losses are not expected to be significant.

We provide for a valuation allowance when it is more likely than not that we will not realize a portion of the deferred tax assets. We have established a valuation allowance against our deferred tax assets described above as current evidence does not suggest we will realize enough taxable income of the appropriate character within the carryforward period to allow us to realize these deferred tax benefits. As of December 31, 2021, and 2020, the Company has provided a valuation allowance of $67,748 and $36,713, respectively. The change in the valuation allowance of $31,035 was primarily due to the generation of additional net operating losses and tax credits for which no benefit was provided.

We are subject to federal income taxes in the United States, Brazil, and Canada, as well as various state and local jurisdictions. Currently, no federal or state income tax returns are under examination by the respective income tax authorities, although tax years 2018-2021 remain open for US federal purposes, 2017-2021 for most states and Canadian purposes, and 2016-2021 for Brazilian purposes.

Several years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the outcome or the timing of resolution of any uncertain tax position, we do not believe that we need to recognize any liabilities for uncertain tax positions as of December 31, 2021 or 2020. Further, the Company does not anticipate a significant change to the amount of unrecognized tax benefits within the next twelve months. The Company’s policy is to accrue or charge tax penalties and interest related to tax balances to income tax expense. No penalties or interest have been expensed in the reported periods.

16.    Comprehensive Loss

The Company’s other comprehensive income (loss) (“OCI”) consists of foreign currency translation adjustments from its Brazil subsidiary, which does not use the U.S. dollar as its functional currency, and unrealized gains and losses on marketable debt securities classified as available for sale.

The following table shows changes in accumulated other comprehensive income (loss) (“AOCI”) by component for the years ended 2021, 2020 and 2019:

		Unrealized
	Cumulative	Gains/(Losses)
	Foreign	on
	Currency	Marketable
	Translation	Securities	Total
Balance as of December 31, 2018	$(133)	$(416)	$(549)
Other comprehensive (loss) income before reclassifications	(21)	374	353
Amounts reclassified from AOCI	—	(17)	(17)
Other comprehensive (loss) income	(21)	357	336
Balance as of December 31, 2019	(154)	(59)	(213)
Other comprehensive loss before reclassifications	(226)	(109)	(335)
Amounts reclassified from AOCI	—	223	223
Other comprehensive (loss) income	(226)	114	(112)
Balance as of December 31, 2020	(380)	55	(325)
Other comprehensive income before reclassifications	4	(1,813)	(1,809)
Amounts reclassified from AOCI	—	1,031	1,031
Other comprehensive (loss) income	4	(782)	(778)
Balance as of December 31, 2021	$(376)	$(727)	$(1,103)

Amounts reclassified from AOCI were reported within “Other (income) expense, net” on the consolidated statement of operations. The Company’s accounting policy is to release the income tax effects (if applicable) from AOCI when the individual units of account are sold.

17.    Loss Per Common Share

The Company computes basic net income (loss) per share using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities may consist of warrants, stock options, and restricted stock units. The dilutive effect of outstanding warrants, stock options, and restricted stock units are reflected in diluted earnings per share by application of the treasury stock method. The weighted average share impact of warrants, stock options, and restricted stock units that were excluded from the calculation of diluted shares outstanding due to the Company incurring a net loss for the years ended December 31, 2021, 2020 and 2019 were as follows:

Anti-dilutive common share equivalents:	2021	2020	2019
Warrants	577	75	55
Stock options	6,773	2,090	1,891
Restricted stock units	116	—	—
Total anti-dilutive common share equivalents	7,466	2,165	1,946

The following table provides the reconciliation of net loss attributable to common stockholders and basic and diluted loss per common share by outlining the numerators and denominators of the computations for the years ended December 31:

	2021	2020	2019
Numerator:
Net loss	$(126,247)	$(67,159)	$(43,910)
Denominator:
Weighted average common shares outstanding, basic and diluted	121,838	83,295	67,707
Net loss per common share, basic and diluted	$(1.04)	$(0.81)	$(0.65)

18.    Stock-Based Compensation

On June 12, 2012, the shareholders approved the 2012 Equity Incentive Plan (the “2012 Plan”), which has been subsequently amended. The 2012 Plan provides for the issuance of up to 17,464 equity-based awards in the form of restricted common stock or stock options awards to eligible employees, directors, and consultants.

On September 29, 2021, stockholders approved the 2021 Omnibus Incentive Plan, (the “Plan”), replacing the 2012 Plan, pursuant to which the Company’s Board of Directors (the “Board”) may grant stock awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards, to officers, employees, and directors. The Plan allows for non-employee director grants, which are accounted for in the same manner as employee awards. The Plan provides for the issuance of up to 10,194 stock awards as of December 31, 2021.

Stock Options

Under the 2012 Plan, the Company granted stock options which typically vest over two years for board members and four years for all other grants with a contractual life of ten years. The exercise price of stock options granted under the 2012 Plan were set at the fair market value of such shares on the date of grant.

The grant date fair value for the Company’s stock options granted under the 2012 Plan for the years ended December 31, 2021 and 2020, respectively, were based on the following assumptions used within the Black-Scholes option pricing model:

	Year Ended December 31,
	2021	2020
Expected dividend yield	0%	0%
Expected volatility	63%	58%
Risk-free interest rate	0.7%	1.0%
Expected term in years	6.1 years	6.2 years
Weighted average grant date fair value	$1.49	$0.81

The following is a summary of stock option information and weighted average exercise prices under the 2012 Plan:

		Weighted
	Options	Average Exercise
	Outstanding	Price per Share
Balance as of December 31, 2020	7,635	$0.98
Granted	6,748	2.44
Exercised	(913)	0.64
Cancelled and forfeited	(1,234)	1.55
Expired	(126)	1.22
Balance as of December 31, 2021	12,110	$1.76

The following is a summary of stock option information and weighted average grant date fair values under the 2012 Plan:

		Weighted
		Average
	Options	Grant Date
	Outstanding	Fair Value
Nonvested as of December 31, 2020	3,729	$1.16
Granted	6,748	2.44
Vested	(1,846)	1.77
Cancelled and forfeited	(1,360)	1.51
Nonvested Balance as of December 31, 2021	7,271	$2.14

There are 10,317 registered shares of common stock reserved for issuance upon exercise or settlement, as applicable, of awards made under the 2012 Plan. While no further awards may be granted under the 2012 Plan, the plan continues to govern all outstanding awards previously issued under it.

As of December 31, 2021, 4,839 stock options were exercisable at a weighted average remaining contractual life of 6.9 years and a weighted average exercise price of $1.12 per share. The aggregate intrinsic value of these stock options was $29,838 as of December 31, 2021. The total intrinsic value of options exercised for the year ended December 31, 2021 was $5,407. The aggregate intrinsic value is the difference between the fair value of the underlying common stock on the date of exercise and the exercise price.

As of December 31, 2021, 12,110 stock options were vested or expected to vest. The total fair value of shares vested during the year was $1,678. The weighted average remaining contractual life of these stock options was 8.0 years, and the weighted average exercise price was $1.76 per share. The aggregate intrinsic value of these stock options was $66,012 as of December 31, 2021.

Restricted Stock Units

RSUs are convertible into shares of Company common stock upon vesting on a one-to-one basis. The RSUs outstanding as of December 31, 2021 represent a combination of RSUs subject to only time vesting conditions and RSUs subject to both time and market based performance vesting conditions. Any unvested portion of the RSUs shall be terminated and forfeited upon termination of employment or service of the grantee or the failure to achieve performance-based vesting conditions within the award term. The time based awards grant date fair value was determined based on the Company’s stock price on the date of grant.

The 1,682 market based performance awards (the “Earnout Awards”) outstanding as of December 31, 2021 are subject to the following vesting conditions: 50% of the Earnout Awards will vest if the closing price of the Company’s publicly traded common stock is greater than or equal to $14.00 over any 20 trading days within any thirty consecutive trading day period within 36 months following the closing of the Merger and 50% of the Earnout Awards will vest if the closing price of the Company’s publicly traded common stock is greater than or equal to $16.00 over any 20 trading days within any thirty consecutive trading day period within 36 months following the closing of the Merger. Any portion of the Earnout Awards that have not vested as of the third anniversary of the closing of the Merger will be forfeited. Additionally, the vesting of the Earnout Awards is subject to the award recipients continued service to the Company through the applicable vesting date. Therefore, should the award recipients service terminate prior to the Earnout Awards vesting, the Earnout Awards will be forfeited.

The closing price thresholds of the Company’s publicly traded common stock are considered market conditions under ASC 718 and are estimated on the grant date using a Monte Carlo simulation. Recognition of stock-based compensation expense of all vesting tranches commenced on the date of grant, as the probability of meeting the two closing price thresholds are not considered in determining the timing of expense recognition. Key assumptions for estimating the market based performance awards fair value at the date of grant included the Company’s share price on the grant date, historical volatilities of the common stock of comparable publicly traded companies, the risk free interest rate, and the grant term.

Total stock-based compensation recorded as operating expense for the Earnout Award for the year ended December 31, 2021 was $2,806. As of December 31, 2021, the Company had approximately $7,519 of total unrecognized stock-based compensation expense remaining under the Earnout Awards assuming the grantee’s continued service to the Company through the applicable vesting date.

Information regarding the RSUs activity and weighted average grant-date fair value follows:

	Time Based Awards		Market Based Performance Awards
		Weighted		Weighted
		Average Grant		Average Grant
	RSUs	Date Fair Value	RSUs	Date Fair Value
Balance as of December 31, 2020	—	$—	—	$—
Granted	226	8.28	1,749	6.14
Vested	—	—	—	—
Cancelled and forfeited	—	—	(67)	6.14
Balance as of December 31, 2021	226	$8.28	1,682	$6.14

Stock-Based Compensation Expense

The Company recognized $7,183, $1,010 and $644 of compensation expense related to grants during the years ended December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, the total unrecognized compensation cost related to equity awards granted was $16,354. The Company expects to recognize total unrecognized compensation cost over a remaining weighted average period of 2.4 years.

19.    Common Stock

The Company is authorized to issue 440,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of December 31, 2021, there were 178,089 shares issued and outstanding. The common stock has the following characteristics:

Voting: Each holder of common stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares.

Dividends: Dividends, or other distributions in cash, securities or other property of the Corporation may be declared and paid or set apart for payment upon the common stock by the Board of Directors from time to time out of any assets or funds of the Corporation legally available for the payment of dividends, and all holders of common stock shall be entitled to participate in such dividends ratably on a per share basis. No dividends have been declared or paid in the year ended December 31, 2021.

Liquidation: Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the preferred stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in preference to the common stock in accordance with the terms of any outstanding preferred stock and applicable law, the remaining net assets and funds of the Corporation shall be distributed pro rata to the holders of the common stock and the holders of any preferred stock, but only to the extent that the holders of any preferred stock shall be entitled to participate in such distributions in accordance with the terms of any outstanding preferred stock or applicable law. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

Shares Available for Future Issuance: Shares of common stock available for future issuance along with a reconciliation of shares issued or issuable are as follows as of December 31, 2021:

Common stock issued and outstanding	178,089
Options granted and outstanding	12,110
Warrants granted and outstanding	18,398
RSUs granted and outstanding	1,908
Total	210,505
Maximum number of shares available for issuance	229,495
Shares authorized	440,000

20.    Employee Benefit Plans

We sponsor four qualified plans under Section 401(k) of the Internal Revenue Code along with a simple individual retirement account retirement plan. All employees who meet certain tenure requirements are eligible to participate in one of these plans but not more than one. Under each plan, employees may elect to defer a portion of pretax or post-tax annual compensation, subject to Internal Revenue Service limits, that are matched by the Company at rates ranging from 3% to 5% of qualifying compensation, depending on the plan. During 2021, 2020 and 2019, the Company made contributions to these plans and recognized expense in the amount of $1,193, $912 and $368, respectively.

21.    Commitments and Contingencies

Litigation

The Company accrues for cost related to contingencies when a loss is probable, and the amount is reasonably determinable. Disclosure of contingencies is included in the consolidated financial statements when it is at least reasonably possible that a material loss or an additional material loss in excess of amounts already accrued may be incurred.

The Company was the defendant in a lawsuit filed by J&J Produce Holdings, Inc. (“J&J”) related to the acquisition of the Company’s wholly owned subsidiary J&J in May 2019, whereby the plaintiff sought deferred purchase price payments in Chancery court in Delaware. This matter was settled in the first quarter of 2021.

Our subsidiary Benson Hill Seeds, Inc. was the defendant involved in two disputes related to the acquisition of Schillinger Genetics, Inc. The first dispute related to the termination of John Schillinger and alleged breach of obligations under the employment agreement with Mr. Schillinger. The second dispute involved the release of escrow funds related to the acquisition. Both disputes were settled in the second quarter of 2021.

For all litigation matters noted above and other individually immaterial matters, the Company accrued $0 and $2,675 as of December 31, 2021 and 2020 respectively, representing the final estimated settlement amounts some of which were paid out in the current year.

Other Commitments

As of December 31, 2021, the Company has committed to purchase from seed producers and growers at dates throughout 2022 and 2023 at fixed prices aggregating to $71.4 million based on commodity futures or market prices, other payments to growers, and estimated yields per acre. In addition to the obligations for which the price is fixed or determinable, the Company has committed to purchase from seed producers and growers 2.9 million bushels throughout 2022 and 2023 for which the pricing is currently variable. These amounts are not recorded in the condensed consolidated financial statements because the Company has not taken delivery of the grain or seed as of December 31, 2021 and due to the fact that the grain or seed are subject to specified quality standards prior to delivery.

22.    Segment Information

The Company’s reportable business segments reflect the manner in which its chief operating decision maker (CODM) allocates resources and assesses performance, which is at the operating segment level. The Ingredients reportable segment delivers healthy food ingredients derived from soybean seeds, meal and oil and processed yellow peas. The Fresh reportable segment is a grower, packer and distributor of year-round fresh produce located in the southeastern United States. Financial results associated with legacy licensing arrangements that are not allocated to the Fresh or Ingredients reportable segment and costs associated with centralized operations are reported as Unallocated and other. Centralized operations represent corporate and headquarter-related expenses, which include legal, finance, human resources, and other research and development and administrative expenses that are not allocated to individual reporting operating segments.

Our CODM reviews segment performance and allocates resources based upon segment revenue and Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings from continuing operations excluding income taxes, interest, depreciation, amortization, stock-based compensation, and the impact of significant non-recurring items.

All segment revenue is earned in the United States and there are no intersegment revenues. Operating segment results for the years ended December 31, 2021, 2020 and 2019 are presented below.

For the year ended December 31, 2021 we recognized $146,939 of revenue as of a point in time and $273 over time. For the year ended December 31, 2020 we recognized $114,113 of revenue as of a point in time and $235 over time. All revenue recognized over time is included in unallocated and other.

		Adjusted
Year Ended December 31, 2021	Revenue	EBITDA
Ingredients	$90,654	$(29,592)
Fresh	56,266	(3,069)
Unallocated and other	292	(47,719)
Total segment results	$147,212	$(80,380)

Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(126,247)
Interest expense, net	4,490
Income tax expense (benefit)	231
Depreciation and amortization	12,817
Stock-based compensation	7,183
Change in fair value of warrants	(12,127)
Other non-recurring costs, including acquisition costs	3,994
Employee retention credit	(2,226)
Merger transaction costs	11,693
Non-recurring public company readiness costs	5,265
Loss on extinguishment of debt	11,742
South America seed production costs	2,805
Total Adjusted EBITDA	$(80,380)

		Adjusted
Year Ended December 31, 2020	Revenue	EBITDA
Ingredients	$58,566	$(7,999)
Fresh	55,278	218
Unallocated and other	504	(38,690)
Total segment results	$114,348	$(46,471)

Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(67,159)
Interest expense, net	6,708
Income tax (expense) benefit	48
Depreciation and amortization	7,504
Stock-based compensation	1,010
Change in fair value of warrants	661
Other non-recurring costs, including acquisition costs	(75)
Impairment of goodwill	4,832
Total Adjusted EBITDA	$(46,471)

		Adjusted
Year Ended December 31, 2019	Revenue	EBITDA
Ingredients	$49,193	$2,239
Fresh	28,573	(1,253)
Unallocated and other	1,757	(36,247)
Total segment results	$79,523	$(35,261)

Adjustments to reconcile consolidated net loss to Adjusted EBITDA:

Consolidated net loss	$(43,910)
Interest expense, net	195
Income tax (expense) benefit	19
Depreciation and amortization	3,790
Stock-based compensation	644
Other non-recurring costs, including acquisition costs	4,001
Total Adjusted EBITDA	$(35,261)

As the CODM does not evaluate the operating segments nor make decisions regarding the operating segments based on total assets, we have excluded this disclosure.

23.    Subsequent Events

We consider events or transactions that occur after the balance sheet date but prior to the date the financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2021 through March 28, 2022, the date the accompanying financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2021, and events that occurred subsequently but were not recognized in the financial statements.

In January 2022, the Company granted one-time equity awards of 5,517 restricted stock units (the “Founders Grants”) to employees of the Company, under the Company’s 2021 Omnibus Incentive Plan. The Founders Grants issued to Company executives and senior management are subject to continued employment or service through the third anniversary of the Closing and certain market based performance vesting conditions generally based on the achievement of various 30-day volume-weighted average price per share of the Company’s common stock hurdles. The Founders Grants issued to all other employees are subject to continued employment or service through certain anniversaries of the Closing and do not contain performance-based vesting conditions.

On March 24, 2022, the Company entered into definitive subscription agreements with certain investors providing for the private placement of an aggregate of 26,150 units at a price of $3.25 per unit. Each unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share, and (ii) a warrant to purchase one-third of one share of common stock for an aggregate purchase price of approximately $85.0 million. The closing of the private placement occurred on March 25, 2022 (the “Closing”). In connection with the private placement, the Company incurred transactions costs of approximately $3.9 million.

Each warrant to purchase common stock has an exercise price of $3.90 per share, is immediately exercisable, and expires five years from the date of issuance, and is subject to customary adjustments. The warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed a specified threshold set forth therein, subject to increase to up to 19.99% at the option of the holder. Each warrant is redeemable by the Company for $0.10 if the closing price of the Company’s common stock exceeds $9.75 per share for any 20 trading days within a 30-trading day period. The Company intends to use the net proceeds from the private placement to help fund its strategic growth initiatives.

The subscription agreements contained certain registration rights, pursuant to which the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission no later than 15 days following the closing, to register the resale of the shares of common stock included in the units, the warrants, and the shares of common stock issuable upon exercise of the warrants. The Company agreed to use its commercially reasonable efforts to have such registration statement declared effective as promptly as possible after the filing thereof, subject to certain specified liquidated damages if effectiveness is not achieved by the 60th day following the Closing (or the 90th day following the Closing if the SEC notifies the Company that it will review the registration statement).

ZFS CRESTON, LLC

Creston, Iowa

FINANCIAL STATEMENTS

October 31, 2021 and 2020

ZFS CRESTON, LLC

Creston, Iowa

FINANCIAL STATEMENTS

October 31, 2021 and 2020

Crowe LLP

Independent Member Crowe Global

INDEPENDENT AUDITOR’S REPORT

Members

ZFS Creston, LLC

Creston, Iowa

Report on the Financial Statements

We have audited the accompanying financial statements of ZFS Creston, LLC, which comprise the balance sheets as of October 31, 2021 and 2020, and the related statements of income and members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZFS Creston, LLC as of October 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe LLP
Indianapolis, Indiana
March 24, 2022

ZFS CRESTON, LLC

STATEMENTS OF INCOME AND MEMBERS’ EQUITY

Years ended October 31, 2021 and 2020

	2021	2020

Sales	$130,408,079	$101,734,333

Cost of sales	123,280,883	96,396,933

Gross profit	7,127,196	5,337,400

Selling, general, and administrative expenses	2,488,556	2,144,299

Income before other income (expense)	4,638,640	3,193,101

Other income (expense)
Interest expense	(890,597)	(321,239)
Interest and investment income	189,730	9,362
PPP loan forgiveness	780,500	—
	79,633	(311,877)

Net income	4,718,273	2,881,224

Members’ equity at beginning of year	12,642,811	9,881,592

Member distributions	(98,051)	(120,005)

Members’ equity at end of year	$17,263,033	$12,642,811

See accompanying notes to financial statements.

ZFS CRESTON, LLC

BALANCE SHEETS

October 31, 2021 and 2020

	2021	2020
ASSETS
Current assets
Accounts receivable (Note 1)	$10,107,606	$12,847,010
Inventories (Note 2)	12,521,355	10,956,227
Gains on open forward contracts (Notes 6 and 7)	3,316,270	375,066
Brokerage account (Notes 6 and 7)	668,651	1,046,333
Advances to related parties (Note 9)	8,267,890	—
Prepaid expenses	71,905	77,536
Total current assets	34,953,677	25,302,172

Property, plant, and equipment, net (Note 3)	17,369,534	17,852,801

Spare parts (Note 1)	2,000,000	1,522,785

Debt issuance costs (Note 5)	—	271,978

Total assets	$54,323,211	$44,949,736

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Unfunded checks	$3,165	$18,037
Current maturities of long-term debt (Note 5)	1,560,957	70,392
Accounts payable	3,312,586	6,430,280
Losses on open forward contracts (Notes 6 and 7)	1,265,716	1,766,621
Customer deposits	965,418	481,391
Other current liabilities	887,532	807,652
Total current liabilities	7,995,374	9,574,373

Long-term debt (Note 5)	29,064,804	1,201,595
Long-term related party advances (Note 9)	—	21,530,957

Members’ equity	17,263,033	12,642,811

Total liabilities and members’ equity	$54,323,211	$44,949,736

See accompanying notes to financial statements.

ZFS CRESTON, LLC

STATEMENTS OF CASH FLOWS

Years ended October 31, 2021 and 2020

	2021	2020
Cash flows from operating activities
Net income	$4,718,273	$2,881,224
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,819,024	1,504,208
Amortization of debt issuance costs	14,708	—
PPP loan forgiveness	(780,500)	—
Provision for losses on receivables	194,234	—
Change in assets and liabilities:
Accounts receivable	2,545,170	(602,791)
Inventories	(1,565,128)	(1,272,157)
Brokerage account	377,682	(799,311)
Gains on open forward contracts	(2,941,204)	(85,723)
Prepaid expenses	5,631	128,313
Spare parts	(477,215)	(650,206)
Accounts payable	(3,117,694)	3,022,405
Losses on open forward contracts	(500,905)	1,275,985
Customer deposits	484,027	477,550
Other current liabilities	79,880	273,844
Net cash from operating activities	855,983	6,153,341

Cash flows used in investing activities
Purchase of property and equipment	(1,335,757)	(7,224,159)
Advances to related party	(8,267,890)	—
Net cash used in investing activities	(9,603,647)	(7,224,159)

Cash flows from financing activities
Unfunded checks	(14,872)	10,752
Cash paid for debt issuance costs	(42,064)	(271,978)
Borrowings on long-term debt	31,000,000	1,317,534
Principal repayment of long-term debt	(566,392)	(45,547)
Net (repayments to) advances received from related parties	(21,530,957)	180,062
Distributions paid in cash	(98,051)	(120,005)
Net cash from financing activities	8,747,664	1,070,818

Net change in cash	—	—

Cash at beginning of year	—	—

Cash at end of year	$—	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$880,182	$316,946

See accompanying notes to financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Operations: ZFS Creston, LLC (the Company) was established as a Limited Liability Company in January 2018 and has a perpetual term. The Company processes soybeans to manufacture consumer food ingredients, high protein soybean meal, and soybean oil located in Creston, Iowa.

Cash and Unfunded Checks: Cash is held at a national bank which is insured up to $250,000 by agencies of the federal government. The Company utilizes a bank cash management program that delays funding for checks until they are presented for clearing. The resulting bank overdraft position is included in current liabilities as unfunded checks.

Accounts Receivable and Revenue: The Company sells to customers using credit terms customary to its industry. Past due receivables are determined based on contractual terms. The Company accrues interest on past due receivables. The Company recognizes revenue in accordance with its sales terms, which is normally when the product is delivered and ownership has transferred or services are complete.

Allowance for Doubtful Accounts: The allowance for doubtful accounts is determined by management based on the Company’s historical losses, specific customer circumstances, and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have failed. Management has recorded an allowance for doubtful accounts of $194,234 and $0, at October 31, 2021 and 2020, respectively.

Recently Adopted Accounting Policies: On November 1, 2020, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, and all subsequent amendments thereto (collectively, “Topic 606”). Topic 606 supersedes virtually all existing revenue recognition guidance, including industry-specific guidance, and replaces it with a single, comprehensive framework for recognizing revenue from contracts with customers. Topic 606 requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive and requires enhanced disclosure about the Company’s revenue from contracts with customers. The implementation did not have a material impact on the Company’s financial statements, other than increased disclosures regarding revenues related to contracts with customers.

Revenue Recognition: The Company’s revenue consists of sales from commodity contracts that are accounted for under ASC 815, Derivatives and Hedging (ASC 815) and sales of soybean hulls, soybean grits, and revenue received under a take or pay arrangement, which is accounted for under ASC 606, Revenue from Contracts with Customers (ASC 606).

Revenue from commodity contracts (ASC 815)

Revenue from commodity contracts primarily relates to forward sales of commodities, such as soybeans and processed soybean products, which are accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying (e.g. the price of soybeans or soybean meal), a notional amount (e.g. bushels or tons), no initial net investment and can be net settled since the commodity is readily convertible to cash. The Company does not apply the normal purchase and normal sale exception available under ASC 815 to these contracts.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from commodity contracts is recognized in sales revenues for the contractually stated amount when the contracts are settled. Settlement of the commodity contracts generally occurs upon shipment or delivery of the product, when title and risks and rewards of ownership transfers to the customer. Prior to settlement, these forward sales contracts are recognized at fair value with the unrealized gains or losses recorded within cost of sales. Additional information about the fair value of the Company’s commodity derivatives is presented in Notes 6 and 7 to the financial statements.

The Company may receive deposits or prepayments for product prior to delivery. The sales and gross profit related to these transactions are not recognized until the product is shipped in accordance with the previously stated revenue recognition policy. These amounts are classified as a current liability and are recorded in customer deposits within the balance sheets. Shipping and handling fees are included in revenue and the associated costs included in cost of goods sold in the statements of income.

Revenue from contracts with customers (ASC 606)

Revenue from contracts with customers accounted for under ASC 606 is primarily generated from sales of soybean hulls, soybean grits, and a sales supply agreement which contains a take or pay provision for minimum volume commitment shortfalls. Revenue from the sales of soybean hulls and soybean grits is recognized when control of the promised goods transfers to the customer. Revenue from the take or pay supply agreement is recorded over the minimum commitment time period at an amount of consideration the Company expects to be entitled to as a result of the minimum volume shortfalls.

The breakdown of revenues between ASC 606 and other standards is as follows:

2021

Revenues under ASC 815	$126,101,910
Revenues under ASC 606	4,306,169

$130,408,079

Recently Issued Accounting Guidance Not Yet Effective: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequently issued clarifying ASUs 2018-01, 2018-10, 2018-20, 2019-01, 2020-10, 2020-20, and 2020-05, hereafter referred to as “the clarifying ASUs”. The provisions of ASU 2016-02 and the clarifying ASUs require that lessees recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The ASU is effective for periods beginning after December 15, 2021. Early adoption is permitted; however, the Company has not chosen to do so. Based on preliminary calculations, the Company estimates the adoption of this standard will result in recording a right of use assets and lease liability of approximately $850,000.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASU 2016-13), which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and earlier adoption is permitted. We are currently evaluating the impact of the pending adoption of ASU 2016-13 on the financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk: The majority of the Company’s receivables are from commercial agribusiness and food companies. The Company grants credit to its customers based on their credit worthiness. The Company’s ability to collect these receivables is dependent to some degree on the economic conditions in the agribusiness sector within its market area. Significant concentrations of accounts receivable and sales, as of October 31, 2021 and 2020, and for the years then ended, respectively, are as follows:

	2021		2020
		% of Accounts		% of Accounts
	% of Sales	Receivable	% of Sales	Receivable

Customer A	—%	—%	20%	39%
Customer B	12%	—%	14%	—%
Customer C	13%	18%	13%	12%
Customer D	—%	16%	—%	—%
Customer E	—%	18%	—%	—%

Inventories: Inventories, consisting primarily of soybeans, soybean oil, soybean flakes, soybean flour, and soybean meal, are stated at market value.

Brokerage Account: Brokerage account represents uninsured deposits with a broker and the unrealized hedging gains and losses on open futures contracts. At October 31, the brokerage account consisted of the following:

	2021	2020

Uninsured deposits with broker	$604,030	$3,585,078
Unrealized gains on open futures contracts	441,345	1,463,573
Unrealized losses on open futures contracts	(376,724)	(4,002,318)

	$668,651	$1,046,333

Property, Plant, and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided by use of straight-line methods over the estimated useful lives of the assets; periods of 15-30 years for soybean processing facilities, 3-10 years for machinery and equipment, and 15 years for land improvements. When properties are retired or otherwise disposed of, the appropriate accounts are relieved of cost and accumulated depreciation, and any resulting gain or loss is recognized. These assets are reviewed for impairment by management when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. Management determined no impairment was necessary in the current year.

Spare Parts: The Company has accumulated a supply of spare parts at its facility for use in repairs in the normal course of operations to minimize downtime. The spare parts are recorded at cost and assessed for obsolescence periodically. There was no obsolescence recorded for the current year. The majority of spare parts are not expected to be utilized within 12 months from the balance sheet dates; accordingly the balance is reflected as a long-term asset in the balance sheets.

Fair Value of Financial Instruments: The Company’s carrying amount for its financial instruments, which include accounts receivable, accounts payable and long-term debt, approximates their fair values based on the current interest rate environment and the terms of the instruments. Commodity derivative contracts are recorded at fair value in the balance sheets.

Income Taxes: The Company is not subject to federal income taxes. Instead, the members of the Company report their proportionate share of the Company’s taxable income or loss on their income tax returns.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under guidance issued by the Financial Accounting Standards Board (“FASB”) with respect to accounting for uncertainty in income taxes as a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest and income tax expense. The Company has no amounts accrued for interest or penalties as of October 31, 2021 or 2020.

The Company is not subject to examination by U.S. federal or state tax authorities for years before 2018. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and the accompanying footnotes. Significant estimates at October 31, 2021 include economic lives of property and equipment, allowance for doubtful accounts, and market prices utilized to value ending inventories and derivative instruments. Actual results could differ from those estimates. The Company’s ability to realize the $3,316,270 of gains on open forward contracts at October 31, 2021 is dependent on the ability of the customers to fulfill the contracts.

Risks and Uncertainties: In December 2019, a novel strain of coronavirus surfaced and has spread around the world, with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The extent to which the coronavirus may impact business activity will depend on future developments, which are highly uncertain and cannot be predicted. The supply and demand of soybeans and soybean products are sensitive to factors outside of the Company’s control, such as unfavorable weather, geopolitical issues, and other factors. Adverse price movements as a result of such factors could negatively affect the Company’s results of operations and financial position. Significant estimates, as previously disclosed, may be materially impacted by global events designed to contain the coronavirus. The operations and business results of the Company have not been materially affected as of the date these financial statements were available to be issued.

NOTE 2 – INVENTORIES

Inventories consist of the following at October 31:

	2021	2020

Soybeans	$6,537,864	$8,728,571
Soybean flakes	895,093	460,433
Soybean flour	970,981	930,304
Soybean oil	3,251,976	327,535
Soybean meal	620,947	422,323
Other	244,494	87,061

	$12,521,355	$10,956,227

Inventory shown on the balance sheets at October 31, 2021 and 2020 does not include 0 and 254,483, respectively, grain bushels held in storage for others. The Company is liable for any deficiencies of grade or shortage of quantity that may arise in connection with the above grain held in storage for others. The Company has not realized and does not expect material losses on any deficiencies.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at October 31:

	2021	2020

Soybean processing facilities, machinery and equipment	$21,419,675	$20,175,425
Land and land improvements	263,187	263,187
Office furniture and fixtures	147,492	147,492
Construction in progress	229,352	137,845
	22,059,706	20,723,949
Accumulated depreciation	(4,690,172)	(2,871,148)

	$17,369,534	$17,852,801

Depreciation expense for the years ended October 31, 2021 and 2020 was $1,819,024 and $1,504,208, respectively.

NOTE 4 – LEASE COMMITMENTS

The Company leases railcars under operating leases through September 2022. Total lease expense for the years ended October 31, 2021 and 2020 was $893,000 and $777,293, respectively. Minimum annual lease commitments for the years subsequent to 2021 and in the aggregate amount to $6,985.

NOTE 5 – LONG-TERM DEBT

Long-term debt consists of the following at October 31:

	2021	2020

Fixed rate note payable, due in monthly principal installments of $124,000 commencing on August 1, 2021 through maturity on August 1, 2040, at which time the remaining principal is due; accrued interest on the outstanding principal balance is due monthly commencing on December 1, 2020 through maturity; secured by substantially all assets of the Company and guaranteed by certain entities related through common ownership as co-borrowers	$30,504,000	$—

Fixed rate note payable due in monthly installments of $7,238 including interest through February 1, 2027; secured by specific equipment	421,095	491,487

PPP Loan	—	780,500

	30,925,095	1,271,987
Less, current maturities	(1,560,957)	(70,392)
Less, unamortized debt issuance costs	(299,334)	—

	$29,064,804	$1,201,595

NOTE 5 – LONG-TERM DEBT (Continued)

PPP Loan: In April 2020, the Company entered into a loan agreement for $780,500 under the Paycheck Protection Program established by the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The PPP loan requires no collateral or guarantees and may be fully forgiven if the funds are used as prescribed under the PPP. The PPP loan has a maturity of two years and an interest rate of 1%, with loan payments deferred to either the date the Small Business Administration (“SBA”) remits the loan forgiveness amounts to the lender or ten months after the end of the loan forgiveness covered period. On March 8, 2021, the Company received approval for full forgiveness of the loan and recorded a gain on forgiveness of debt on that date.

Maturities of debt are as follows:

2022	$1,560,957
2023	1,563,616
2024	1,566,371
2025	1,569,227
2026	1,600,924
Thereafter	23,064,000

$30,925,095

In June 2019, the Company entered into a loan agreement along with certain entities related through common ownership as co-borrowers. The loan agreement contains a revolving line of credit in the amount of $110,000,000 and a construction loan for $140,000,000. The revolving line of credit and the construction loan are due in June 2024. The interest rate on the loan agreement is variable and is priced based on the one month London Interbank Offered Rate (LIBOR) plus a variable percentage based on certain financial ratios of the co-borrowers, as defined in the loan agreement. Interest is accrued and payable monthly. The borrowings are secured by substantially all assets of the co-borrowers. Availability under the revolving line of credit is subject to a borrowing base formula. In January 2021, the loan agreement was amended to increase the revolving line of credit to $210,000,000.

The Joint and Several terms of the loan agreement require the Borrowers, including the Company, to guarantee the payment and performance of the Loans. As of October 31, 2021 and 2020, the total amount outstanding under the arrangement by other Borrowers was approximately $125,000,000 and $206,000,000, respectively. Substantially all of the assets of the Company serve as collateral for the loans.

On November 11, 2020, the Company, along with certain entities related through common ownership, collectively as co-borrowers, entered into a fixed rate promissory note in the amount of $31,000,000 with a financial institution due in August 2040. The note is guaranteed by the Company and certain entities related through common ownership as co-borrowers and is secured by substantially all assets of the Company. $31,000,000 of the proceeds from the promissory note were deposited with the Company and utilized to pay down the related party advances disclosed in Note 9. As a result of refinancing the related party advances on a long-term basis subsequent to October 31, 2020, but before the financial statements were available to be issued, the Company has presented the 2020 related party advances as long-term. The Company paid $271,978 in debt issuance costs associated with this promissory note in October 2020, which has been classified as a long-term asset in the October 2020 balance sheet. Debt issuance costs associated with this note have been reflected as a reduction to the principal balance of this note at October 31, 2021.

The loan agreements described above require the co-borrowers to comply with certain financial covenants quarterly. At October 31, 2021, the co-borrowers were in compliance with these financial covenants. In connection with the Company’s acquisition by a third party on December 30, 2021 as described in Note 9, the Company was released from the loan agreements described above.

NOTE 6 – FAIR VALUE MEASUREMENT

FASB issued guidance defines fair value as the price that would be received or paid for an asset or paid to transfer a liability (an exit price) in the Company’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair market values of its futures contracts and certain inventories based on the fair value hierarchy established in the FASB issued guidance, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the Company’s own assumptions based on market data and on assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The standard describes three levels within its hierarchy that may be used to measure fair value.

Level 1 inputs -	Quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 inputs -	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly; and.
Level 3 inputs -	Unobservable inputs (e.g., a reporting entity’s own data).

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

This guidance excludes inventories measured at market as market is similar to, but not intended to measure fair value. Management has included inventories in the table below as the FASB encourages disclosure information about measurements similar to fair value, which includes the valuation of inventories. Valuation of the Company’s inventories is based upon exchange quoted prices, adjusted for observable quotes for local basis adjustments, which management believes analogizes the FASB issued guidance.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis under FASB guidance at October 31, 2021:

	Level 1	Level 2
	Inputs	Inputs	Total
Assets:
Inventories	$—	$12,276,861	$12,276,861
Brokerage account	64,621	—	64,621
Gains on open forward contracts	—	3,316,270	3,316,270

Total assets	$64,621	$15,593,131	$15,657,752

Liabilities:
Losses on open forward contracts	$—	$1,265,716	$1,265,716

NOTE 6 – FAIR VALUE MEASUREMENT (Continued)

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis under FASB guidance at October 31, 2020:

	Level 1	Level 2
	Inputs	Inputs	Total
Assets:
Inventories	$—	$10,869,166	$10,869,166
Brokerage account	(2,538,745)	—	(2,538,745)
Gains on open forward contracts	—	375,066	375,066

Total assets	$(2,538,745)	$11,244,232	$8,705,487

Liabilities:
Losses on open forward contracts	$—	$1,766,621	$1,766,621

The Company uses the market approach valuation technique to measure the majority of its assets carried at fair value. The value for inventories carried at market price are based on exchange-quoted prices, adjusted for observable quotes for local basis adjustments (Level 2).

Brokerage account reflects the fair value of futures contracts through the Chicago Board of Trade, which are included in the brokerage account and valued based on unadjusted quoted prices in active markets (Level 1).

The Company’s gains and losses on open forward contracts that are measured at fair value include forward commodity purchase and sale contracts related to grain and ingredients. Fair value for forward commodity purchase and sales contracts is estimated based on exchange-quoted prices as well as observable quotes for local basis adjustments (the difference between the futures price and local cash price). When observable inputs are available for substantially the full term of the asset or liability, the gains and losses are classified in Level 2.

NOTE 7 – DERIVATIVES AND HEDGING ACTIVITIES

Accounting principles generally accepted in the United States of America require companies with derivative instruments to disclose information that will enable users of financial statements to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows.

To reduce the exposure to market price risk on owned inventories and forward purchase and sale contracts, the Company may enter into regulated commodity futures or options contracts. The forward contracts are for physical delivery of the commodity in a future period. These forward contracts generally relate to the current or future crop years for delivery periods quoted by regulated commodity exchanges. The terms of the forward contracts are consistent with industry standards. Company policy limits the Company’s “unhedged” commodity position (the amount that does not have an offsetting derivative contract to lock in the price). The Company’s operating results can be affected by factors such as the volatility of the relationship between the value of exchange traded futures and the cash prices of the underlying commodities and counterparty contract defaults.

These futures, options, and forward contracts are considered derivatives under accounting principles generally accepted in the United States of America. While the Company considers its commodity contracts to be effective economic hedges, the Company does not designate or account for its commodity contracts as hedges. All such contracts are recorded at fair value in the balance sheets. The Company records forward commodity contracts gains and losses to the balance sheets, as appropriate, based on the local market. The regulated commodity contracts are recorded on a net basis (offset against cash collateral posted or received) within the brokerage account. Management determines fair value based on exchange-quoted prices and in the case of its forward purchase and sale contracts, fair value is adjusted for differences in local markets and non-performance risk.

The following table presents the fair value of the Company’s commodity derivatives as of October 31 and the balance sheet line item in which they are located:

Balance Sheet Location	2021	2020
Brokerage account (unrealized gains)	$441,345	$1,463,573
Brokerage account (unrealized losses)	(376,724)	(4,002,318)
Gains on open forward contracts	3,316,270	375,066
Losses on open forward contracts	(1,265,716)	(1,766,621)
	$2,115,175	$(3,930,300)

NOTE 7 – DERIVATIVES AND HEDGING ACTIVITIES (Continued)

Accounting principles generally accepted in the United States of America require the Company to disclose the location and amount of the gains and losses from its derivative instruments reported in the statements of income and members’ equity. The Company uses various derivative instruments, as described above, as well as non-derivative instruments (commodity inventory) in its risk management strategies and activities. Substantially all of the Company’s sales are the result of physical delivery of commodities against forward cash contracts and substantially all of the Company’s cost of sales, are the result of purchases of commodities on forward cash contracts, gains and losses from all other commodity derivatives along with the change in value of the Company’s inventories.

Therefore, the statements of income and members’ equity are directly impacted by the use of derivatives and absent their use, gross margins would likely be significantly different, either higher or lower, than those reported depending on the directional movement of commodity markets. It is also likely that the Company would not operate at the same level of activity without the use of derivatives as management uses derivatives to reduce risk and absent the availability of derivatives, would be exposed to a much greater degree of volatility which would likely require a much higher capital to revenue correlation. Management expects derivative markets to continue to operate efficiently and effectively.

Realized and unrealized gains and losses in the value of the commodity contracts (whether due to changes in commodity prices, changes in performance or credit risk, or due to sale, maturity or extinguishment of the commodity contract) and inventories valued at market are included in sales (forward sales contracts) and cost of sales (all other commodity contracts and inventory) in the statements of income and members’ equity.

The following table includes the alternative disclosures about gains and losses from activities that include non-designated derivative instruments as well as non-derivative instruments and their reporting in the statements of income and members’ equity:

	2021	2020

Sales	$126,101,910	$101,734,333
Cost of sales	111,951,815	85,851,481
	$14,150,095	$15,882,852

The items disclosed above include realized and unrealized gains and losses on both derivative instruments and non-derivative instruments.

At October 31, the Company had the following quantities outstanding (on a gross basis) on commodity derivative contracts:

Commodity	Unit of Measure	2021	2020
Soybeans	Bushels	2,239,792	3,789,722
Soybean oil	Pounds	32,406,360	80,493,833
Soybean meal	Tons	62,440	118,617
Soybean flour	Tons	28,906	17,215
Soybean flakes	Tons	10,003	323

NOTE 8 - COMMITMENTS

The Company has natural gas purchase commitments through December 2022. The agreements obligate the Company to pay for a minimum amount of natural gas even if it is not required for operations. Natural gas purchased under the agreements amounted to approximately $480,157 and $489,000 for the years ended October 31, 2021 and 2020, respectively. The Company has elected to account for these agreements under the normal purchase normal sales exception under ASC 815.

The future minimum natural gas purchases under the above commitments are as follows:

Year	Amount

2022	$478,138
2023	79,910
$558,048

Management does not anticipate any significant losses from these agreements.

On August 6, 2018, the Company (seller) entered into a supply agreement with an unrelated third party (buyer) which expired in December 2020. Concentrations of sales and accounts receivable with the buyer are noted in the Concentrations of Credit Risk policy in Note 1. Revenue recognized from minimum volume shortfalls under the supply agreement amounted to approximately 1% and 6% of sales for the years ended October 31, 2021 and 2020, respectively. The Company does not anticipate any losses from this arrangement.

The Company entered into an Industrial New Jobs Training Agreement (Agreement) with Southwestern Community College (SWCC), Creston Iowa, under Chapter 260E Code of Iowa, as amended, for purposes of establishing a project to educate and train certain persons employed by the Company in new jobs within Creston, Iowa. The agreement commenced in June 2020 and has a maximum term of 10 years. Under the terms of the agreement the Company is committed at a minimum to reimburse SWCC for its estimated project costs of $316,350 for administering the program. Reimbursement of these costs will be paid through state payroll tax withholding diversions to SWCC.

The Company is also eligible to receive up to $633,650 in funds directly from SWCC to be used for wages related to new jobs created and training for such jobs during the term of the agreement. Funds received from SWCC are to be repaid through state payroll tax withholding diversions to SWCC over the term of the agreement. At October 31, 2021, the Company had not received any funds directly from SWCC. In December 2021, the Company received $316,825 of funds from SWCC. The Company believes it will meet its requirements over the term of the agreement based on its current wage base in Creston, Iowa.

NOTE 9 – RELATED PARTY TRANSACTIONS

Related party transactions and balances as of and for the years ended October 31 are as follows:

	2021	2020
Sales	$857,865	$2,449,374
Management fee expense	972,926	945,000
Advance to related parties	8,267,890	—
Advances from related parties	—	21,530,957
Accounts receivable	18,953	20,919
Accounts payable	103,678	109,845
Interest expense	—	309,796
Interest income	180,688	—

On April 1, 2018 the Company entered into a management services agreement with an entity related through common ownership under which the related party provides various management and administrative services such as accounting, tax, legal, human resources, and operational support. The agreement had an initial term of six months and automatically continues in effect until either party gives the other party at least thirty days’ prior written notice of its intent to terminate the agreement. The agreement provides for a base annual fee of $900,000. This fee may be adjusted annually as mutually agreed to by the two parties. The fee paid for the management services provided under this agreement is not representative of the cost the Company would incur on a stand-alone basis.

At October 31, 2020, the Company had advances from related parties through common ownership in the amount of $21,530,957. These advances were repaid in full in November 2020.

At October 31, 2021 the Company had a fixed rate advance, due on demand, from a related party through common ownership in the amount $8,267,890. The advance was repaid in full on December 22, 2021.

NOTE 10 – SUBSEQUENT EVENTS

On December 30, 2021, the Company executed a Membership Interest Purchase Agreement (the “Purchase Agreement”) with a third party pursuant to which all of the outstanding membership interests in the Company were sold to the third party for aggregate cash consideration of approximately $102 million, subject to the adjustments set forth in the Purchase Agreement for cash, debt and working capital.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of October 31, 2021 for items that should be recognized or disclosed in these financial statements. The evaluation was conducted through March 24, 2022, which is the date these financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Amount
Securities and Exchange Commission registration fee	$57,481.11
Accounting fees and expenses	$37,500.00
Legal fees and expenses	$125,710.50
Financial printing and miscellaneous expenses	$68,000.00
Total	$288,691.61
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

Pre-IPO Private Placement

In October 2020, Star Peak Sponsor II LLC paid $25,000 on behalf of us to cover certain offering costs in exchange for issuance of 10,062,500 founder shares, or approximately $0.003 per share. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Star Peak Sponsor II LLC is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. The sole business of our sponsor is to act as our sponsor in connection with this offering.

IPO Private Placement

Simultaneously with the closing of the IPO, Star Peak Sponsor II LLC purchased from us an aggregate of 6,553,454 private placement warrants at $2.00 per warrant, for an aggregate purchase price of $13,106,909. Each whole private placement warrant is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share. Approximately $8.1 million of the proceeds from the sale of the private placement warrants were added to the proceeds from the IPO held in the trust account.

Business Combination Private Placement

Prior to the consummation of the Business Combination, STPC entered into separate subscription agreements (the “Subscription Agreements”) effective as of May 8, 2021, with certain institutional investors, pursuant to which, among other things, STPC agreed to issue and sell, in private placements, an aggregate of 22,500,000 shares of Common Stock for $10.00 per share (the “PIPE Investment”).

The PIPE Investment closed immediately prior to the Business Combination on the Closing Date. The shares of STPC Class A common stock issued to the PIPE Investors became shares of New Benson Hill Common Stock upon consummation of the Business Combination.

In connection with the Business Combination, at the Closing on September 29, 2021, Benson Hill issued 130,000,000 shares of Common Stock to the holders of common stock of Legacy Benson Hill.

Avenue Capital Loan

On December 29, 2021, in connection with the acquisition of ZFS Creston, LLC the Company and its directly or indirectly wholly-owned subsidiaries Benson Hill Holdings, Inc., BHB Holdings, LLC, DDB Holdings, Inc., Dakota Dry Bean Inc., Benson Hill Seeds Holding, Inc., Benson Hill Seeds, Inc., Benson Hill Fresh Holdings, LLC, Benson Hill Fresh, LLC, J&J Produce, Inc., J&J Southern Farms, Inc., and Trophy Transport, LLC (the Company and such subsidiaries are each individually referred to as a “Borrower” and are all collectively referred to as the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Avenue Capital Management II, L.P. (the “Agent”), as administrative agent and collateral agent for several funds managed by the Agent (each such fund is individually referred to as a “Lender” and all such funds are collectively referred to as the “Lenders”), wherein on such date the Lenders loaned to the Borrowers the aggregate sum of $80 million and committed to loan to the Borrowers an additional aggregate sum of $20 million between April 30, 2022 and June 30, 2022 upon the Company’s achievement of certain milestones (the “Loan”).

At any time after 6-months from initial loan closing and before the 42-month anniversary of the initial loan closing, up to $20.0 million of the principal amount of the Loan then outstanding may be converted (at a Lender’s option) into shares of the Company’s Common Stock (the “Conversion Option”) at a price per share equal to the lower of (a) $8.22; (b) a 15% premium to the 5-day VWAP determined as of June 30, 2022; or (c) in the case of any “equity purchase commitments” and/or “at-the-market” or similar transactions which result in the realization by the Company of gross proceeds of $20.0 million or more over any period of 14 consecutive trading days prior to September 30, 2022, the volume-weighted average price of the Common Stock on the last trading day of such 14 day period (the “Conversion Price”), where “5-day VWAP” means the volume-weighted average price of the Common Stock, determined for the five consecutive trading days through and including the applicable date; and (e) the effective price per share of any bona fide equity offering prior to September 30, 2022.

The Conversion Option is subject to: (a) the closing price of the shares of the Company’s Common Stock on the New York Stock Exchange for each of the seven consecutive trading days immediately preceding the conversion, being greater than or equal to the Conversion Price; (b) the Common Stock issued in connection with any such conversion not exceeding 20% of the total trading volume of the Company’s Common Stock for the 22 consecutive trading days immediately prior to and including the effective date of the conversion; and (c) all Lenders’ pro forma shares of Common Stock resulting from the Conversion Option, when added to all Lenders’ pro forma shares of Common Stock resulting from the exercise of the Avenue Capital Warrants (as defined below), not exceeding 2.5% of the Company’s outstanding shares of Common Stock at the time of the Conversion.

As additional consideration for the Loan, the Lenders received warrants (the “Avenue Capital Warrants”) exercisable or exchangeable for, at a Lender’s option, up to such aggregate number of shares of the Company’s Common Stock determined by dividing $3.0 million by the Exercise Price (as defined below), subject to customary adjustments (the “Avenue Capital Warrant Shares”). The per share exercise price of the Avenue Capital Warrants (the “Exercise Price”) will equal the lower of (a) $7.86; (b) a 10% premium to the 5-day VWAP determined as of June 30, 2022; (c) in the case of any “equity purchase commitments” and/or “at-the-market” or similar transactions which result in the realization by the Company of gross proceeds of $20.0 million or more over any period of 14 consecutive trading days prior to September 30, 2022, the volume-weighted average price of the Common Stock on the last trading day of such 14 day period; or (d) the effective price per share of any bona fide equity offering prior to September 30, 2022. The number of Avenue Capital Warrant Shares for which the Avenue Capital Warrants are exercisable are subject to all Lenders’ pro forma shares of Common Stock resulting from the Conversion, when added to all Lenders’ pro forma shares of Common Stock resulting from the exercise of the Conversion, not exceeding 2.5% of the Company’s outstanding shares of Common Stock at the time of the exercise of the Avenue Capital Warrants. Under certain circumstances the Avenue Capital Warrants will be automatically exchanged for Avenue Capital Warrant Shares, without the payment of additional consideration.

The securities issued under the Loan were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

March 2022 PIPE Transaction

On March 24, 2022, the Company entered into definitive subscription agreements (“March 2022 Subscription Agreements”) with certain investors (the “March 2022 Investors”) providing for the private placement (the “March 2022 Private Placement”) to the March 2022 Investors of an aggregate of 26,150,000 units (collectively, the “March 2022 Units”) at a price of $3.25 per March 2022 Unit. Each March 2022 Unit consists of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase one-third of one share of Common Stock (the “March 2022 Warrants”) for an aggregate purchase price of approximately $85.0 million. The closing of the March 2022 Private Placement occurred on March 25, 2022 (the “Closing”).

Each March 2022 Warrant has an exercise price of $3.90 per share of Common Stock, is immediately exercisable, and expires five years from the date of issuance, and is subject to customary adjustments. The March 2022 Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed a specified threshold set forth therein, subject to increase to up to 19.99% at the option of the holder.

The securities issued to the Investors under the March 2022 Subscription Agreements were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by each March 2022 Investor, including that such March 2022 Investor is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

Item 16. Exhibits and Financial Statements.

(a)	Exhibits.

Exhibit No.	Description
2.1†

Agreement and Plan of Merger, dated as of May 8, 2021, by and among Star Peak Corp II, STPC Merger Sub Corp. and Benson Hill, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 10, 2021).

2.2†

Membership Interest Purchase Agreement, dated as of December 30, 2021, by and among Benson Hill, Inc., DDB Holdings, Inc., ZFS Creston, LLC, ZFS Solutions, LLC, as Sellers’ Representative, and the Sellers set forth therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 4, 2022).

3.1	Second Amended and Restated Certificate of Incorporation of Benson Hill, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 5, 2021).
3.2	Second Amended and Restated Bylaws of Benson Hill, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 5, 2021).
4.1	Form of Common Stock Certificate of Benson Hill, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 5, 2021).
4.2	Form of Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 5, 2021).
4.3	Form of Warrant to Purchase Shares of Stock of Benson Hill, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 4, 2022).
4.4†

Warrant Agreement, dated as of January 8, 2021, by and between Benson Hill, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 8, 2021).

4.5

Investor Rights Agreement, dated as of September 29, 2021, by and among Benson Hill, Inc. and certain of its stockholders (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

4.6	Form of Lock-up Agreement (incorporated by reference to Annex H to the Company’s definitive Proxy Statement/Prospectus filed on September 2, 2021).
4.7	Form of March 2022 Warrant, dated as of March 24, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 28, 2022).
5.1	Opinion of Winston & Strawn LLP (incorporated by reference to Exhibit 5.1 to the Company's Registration Statement on Form S-1 filed on October 22, 2021).
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 10, 2021).
10.2†

Earnout Escrow Agreement, dated as of September 29, 2021, by and among Benson Hill, Inc., Shareholder Representative Services LLC, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 5, 2021).

10.3#	Benson Hill, Inc. 2021 Omnibus Incentive Plan effective September 29, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).
10.4#

Employment Agreement, dated as of September 29, 2021, by and between Benson Hill, Inc. and Matthew B. Crisp (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.5#

Employment Agreement, dated as of September 29, 2021, by and between Benson Hill, Inc. and DeAnn Brunts (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.6#

Employment Agreement, dated as of September 29, 2021, by and between Benson Hill, Inc. and Jason Bull (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.7#

Employment Agreement, dated as of September 29, 2021, by and between Benson Hill, Inc. and Bruce Bennett (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

Exhibit No.	Description
10.8#

Employment Agreement, dated as of March 25, 2022, by and between Benson Hill, Inc. and Dean Freeman (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.9#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 5, 2021).
10.10#

Benson Hill, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.9 to Amendment No. 4 to the Company’s Registration Statement on Form S-4 (File No. 333-256161) filed on August 30, 2021).

10.11#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Earn Out Award for Matthew Crisp granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.12#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Earn Out Award for DeAnn Brunts granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.13#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Earn Out Award for Jason Bull granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.14#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Earn Out Award for Yevgeny Fundler granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.15#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Outperformance Award for Matthew Crisp, as amended, granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.16#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Founder’s Grant for DeAnn Brunts, Jason Bull and Bruce Bennett, granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 11, 2022).

10.17#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—2022 Annual LTIP Award granted under the Benson Hill Inc. 2021 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.18#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—2022 Annual LTIP Award for Dean Freeman, Jason Bull and Bruce Bennett, granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.19#

Form of Benson Hill, Inc. Restricted Stock Unit Agreement—Sign On Award for Dean Freeman, granted under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.20#

Offer Letter, dated as of April 29, 2021, by and between Benson Hill, Inc. and Yevgeny Fundler (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed on March 28, 2022).

10.21†

Sublease Agreement, dated as of August 9, 2019, as amended, by and between Edge @ BRDG, LLC and Benson Hill Holdings, Inc. (formerly known as Benson Hill, Inc.) (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.22†

Lease Agreement, dated as of November 4, 2020, as amended, by and between 1200 Research Owner, LLC and Benson Hill Holdings, Inc. (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.23†

Credit Agreement, dated as of April 11, 2019, as amended, by and between Dakota Dry Bean Inc. as Borrower and First National Bank of Omaha as Lender (incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed on November 15, 2021).

10.24†

Loan and Security Agreement (with Supplement), dated as of December 29, 2021, by and among the Company, certain of the Company’s direct and indirect wholly-owned subsidiaries, the Agent, and the Lenders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 4, 2022).

10.25	Form of Subscription Agreement dated March 24, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 28, 2022).
21.1*	Subsidiaries of Benson Hill, Inc.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Crowe LLP.

Exhibit No.	Description
23.3	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).
101.INS*	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

Filed herewith.

*Previously furnished.

†	Certain of the exhibits and schedules of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.
#Indicates management contract or compensatory plan or arrangement.
(b)	Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, Missouri, on May 5, 2022.

BENSON HILL, INC.

By:	/s/ Matthew B. Crisp
Matthew B. Crisp
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on May 5, 2022.

Name	Position

/s/ Matthew B. Crisp	Chief Executive Officer and Director
Matthew B. Crisp	(Principal Executive Officer)

/s/ Dean Freeman	Chief Financial Officer
Dean Freeman	(Principal Financial and Accounting Officer)

/s/ Daniel Jacobi
Daniel Jacobi	Chairperson of the Board

/s/ DeAnn Brunts
DeAnn Brunts	Director

/s/ J. Stephan Dolezalek
J. Stephan Dolezalek	Director

/s/ Adrienne Elsner
Adrienne Elsner	Director

/s/ David J. Lee
David J. Lee	Director

/s/ Molly Montgomery
Molly Montgomery	Director

/s/ Craig Rohr
Craig Rohr	Director

/s/ Linda Whitley-Taylor
Linda Whitley-Taylor	Director